                                CREDIT AGREEMENT


                                  by and among

                             INTERIM SERVICES INC.,
                           THE BORROWING SUBSIDIARIES,
                                  as Borrowers


                                       and


                       NATIONSBANK, NATIONAL ASSOCIATION,
                                    as Agent,


                                       and


                       THE FIRST NATIONAL BANK OF CHICAGO,
                             as Documentation Agent,


                                       and


                            THE BANKS PARTIES THERETO




                                   May 1, 1997

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                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                  ARTICLE I

                                 DEFINITIONS

     1.1  Certain Defined Terms.   . . . . . . . . . . . . . . . . . . . . .   2
     1.2  Other Interpretive Provisions. . . . . . . . . . . . . . . . . . .  30
     1.3  Accounting Principles. . . . . . . . . . . . . . . . . . . . . . .  30
     1.4  Currency Equivalents Generally . . . . . . . . . . . . . . . . . .  31

                                  ARTICLE II

                                  THE CREDITS

     2.1  Amounts and Terms of Commitments; Joint and Several Liability. . .  32
     2.2  Loan Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     2.3  Procedure for Syndicated Borrowing.. . . . . . . . . . . . . . . .  35
     2.4  Conversion and Continuation Elections - Syndicated Loans.. . . . .  37
     2.5  Utilization of Revolving Commitments in Offshore Currencies. . . .  38
     2.6  Bid Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     2.7  Procedure for Bid Borrowings.. . . . . . . . . . . . . . . . . . .  40
     2.8  Voluntary Termination or Reduction of Revolving Commitments.   . .  43
     2.9  Optional and Mandatory Prepayments; Mandatory Reductions of
          Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     2.10 Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .  45
     2.11 Currency Exchange Fluctuations . . . . . . . . . . . . . . . . . .  45
     2.12 Repayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     2.13 Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     2.14 Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     2.15 Computation of Fees and Interest . . . . . . . . . . . . . . . . .  48
     2.16 Payments by the Companies. . . . . . . . . . . . . . . . . . . . .  49
     2.17 Payments by the Banks to the Agent . . . . . . . . . . . . . . . .  49
     2.18 Sharing of Payments Etc. . . . . . . . . . . . . . . . . . . . . .  50
     2.19 Swing Line . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     2.20 Designation of Borrowing Subsidiaries.     . . . . . . . . . . . .  52

                                  ARTICLE III

                             THE LETTERS OF CREDIT

     3.1  The Letter of Credit Facilities. . . . . . . . . . . . . . . . . .  53
     3.2  Issuance, Amendment and Renewal of Letters of Credit . . . . . . .  54


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     3.3  Risk Participations, Drawings and Reimbursements . . . . . . . . .  55
     3.4  Repayment of Participations. . . . . . . . . . . . . . . . . . . .  57
     3.5  Role of the Issuing Bank . . . . . . . . . . . . . . . . . . . . .  57
     3.6  Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . .  58
     3.7  Cash Collateral Pledge . . . . . . . . . . . . . . . . . . . . . .  59
     3.8  Letter of Credit Fees. . . . . . . . . . . . . . . . . . . . . . .  59
     3.9  Uniform Customs and Practice . . . . . . . . . . . . . . . . . . .  60

                                  ARTICLE IV

                           INTERIM NOTE GUARANTEE

     4.1  Interim Notes Guarantee. . . . . . . . . . . . . . . . . . . . . .  61
     4.2  Risk Participation, Advances and Reimbursements. . . . . . . . . .  61
     4.3  Repayment of Participations. . . . . . . . . . . . . . . . . . . .  62
     4.4  Role of NationsBank. . . . . . . . . . . . . . . . . . . . . . . .  63
     4.5  Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . .  63
     4.6  Cash Collateral Pledge . . . . . . . . . . . . . . . . . . . . . .  64
     4.7  Interim Note Guarantee Fees. . . . . . . . . . . . . . . . . . . .  65

                                  ARTICLE V

                   TAXES, YIELD PROTECTION AND ILLEGALITY

     5.1  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     5.2  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     5.3  Increased Costs and Reduction of Return. . . . . . . . . . . . . .  68
     5.4  Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     5.5  Inability to Determine Rates . . . . . . . . . . . . . . . . . . .  69
     5.6  Replacement Banks. . . . . . . . . . . . . . . . . . . . . . . . .  70
     5.7  Mitigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     5.8  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

     6.1  Conditions to Execution of Agreement . . . . . . . . . . . . . . .  72
     6.2  Condition of Extension of Credit to Borrowing Subsidiary . . . . .  73
     6.3  Conditions to All Credit Extensions. . . . . . . . . . . . . . . .  74
     6.4  Supplements to Schedules . . . . . . . . . . . . . . . . . . . . .  75

                                      iii
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                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

     7.1  Existence and Power. . . . . . . . . . . . . . . . . . . . . . . .  76
     7.2  Authorization; No Contravention. . . . . . . . . . . . . . . . . .  76
     7.3  Governmental Authorization . . . . . . . . . . . . . . . . . . . .  76
     7.4  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     7.5  Litigation: Labor Controversies. . . . . . . . . . . . . . . . . .  77
     7.6  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     7.7  Use of Proceeds; Margin Regulations. . . . . . . . . . . . . . . .  77
     7.8  Title to Properties. . . . . . . . . . . . . . . . . . . . . . . .  77
     7.9  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     7.10 Financial Condition. . . . . . . . . . . . . . . . . . . . . . . .  78
     7.11 Support Documents. . . . . . . . . . . . . . . . . . . . . . . . .  79
     7.12 Copyrights, Patents, Trademarks and Licenses, etc. . . . . . . . .  79
     7.13 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     7.14 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     7.15 ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . .  80
     7.16 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  81
     7.17 Regulated Entities . . . . . . . . . . . . . . . . . . . . . . . .  81
     7.18 No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . .  81
     7.19 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  81
     7.20 Immunity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     7.21 Certain Agreements Paid in Full. . . . . . . . . . . . . . . . . .  81

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

     8.1  Financial Information, Reports, Notices, etc . . . . . . . . . . .  82
     8.2  Compliance with Laws, etc. . . . . . . . . . . . . . . . . . . . .  84
     8.3  Maintenance of Properties. . . . . . . . . . . . . . . . . . . . .  84
     8.4  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     8.5  Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .  85
     8.6  Maintenance of Existence, etc. . . . . . . . . . . . . . . . . . .  85
     8.7  Additional Support Documents . . . . . . . . . . . . . . . . . . .  85
     8.8  Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . .  86
     8.9  Release of Pledge or Guaranty. . . . . . . . . . . . . . . . . . .  86
     8.10 Swap Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  86
     8.11 Acquisition of Minority Interest . . . . . . . . . . . . . . . . .  87
     8.12 Re-registration of Michael Page. . . . . . . . . . . . . . . . . .  87


                                      iv
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                                  ARTICLE IX

                              NEGATIVE COVENANTS

     9.1  Business Activities. . . . . . . . . . . . . . . . . . . . . . . .  88
     9.2  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
     9.3  Financial Condition. . . . . . . . . . . . . . . . . . . . . . . .  89
     9.4  Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
     9.5  Restricted Payments, etc . . . . . . . . . . . . . . . . . . . . .  90
     9.6  Consolidation Merger, etc. . . . . . . . . . . . . . . . . . . . .  91
     9.7  Asset Dispositions, etc. . . . . . . . . . . . . . . . . . . . . .  92
     9.8  Transactions with Affiliates . . . . . . . . . . . . . . . . . . .  92
     9.9  Negative Pledges, Restrictive Agreements, etc. . . . . . . . . . .  92
     9.10 Subsidiaries' Voting Share . . . . . . . . . . . . . . . . . . . .  93
     9.11 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
     9.12 Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . .  93
     9.13 Change Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . .  93

                                  ARTICLE X

                              EVENTS OF DEFAULT

     10.1 Events of Default. . . . . . . . . . . . . . . . . . . . . . . . .  94
     10.2 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
     10.3 Rights Not Exclusive . . . . . . . . . . . . . . . . . . . . . . .  97

                                  ARTICLE XI

                                  THE AGENT

     11.1 Appointment and Authorization; "Agent" . . . . . . . . . . . . . .  98
     11.2 Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . .  98
     11.3 Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . .  98
     11.4 Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . . .  99
     11.5 Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . .  99
     11.6 Credit Decision. . . . . . . . . . . . . . . . . . . . . . . . . . 100
     11.7 Indemnification of Agent . . . . . . . . . . . . . . . . . . . . . 100
     11.8 Agent in Individual Capacity . . . . . . . . . . . . . . . . . . . 101
     11.9 Successor Agent and Successor Issuing Bank . . . . . . . . . . . . 101
    11.10 Security Trustee . . . . . . . . . . . . . . . . . . . . . . . . . 101
    11.11 Dutch Pledge Agreements. . . . . . . . . . . . . . . . . . . . . . 102
    11.12 Documentation Agent. . . . . . . . . . . . . . . . . . . . . . . . 102


                                      v
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                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . 103
     12.2 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     12.3 No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . 104
     12.4 Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . 104
     12.5 Company Indemnification. . . . . . . . . . . . . . . . . . . . . . 105
     12.6 Marshalling; Payments Set Aside. . . . . . . . . . . . . . . . . . 106
     12.7 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . 106
     12.8 Assignments, Participations, etc . . . . . . . . . . . . . . . . . 106
     12.9 Designated Bidders . . . . . . . . . . . . . . . . . . . . . . . . 108
    12.10 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . 108
    12.11 Set-off. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
    12.12 Notification of Addresses of Lending Offices, Etc. . . . . . . . . 110
    12.13 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
    12.14 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
    12.15 No Third Parties Benefited . . . . . . . . . . . . . . . . . . . . 110
    12.16 Governing Law and Jurisdiction . . . . . . . . . . . . . . . . . . 110
    12.17 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . 111
    12.18 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 111
    12.19 Judgment Currency. . . . . . . . . . . . . . . . . . . . . . . . . 111
    12.20 Economic and Monetary Union in the European Community. . . . . . . 111

EXHIBIT A FORM OF BID LOAN NOTE. . . . . . . . . . . . . . . . . . . . . . . A-1
EXHIBIT B COMPLIANCE CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . B-1
EXHIBIT C DESIGNATION AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . C-1
EXHIBIT D FORM OF LOAN NOTE
          INSTRUMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
EXHIBIT E INVITATION FOR COMPETITIVE BID . . . . . . . . . . . . . . . . . . E-1
EXHIBIT F IRREVOCABLE NOTICE OF SYNDICATED ACTIVITY. . . . . . . . . . . . . F-1
EXHIBIT G FORM OF REVOLVING LOAN NOTE. . . . . . . . . . . . . . . . . . . . G-1
EXHIBIT H FORM OF SWING LINE NOTE. . . . . . . . . . . . . . . . . . . . . . H-1
EXHIBIT I FORM OF TERM LOAN NOTE . . . . . . . . . . . . . . . . . . . . . . I-1
EXHIBIT J COMPETITIVE BID REQUEST. . . . . . . . . . . . . . . . . . . . . . J-1
EXHIBIT K COMPETITIVE BID. . . . . . . . . . . . . . . . . . . . . . . . . . K-1
EXHIBIT L FORM OF SWING LINE BORROWING NOTICE. . . . . . . . . . . . . . . . L-1
EXHIBIT M FORM OF ASSUMPTION LETTER. . . . . . . . . . . . . . . . . . . . . M-1
EXHIBIT N FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT. . . . . . . . . . . . N-1

SCHEDULE I      PRICING GRID
SCHEDULE II     PLEDGORS AND PLEDGED INTERESTS


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SCHEDULE III    REQUIRED PRINCIPAL INSTALLMENT AMOUNTS
                AND PAYMENT DATES OF TERM LOAN
SCHEDULE IV     SUBSIDIARIES
SCHEDULE 1.1    EXISTING LETTERS OF CREDIT
SCHEDULE 2.1    COMMITMENTS
SCHEDULE 7.5    LITIGATION
SCHEDULE 7.10   ADDITIONAL LIABILITIES
SCHEDULE 7.12   LITIGATION REGARDING PATENTS, TRADEMARKS, ETC.
SCHEDULE 7.13   SUBSIDIARIES
SCHEDULE 7.15   ERISA MATTERS
SCHEDULE 9.4(a) EXISTING INVESTMENTS
SCHEDULE 9.9    RESTRICTIVE AGREEMENTS
SCHEDULE 9.12   EXISTING INDEBTEDNESS
SCHEDULE 12.2   OFFSHORE AND DOMESTIC LENDING OFFICES
                ADDRESSES FOR NOTICE

                                CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of May 1, 1997, among INTERIM SERVICES INC., a Delaware corporation (the "Borrower"), the BORROWING SUBSIDIARIES parties hereto both as of the date hereof or pursuant to SECTION
2.20 (herein each a "Company" and collectively, the "Companies"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), The First National Bank of Chicago, as documentation agent for the Banks (in such capacity, the "Documentation Agent"), and NationsBank, N.A., as agent for the Banks (in such capacity, the "Agent").

     WHEREAS, Interim (UK), a Subsidiary of the Borrower, has made a tender offer for all of the issued and outstanding stock of Michael Page Group PLC; and

     WHEREAS, the Borrower is currently indebted to certain banks under an Existing Credit Agreement (as herein defined), which provides for revolving loans of up to $20,000,000 with a letter of credit sublimit (the "Existing Credit Agreement") which loans are evidenced by promissory notes (the "Existing Notes"); and

     WHEREAS, the Companies have requested that the Banks make available to them (i) a revolving loan facility of $400,000,000 with a letter of credit sublimit of $50,000,000, a note guaranty facility of approximately $27,000,000 and a swing line facility sublimit of $40,000,000, and (ii) a term loan of $275,000,000, the proceeds of the facilities to be used to (w) fund the acquisition of up to 100% of the common voting shares of Michael Page Group PLC, (x) repay certain existing indebtedness under the Existing Credit Agreement and other facilities, (y) pay acquisition costs in connection with such acquisition and (z) provide working capital and for general corporate purposes of the Companies and certain Subsidiaries; and

     WHEREAS, the Banks have agreed to make available to the Companies, to the extent provided herein, a multicurrency revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. The following terms have the following meanings:

          "Absolute Rate" has the meaning specified in SECTION 2.7(c).

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary immediately prior to giving effect to such combination) provided that the applicable Company or a Subsidiary is the surviving entity.

          "Active Subsidiary" means a Subsidiary of the Borrower that is then doing business of any kind;

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agent" means NationsBank in its capacity as agent for the Banks hereunder, and any successor agent arising under SECTION 11.9.

          "Agent-Related Persons" means the Agent and any successor agent arising under SECTION 11.9, together with their respective Affiliates (including in the case of NationsBank, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means (i) in respect of payments in Dollars, the address for payments set forth on SCHEDULE 12.2 or such other address as the Agent may from time to time specify in accordance with SECTION 12.2, and (ii) in the case of payments in any Offshore Currency, such address as the Agent may from time to time specify in accordance with SECTION 12.2.

          "Aggregate Assumed Interest" means the aggregate amount of interest which would be payable on the Interim Notes from the date of determination to the stated maturity of the Interim Notes assuming a rate of interest for the remaining term of the Interim Notes to be that rate of interest in effect on the Interim Notes on such date of determination;

          "Agreement" means this Credit Agreement, as amended, modified or supplemented from time to time.

          "Alternate Currency" has the meaning specified in SECTION 2.5(b).

          "Applicable Currency" means, as to any particular payment or Loan, Dollars or the Offshore Currency in which it is denominated or is payable.

          "Applicable Fee Percentage" means, at any time, the rate set forth on
     SCHEDULE I under the column "Applicable Fee Percentage" for the level applicable at such time in accordance with the provisions of SECTION 2.15(d).

          "Applicable Margin" means

               (i)  with respect to Base Rate Loans, 0%;

               (ii) with respect to Offshore Rate Loans, at any time, the rate set forth on SCHEDULE I under the column "Applicable Margin" for the level applicable at such time in accordance with the provisions of
          SECTION 2.15(d).

          "Arranger" means NationsBanc Capital Markets, Inc. and its successors.

          "Assignee" has the meaning specified in SUBSECTION 12.8(a).

          "Associated Costs" means a rate per annum equal to the arithmetic mean of the percentage rates applicable to the Offshore Currency Lending Office of the relevant Bank according to the following formula:

               Associated Costs         BY + L(Y-X) + S(Y-Z)
               per annum      =              DIVIDED BY
                                            100 - (B+S)

     where:

     B    =    The percentage of such Bank's eligible liabilities required, on the first day of the Relevant Period, to be held in a non-interest-bearing deposit account with the Bank of England pursuant to the cash ratio requirements of the Bank of England.

     Y    =    The interest rate at which Sterling deposits in an amount
               comparable to the aggregate principal amount of the relevant Loan are offered by such Bank to leading banks in the London interbank market at or about 11:00 a.m.

               (London time) on the first day of the Relevant Period for a period comparable to the Relevant Period.

     L    =    The average percentage of eligible liabilities which the Bank of
               England, as at the first day of the Relevant Period, requires such Bank to maintain as secured money with members of the London
               Discount Market Association and/or as secured call money with those money brokers and gilt-edged primary market makers recognized by the Bank of England.

     X    =    The rate at which secured Sterling deposits in an amount
               comparable to the aggregate principal amount of the relevant Loan may be placed by such Bank with members of the London Discount
               Market Association and/or as secured call money with money brokers and gilt-edged primary market makers at or about 11:00 a.m. (London time) on the first day of the Relevant Period for a period comparable to the Relevant Period.

     S    =    The percentage of such Bank's eligible liabilities required on the first day of the relevant Interest Period to be placed as a special deposit with the Bank of England.

     Z    =    The percentage interest rate per annum payable by the Bank of
               England on special deposits or, if lower, Y.

          (a)  For the purposes of this definition:

               (i) "eligible liabilities" and "special deposits" shall have the meanings ascribed to them from time to time by the Bank of England; and

               (ii) "Relevant Period" means, if the Interest Period with respect to the relevant Loan is three months or less, the duration of such Interest Period or, if such Interest Period is longer than three months, each period of three months and any necessary shorter period in such Interest Period.

          (b) In the application of the above formula, B, Y, L, X, S and Z will be included in the formula as decimal fractions and not as percentages, e.g. if B = 0.5% and Y = 15%, BY will be calculated as 0.5 x 15 and not as 0.5% x 15%.

          (c) Associated Costs shall be computed by the applicable Bank on the first day of each Relevant Period, and shall, if necessary, be rounded upward to the nearest 1/10,000 of 1%. If there is more than one Relevant Period comprised in the relevant Interest Period, then the Associated Costs for that Interest Period shall be the weighted average of the amounts so computed for the Relevant Periods comprised in that Interest Period.

          (d)  Calculations will be made on the basis of a year of 365 days.

          The "Associated Costs" shall be increased by an amount which the applicable Bank shall determine from time to time to be necessary to compensate such Bank for the cost or loss to it of complying with any liquidity, monetary control or prudential requirements of The Bank of England existing from time to time.

          "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel.

          "Bank" has the meaning specified in the introductory clause hereto.

          "Base Rate" means, for any day, the higher of (a) 0.50% per annum above the latest Federal Funds Rate, or (b) the rate of interest in effect for such day as publicly announced from time to time by NationsBank in Charlotte, North Carolina, as its "prime rate." (The "prime rate" is a rate set by NationsBank based upon various factors including NationsBank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by NationsBank shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Revolving Loan, Swing Line Loan, Term Loan, Interim Note Borrowing or L/C Advance that bears interest based on the Base Rate.

          "Bid Borrowing" means a Borrowing hereunder consisting of one or more Bid Loans made to the Companies on the same day by one or more Banks or Designated Bidders.

          "Bid Loan" means a Revolving Loan by a Bank or a Designated Bidder to one or more of the Companies under SECTION 2.6.

          "Bid Loan Bank" means, in respect of any Bid Loan, the Bank or a Designated Bidder making such Bid Loan to the Companies.

          "Bid Loan Note" means a note substantially in the form of EXHIBIT A and delivered to a Bank pursuant to SECTION 2.2.

          "Borrowing" means a borrowing hereunder consisting of (i) Bid Loans or Revolving Loans of the same Type and in the same Applicable Currency made to a Company on the same day by the Banks under SECTION 2.1(a) or (in the case of Bid Borrowings) Bid Loan Banks under SECTIONS 2.6 AND 2.7, and, in the case of Offshore Rate Loans, having the same Interest Period, (ii) Swing Line Loans under SECTION 2.19, (iii) Term Loans of the same Type and in Dollars made to a Company on the same day by the

     Banks under SECTION 2.1(b) and, in the case of Offshore Rate Loans, having the same Interest Period. A Borrowing may be a Revolving Borrowing or a Swing Line Borrowing or a Bid Borrowing or a Term Borrowing.

          "Borrowing Date" means any date on which a Borrowing occurs under
     SECTION 2.3, SECTION 2.7, SECTION 2.19 or SECTION 2.20.

          "Borrowing Subsidiary" means any Subsidiary of the Borrower which has been designated pursuant to SECTION 2.20.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to close and (i) with respect to disbursements and payments in Dollars, a day on which dealings are carried on in the applicable offshore Dollar interbank market, and (ii) with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency Loan, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Expenditures" means, for any period, the sum of the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period, other than by reason of an Acquisition, which, in accordance with GAAP, would be classified as capital expenditures.

          "Cash Account Agreement" means the Cash Account Agreement delivered by each Company in favor of the Agent relating to the cash collateralization of the L/C Obligations and Interim Note Obligations, as the same may be amended or otherwise modified from time to time.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank, NationsBank and the Banks, as collateral for the L/C Obligations or Interim Note Obligations, or both, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Agent, the Issuing Bank and NationsBank. Derivatives of such term shall have corresponding meanings. The Companies hereby grant the Agent, for the benefit of the Agent, the Issuing Bank, NationsBank and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at NationsBank.

          "Cash Equivalent Investment" means, at any time:

          (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the government of a country ("OECD Country") which is a member of the Organization for Economic Cooperation and Development or any agency thereof;

          (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by

               (i) a corporation (other than an Affiliate of the Companies) organized under the laws of any state of the United States or of the District of Columbia and rated A-2, or better, by Standard & Poor's Ratings Services or P-2, or better, by Moody's Investors Service, Inc., or

               (ii) any Bank (or its holding company);

          (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either

               (i) a commercial banking institution that is a member of the Federal Reserve System or an applicable central bank of an OECD Country and has a combined capital and surplus and undivided profits of not less than $500,000,000, or

               (ii) any Bank;

          (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)(i)) which

               (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

               (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder; or

          (e) money market preferred stock of companies listed on the S&P 500 and having a long-term debt rating of A- or better by S&P or A3 or better by Moody's, AND short-term (one-year or less) debt instruments, so long as the underlying obligor has a short-term debt rating of A-2 (or MIG-2) or better by S&P or P-2 (or MIG-2) or better by Moody's;

          (f) Investments in money market funds that invest primarily in items described in clauses (a), (b), (c), (d) and (e) above;

          (g) participations in short-term loans to any corporation (other than the Company or any Subsidiary) organized under the United States of America and rated at least A-2 by S&P or P-2 by Moody's;

          "Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange
     Act) of 20% or more of the outstanding shares of voting stock of the Borrower or (ii) during any period of up to 12 consecutive months, commencing on the Closing Date, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason (other than the death, disability or retirement of an officer of the Borrower that is serving as a director at such time so long as another officer of the Borrower replaces such Person as a director) to constitute a majority of the Board of Directors of the Borrower.

          "Closing Date" means the date on which this Agreement and the Notes are executed and delivered to the Bank.

          "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          "Commitment", as to each Bank, means the sum of such Bank's Revolving Commitment and Term Loan Commitment.

          "Company" and "Companies" has the meaning specified in the introductory clause hereto.

          "Competitive Bid" means an offer by a Bank or a Designated Bidder to make a Bid Loan in accordance with SECTION 2.7(c).

          "Competitive Bid Request" has the meaning specified in SECTION 2.7(a).

          "Compliance Certificate" means a certificate substantially in the form of EXHIBIT B.

          "Consolidated EBITDA" means, for any four quarter period, Consolidated Net Income plus Consolidated Interest Expense, income taxes, depreciation expense and amortization expense, all determined on a consolidated basis for the Borrower and its Subsidiaries; PROVIDED that, with respect to any Acquisition which is treated as a "purchase," Consolidated EBITDA, beginning with the fiscal quarter during which such

     Acquisition occurs, shall include the results of the operations of the Person or assets so acquired (which results shall be determined on an historical pro forma basis in form and substance satisfactory to the Required Lenders so long as the Borrower has furnished to the Lenders financial information acceptable to the Required Lenders with respect to the Person or assets so acquired).

          "Consolidated Fixed Charge Coverage Ratio" means with respect to the Borrower and its Subsidiaries, on a consolidated basis, for any period of four consecutive fiscal quarters, the ratio of

          (i)  the amount of

               (A)  Consolidated EBITDA for such period, minus

               (B) the sum of (1) gains for such period on the sale of assets outside the ordinary course of business (excluding gains on the sale of assets previously on operating leases) plus (2) Capital Expenditures allocable to such period;

     to

          (ii) the sum of

               (A) Consolidated Interest Expense (including amounts attributable to interest under any Permitted Receivables Securitization) for such period, plus

               (B)  dividends for such period, plus

               (C)  required principal payments during such four quarter period.

          "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries (net of interest income of not to exceed $500,000), including, without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of Rate Hedging Obligations) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and
     (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; provided, however, in the case of the occurrence of an Acquisition, there shall be included in Consolidated Interest Expense for the first four consecutive fiscal quarters ending after the date of such Acquisition an amount which shall be determined by multiplying that portion of the cost of Acquisition which represents Indebtedness, whether incurred, assumed or acquired, times the interest rate applicable to such Indebtedness which is in effect on the date of determination (i) for the fiscal quarter during which such Acquisition occurs by four, (ii) for the two full fiscal quarters following the date of such Acquisition by two, and (iii) for the three full fiscal quarters following the date of such Acquisition by 4/3's.

          "Consolidated Net Income" means, for any period ending on the date for which computation thereof is being made, the gross revenues from operations of the Borrower and the Subsidiaries (including payments received by the Borrower and the Guarantors of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their business by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding (for all purposes other than compliance with SECTION 9.3(ii)) hereof as income: (i) net gains on the sale, conversion or other disposition of capital assets, (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and
     (v) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Net Worth" means the aggregate amount of shareholders equity as determined from a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP; PROVIDED that the amount of any cumulative translation adjustment shall be excluded for purposes of determining Consolidated Net Worth.

          "Consolidated Total Leverage Ratio" means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for any consecutive four quarter period, the ratio of Total Indebtedness as at the end of such period to Consolidated EBITDA for such period.

          "Contingent Obligation" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness guaranteed thereby.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under SECTION 2.4, a Company (a) converts Syndicated Loans of one Type to another Type, or (b) continues as Syndicated Loans of the same Type, but with a new Interest Period, Syndicated Loans having Interest Periods expiring on such date.

          "Credit Extension" means and includes (a) the making of any Syndicated Loans and Bid Loans and Swing Line Loans hereunder, (b) the issuance of the Interim Note Guarantee and the making of any payment pursuant thereto, and
     (c) the Issuance of any Letters of Credit hereunder.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Designated Bidder" means an Affiliate of a Bank that is an entity described in clause (a) or (b) of the definition of "Eligible Assignee" and that has become a party hereto pursuant to SECTION 12.9.

          "Designation Agreement" means an agreement in substantially the form of EXHIBIT C.

          "Documentation Agent" means The First National Bank of Chicago in its capacity as documentation agent for the Banks hereunder, and any successor documentation agent thereto.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Dollar Equivalent Amount" means (a) the amount denominated in Dollars, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency.

          "Effective Date" means the date designated by a Company pursuant to an Irrevocable Notice of Syndicated Activity that has been received by the Agent pursuant to SECTION 6.3 and on which date all conditions precedent set forth in SECTION 6.1 are satisfied.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank,
     (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment

          "Environmental Laws" means all federal, state, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "Equipment" means all equipment of whatever kind or nature now owned or hereafter acquired by a Person, including, without limitation, all machinery, vehicles, tools, furniture, furnishings, office machines and equipment, material handling equipment, forklifts, conveyors, machine systems, computers and all other goods used with all accessories, parts and additions noted or hereafter affixed thereto or used in connection therewith.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a) (2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Company or any ERISA Affiliate.

          "Eurocurrency Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

          "Event of Default" means any of the events or circumstances specified in SECTION 10.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

          "Existing Credit Agreement" means the Amended and Restated Credit Agreement dated as of January 15, 1997 among Interim Services Inc., Various Subsidiaries Thereto, The Lenders Party Thereto, NationsBank, N.A., as Documentation Agent and The First National Bank of Chicago, as Administrative Agent.

          "Existing Letters of Credit" means the letters of credit described on
     SCHEDULE 1.1.

          "Existing Notes" has the meaning specified in the introductory clause hereto.

          "Facility L/C" means any standby letter of credit issued by an Issuing Bank pursuant to SECTION 3.1(a) and the Existing Letters of Credit.

          "Facility L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Facility L/Cs then outstanding, plus (b) the amount of all unreimbursed drawings under Facility L/Cs, including an L/C Borrowing in respect of a Facility L/C.

          "Fair Market Value" means, with respect to any capital stock or other ownership interests issued or given by the Borrower or any Subsidiary in connection with an Acquisition, (i) in the case of capital stock that is Common Stock and such Common Stock is then designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASDAQ") or is listed on a national securities exchange, the average of the last reported bid and ask quotations or prices reported thereon for Common Stock or such other value as may be ascribed to the Common Stock in a definitive merger or acquisition agreement provided such value is determined according to customary methods for like transactions and is approved (to the extent required by Borrower's charter or bylaws) by the Borrower's board of directors or (ii) in the case of capital stock that is not Common Stock or in the event that Common Stock is not so designated on NASDAQ or listed on such national exchange, or in the case of any other ownership interests, the determination of the fair market value thereof in good faith by a majority or disinterested members of the board of directors of the Borrower or such Subsidiary, in each case effective as of the close of business on the Business Day immediately preceding the closing date of such Acquisition.

          "FDIC" means the Federal Deposit Insurance Corporation and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.l5(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fee Letters" has the meaning specified in SECTION 2.14(a).

          "First Chicago" means the First National Bank of Chicago in its individual capacity, and its successors.

          "Foreign Subsidiary" means any Subsidiary (other than Spectrum) which
     (i) is organized under the laws of a jurisdiction other than the United States or a state thereof and (ii) conducts substantially all of its business and operations outside the United States.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to SECTION 5.1.

          "FX Trading Office" means the NationsBank Foreign Exchange Trading Desk in Charlotte, North Carolina, or such other office or source of information as the Agent may designate with the concurrence of the Companies.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances, subject to the provisions of SECTION 1.3.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantor" means each of Interim Accounting Personnel, Inc., Interim Assisted Care, Inc., Interim Financial Corporation, Interim HealthCare Inc., Interim HealthCare of New York Inc., Interim Legal Services Inc., Interim Personnel Inc., Interim Physicians, Inc., Interim Temporary Personnel Inc., Rich Field Agency, Inc., Interim Technology Inc., Interim Real Estate Solutions Inc., Cornell Computer Corp., Spectrum Financial Corporation, Interim Acquisition Corporation and Interim Occupational Health Inc.(and such other Subsidiaries which may become a Guarantor).

          "Guaranty" means a Guaranty in the form reasonably acceptable to the Agent and the Banks executed by every Guarantor, as the same may be amended or otherwise modified from time to time.

          "Honor Date" has the meaning specified in Section 3.3(b).

          "IBOR" has the meaning specified in the definition of "Offshore Rate".

          "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant or, if applicable, any chartered accountants as to any financial statement of any Company or any Subsidiary, any qualification or exception to such opinion or certification

          (a)  which is of a "going concern" or similar nature;

          (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

          (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause any Company to be in default of any of its obligations under SECTION 9.3.

          "Inactive Subsidiary" means a Subsidiary of the Borrower that is not an Active Subsidiary.

          "Indebtedness" of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker's acceptances issued for the account of such Person (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregate Indebtedness only such other obligation shall be included);

          (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

          (d)  net liabilities of such Person under all Swap Contracts;

          (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than obligations under employment contracts, restrictive covenants or similar arrangements or trade payables in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (f) liabilities in accordance with GAAP of such Person with respect to lease paper sold by such Person or any other Persons;

          (g) all Contingent Obligations of such Person in respect of any of the foregoing whether such Person or another Person is the principal obligor in respect thereof;

          (h) all amounts outstanding under Permitted Receivables Securitizations; and

          (i) the aggregate amount of liabilities (including obligations to purchase or repurchase or other Contingent Obligations) arising under tax retention operating leases.

          "Indemnified Liabilities" has the meaning specified in SECTION 12.5.

          "Indemnified Person" has the meaning specified in SECTION 12.5.

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any competent court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, administrative receivership, administration, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, State or foreign law.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan; provided, however, that if any Interest Period for an Offshore Rate Loan or Bid Loan exceeds three months, the dates that fall at three month intervals after the beginning, and prior to the end, of such Interest Period are also Interest Payment Dates.

          "Interest Period" means, (a) as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by a Company in its Irrevocable Notice of Syndicated Activity (or such other period of time, not to exceed 12 months, as the Agent shall, following reasonable prior notice from a Company, with the consent of all Banks, elect to make available); and (b) as to any Bid Loan, a period of not less than seven days and not more than 365 days as selected by the Company in the applicable Competitive Bid Request; provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) each Interest Period for any Term Loan shall end on the last Business Day of a calendar month; and

               (iv) no Interest Period for any Loan shall extend beyond the date stated in clause (a) of the definition of "Termination Date".

          "Interim (Europe)" means Interim Services (Europe) Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower and which entity is a Borrowing Subsidiary.

          "Interim (UK)" means Interim Services (UK) PLC, a public liability company incorporated in England and Wales (Registered Number 3310225) and wholly-owned Subsidiary of Interim (Europe) and which entity is a Borrowing Subsidiary.

          "Interim Note Advance" means each Bank's participation in any Interim Note Borrowing in accordance with its Pro Rata Share;

          "Interim Note Borrowing" means an extension of credit resulting from a payment under the Interim Note Guaranty which shall not have been reimbursed on the date when made or converted into an appropriate Borrowing;

          "Interim Note Commitments" means the commitment of NationsBank to guaranty, and the commitment of the Banks severally to participate in, the Interim Note Guarantee, in an aggregate amount not to exceed on any date the amount of the Interim Note Obligations;

          "Interim Note Guarantee" means the guaranty of payment by NationsBank arising under the Interim Note Instrument the terms of which are set forth in Schedule IV to the Interim Note Instrument;

          "Interim Note Instrument" means the Loan Note Instrument dated May 1, 1997 between Interim (UK) and NationsBank, N.A. constituting up to L12,500,000 Floating Rate Guaranteed Unlisted Unsecured Loan Notes 2002, a copy of which is attached hereto substantially in the form of EXHIBIT D, pursuant to which (a) Interim (UK) has issued the Interim Notes evidencing its obligation to pay the purchase price of shares of capital stock of Michael Page together with interest and (b) NationsBank has guaranteed payment of such amount;

          "Interim Note Obligations" means at any time the Dollar Equivalent Amount of the sum of (a) the aggregate unpaid principal amount of Interim Notes, plus (b) the Aggregate Assumed Interest, plus (c) the amount of unreimbursed payments made by NationsBank pursuant to the Interim Note Guarantee;

          "Interim Note Related Documents" means the Interim Note Instrument and any documents relating to the Interim Note Guarantee;

          "Interim Notes" means the Floating Rate Guaranteed Unlisted Unsecured Loan Notes 2002 in the original principal amount of approximately L12,500,000 issued pursuant to the Loan Note Instrument the form of which is set forth in Schedule I to the Loan Note Instrument;

          "Inventory" means all inventory of whatever kind or nature of a Person and wherever located, including, without limitation, all goods held for sale or lease or furnished or to be furnished under contracts, and any raw materials, work in process or finished goods, and all goods and materials used or consumed in such Person's business, including, without limitation, those goods identified as equipment on operating leases, machine inventory and parts and supplies inventory.

          "Investment" means, relative to any Person,

          (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

          (b)  any Contingent Obligation of such Person; and

          (c) any ownership or similar interest held by such Person in any other Person.

     The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

          "Invitation for Competitive Bids" means a solicitation for Competitive Bids, substantially in the form of EXHIBIT E.

          "Irrevocable Notice of Syndicated Activity" means a notice in substantially the form of EXHIBIT F.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Issuance Date" has the meaning specified in SECTION 3.1(a).

          "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

          "Issuing Bank" means NationsBank, and in the case of the Existing Letters of Credit, First Chicago and Comerica Bank, or, upon the request of the Companies with the consent of the Agent, another Bank, in its capacity as issuer of one or more Letters of Credit hereunder, together with any successor letter of credit issuer arising under SECTION 11.1(b) or SECTION 11.9.

          "Judgment Currency" has the meaning specified in SECTION 12.19.

          "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

     "L/C Amendment Application" means an application form for amendment of outstanding Letters of Credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

     "L/C Application" means an application for Issuances of standby or commercial documentary letters of credit in such form as shall at any time be in use at the Issuing Bank, shall be consistent with the terms of this Credit Agreement and shall be agreed to by the Company applying for the applicable Letter of Credit.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into an appropriate Borrowing.

     "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under ARTICLE III, in an aggregate amount not to exceed on any date in the case of Letters of Credit the amount of $50,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to SECTION 2.8; provided that the L/C Commitment is a part of the combined Revolving Commitments, rather than a separate, independent commitment and shall not at any time exceed the combined Revolving Commitments.

     "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

     "L/C-Related Documents" means the Letters of Credit, the L/C
Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

     "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office", "Domestic Lending Office", "Offshore Lending Office" or "Offshore Currency Lending Office", as the case may be, on
SCHEDULE 12.2, or such other office or offices as such Bank may from time to time notify the Companies and the Agent.

     "Letters of Credit" means any standby letter of credit issued by the Issuing Bank pursuant to SECTION 3.1(a) and the Existing Letters of Credit.

     "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

     "Loan" means an extension of credit to a Company under ARTICLE II,
ARTICLE III or ARTICLE IV, and may be a Revolving Loan, Swing Line Loan, Bid Loan, Term Loan, L/C Advance or Interim Note Advance.

     "Loan Documents" means this Agreement, any Notes, the Support Documents, the Fee Letters, the L/C-Related Documents, and all other documents delivered to the Agent or any Bank in connection with the transactions contemplated by this Agreement.

     "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Company or any Subsidiary to perform under any Loan Document or to avoid or cure, as applicable, any Event of Default, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company or any Subsidiary of any Loan Document.

     "Michael Page" means Michael Page Group PLC, a public liability company incorporated in England and Wales (Registered Number 2245324).

     "Minimum Tranche" means in respect of Loans comprising part of the same Borrowing, or to be converted or continued under SECTION 2.4, (a) in the case of Base Rate Loans and Offshore Rate Loans in Dollars, $10,000,000 or any multiple of $1,000,000 in excess thereof, or (as to Revolving Borrowings) the aggregate amount of the then unused Revolving Commitments, and (b) in the case of Offshore Currency Loans, a multiple of 100,000 units of the Applicable Currency in excess of the Dollar Equivalent Amount (calculated by the Agent as of the date of receipt of the relevant Irrevocable Notice of Committed Activity) of $10,000,000 or (as to Revolving Commitments) the aggregate amount of the then unused Revolving Commitments.

     "Multiemployer Plan" means a "multiemployer plan", within the meaning of
SECTION 4001 (a) (3) of ERISA, to which any Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "NationsBank" means NationsBank, N.A., a national banking association.

     "Net Issuance Proceeds" means with respect to the issuance and sale of any Indebtedness (including the consummation of any Permitted Receivables Securitization) of the Borrower or any Subsidiary, the principal amount of such Indebtedness, less any costs of issuance and any original issue discount.

     "Net Proceeds" means with respect to the sale, lease, transfer or other disposition of assets of the Borrower or any Subsidiary (including sales of equity interests in the Borrower or a Subsidiary to a Person other than the Borrower or its Subsidiaries), the cash proceeds from such sale, less expenses of such sale, any taxes actually paid or payable as a result of such sale and any secured Indebtedness required to be repaid in connection with such sale.

     "Notes" means the Revolving Loan Notes, Term Loan Notes, Swing Line Note and the Bid Loan Notes.

     "Obligations" means, collectively, all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document and the Interim Note Obligations owing by any Company to any Bank, any Designated Bidder, the Agent, or any Indemnified Person, or arising under any Swap Contract between any Company and any Bank or the Agent, in any case, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

     "Offshore Currency" means pounds sterling at any time, and with the consent of all the Banks such other currency that is at such time freely traded in offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars and such currency is readily available to the Banks and is an Alternate Currency.

     "Offshore Currency Lending Office" means the office of a Bank from which Offshore Currency Loans are to be made as set forth in SCHEDULE 12.2.

     "Offshore Currency Loan" means any Offshore Rate Loan denominated in an Offshore Currency.

     "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1%) determined by the Agent as follows:

                                        IBOR
                           -------------------------------
     Offshore Rate  =  1 - Eurocurrency Reserve Percentage

     The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurocurrency Reserve Percentage.

     "Eurocurrency Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

     "IBOR" means for any Interest Period with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/32nd of 1%) determined by the Agent as the rate at which deposits in the Applicable Currency in the approximate amount of NationsBank's Offshore Rate Loan for such Interest Period would be offered by NationsBank (at such office as may be selected for such purpose by the Agent), to major banks in the offshore interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     "Offshore Rate Loan" means a Syndicated Loan that bears interest based on the Offshore Rate.

     "Organization Documents" means, for any corporation, the certificate or articles of incorporation, memorandum of association, articles of association, the bylaws, or other similar organizational documents, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation adopting, supplementing or modifying any of the foregoing and, for any entity other than a corporation, the equivalent of the foregoing, including the partnership agreement (or comparable agreement) of any partnership.

     "Original Currency" has the meaning specified in SECTION 12.19.

     "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

     "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by NationsBank to major banks in the London interbank market.

     "Participant" has the meaning specified in SECTION 12.8(d).

     "Payroll Account" means a bank account maintained by the Borrower or any Subsidiary solely for the purpose of paying salary, bonuses and similar items to employees.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" means a pension plan (as defined in SECTION 3(2) of ERISA) subject to Title IV of ERISA which any Company sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in SECTION 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

     "Permitted Receivables Securitization" means limited recourse or nonrecourse sales and assignments of accounts receivable of the Borrower or its Subsidiaries to one or more special purpose entities, in connection with the issuance of obligations by such special purpose entities secured by such accounts, the proceeds of the issuance of which obligations shall be made available to the Borrower or its Subsidiaries at such rates of advance, and the obligations issued by such special purpose entities shall be in such amount or amounts, bear such rate or rates of interest, and be subject to such customary terms and conditions, all as shall be reasonably acceptable to the Required Banks; PROVIDED, HOWEVER, that the maximum face amount of sold accounts receivable which may be outstanding at any time is $100,000,000.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     "Plan" means an employee benefit plan (as defined in SECTION 3(3) of ERISA) which a Company sponsors or maintains or to which a Company makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of persons who are not U.S. residents.

     "Pledge Agreements" means, collectively, the pledge agreements of certain Companies and Guarantors, which Companies and Guarantors as of the Closing Date are described in SCHEDULE II, in form reasonably satisfactory to the Agent and the Banks pursuant to which there is pledged to the Agent for the benefit of the Banks the ownership interest in those Subsidiaries described in SCHEDULE II, and such other Subsidiaries as may be required by
SECTION 8.7.

     "Pro Forma Historical Statements" means the pro forma consolidated financial statements (including balance sheets and income and cash flow statements) of the Borrower and its Subsidiaries for the fiscal year ended December 31, 1996, giving historical pro forma effect to the acquisition of the Michael Page.

     "Pro Forma Projections" means the pro forma consolidated financial statement projections of the Borrower and its Subsidiaries for each of the fiscal years ending December 31, 1997 through December 31, 2002, giving effect to the acquisition of Michael Page, in form and detail satisfactory to the Agent.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

     "Ratable Reduction of Term Loans" means the application of amounts to reduce pro rata each unpaid installment of the Term Loan as described on
SCHEDULE III.

     "Reduction Date" has the meaning specified in SECTION 2.9(d).

     "Reportable Event" means any of the events set forth in SECTION 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or final, nonappealable determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Required Banks" means (a) any time prior to the Termination Date (or such earlier date as the Commitments shall terminate in accordance with the terms hereof), or after the Termination Date (or such earlier date as the Commitments shall terminate in accordance with the terms hereof) if no Loans are outstanding, Banks then holding at least 51% of the Commitments, and (b) otherwise, Banks then holding at least 51% of the Loans. For purposes of this definition, (i) each Bank shall be deemed to hold all outstanding Bid Loans of such Bank's Designated Bidder and (ii) each Bank shall be deemed to hold its Pro Rata Share of all Swing Line Outstandings, unless it shall have failed to pay to NationsBank its Pro Rata Share thereof after demand therefor in accordance with the terms of SECTION 2.19 OR 2.20, in which case the Pro Rata Share of such Bank in all Swing Line Outstandings shall be deemed to be held by NationsBank.

     "Responsible Officer" means, with respect to any Company, the principal executive officers, the president or the Assistant Treasurer or equivalent representatives of such Company, or any other officer or equivalent representative having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the treasurer or Assistant Treasurer of such Company, or any other officer or representative having substantially the same authority and responsibility.

     "Revolving Borrowing" means a Borrowing hereunder consisting of Revolving Loans made on the same day by the Banks ratably according to their respective Pro Rata Shares and, in the case of Offshore Rate Loans, having the same Interest Periods.

     "Revolving Commitment", as to each Bank, has the meaning specified in
SECTION 2.1(a).

     "Revolving Loan" has the meaning specified in SECTION 2.1(a) and may be an Offshore Rate Loan or a Base Rate Loan (each, a "Type" of Revolving
Loan).

     "Revolving Loan Note" means a note substantially in the form of EXHIBIT G and delivered to a Bank pursuant to SECTION 2.2.

     "Revolving Loan Outstandings" means the sum of outstanding principal amounts of Revolving Loans, Bid Loans, L/C Obligations, Interim Note Obligations and Swing Line Outstandings.

     "Same Day Funds" means (i) with respect to disbursements and payments in Dollars, immediately available funds, and (ii) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

     "Spectrum" means Spectrum Insurance Company, Ltd., a Cayman Islands corporation.

     "Spot Rate" for a currency means the rate quoted (expressed as a decimal, rounded to the fourth decimal place) to the Agent as the spot rate for the purchase of such currency with another currency through the FX Trading Office at approximately 11:00 a.m. (Charlotte time) on the date two Business Days prior to the date as of which the foreign exchange settlement is made.

     "Stock Consideration" means, with respect to an Acquisition, the Fair Market Value of all capital stock or other ownership interests of the Borrower or any Subsidiary issued or given in connection with such Acquisition.

     "Subordinated Indebtedness" means collectively Indebtedness of a Company subordinated to the Obligations in form and substance (including terms and conditions) satisfactory to the Required Banks.

     "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

     "Support Documents" means, collectively, (i) the Cash Account Agreement, Guaranties and Pledge Agreements and all other cash collateralization agreements, guaranties and pledges, and other instruments or agreements in favor of the Banks or the Agent for the benefit of the Banks now or hereafter delivered by the applicable Company, Guarantor or other Subsidiary to the Banks or the Agent pursuant to or in connection with the transactions contemplated hereby, and all documents now or hereafter filed under applicable law by the applicable Company, Guarantor or other Subsidiary in favor of the Banks or the Agent for the benefit of the Banks as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

     "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

     "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
(b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the applicable Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

     "Swing Line" means the revolving line of credit established by NationsBank in favor of the Companies pursuant to SECTION 2.19.

     "Swing Line Borrowing" means a Borrowing under the Swing Line.

     "Swing Line Borrowing Notice" means a notice substantially in the form of EXHIBIT L.

     "Swing Line Loans" means loans made by NationsBank to the Companies pursuant to SECTION 2.19.

     "Swing Line Note" means the promissory note of the Companies evidencing Swing Line Loans executed and delivered to NationsBank as provided in
SECTION 2.19 substantially in the form of EXHIBIT H.

     "Swing Line Outstandings" means, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

     "Swing Line Participation" means, with respect to any Bank (other than NationsBank) and a Swing Line Loan, the extension of credit represented by the participation of such Bank in the liability owed to NationsBank in respect of such Swing Line Loan.

     "Syndicated Borrowing" means either or both a Revolving Borrowing or a Term Borrowing.

     "Syndicated Loan" means either or both a Revolving Loan or a Term
Loan.

     "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank, Designated Bidder and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank, Designated Bidder or the Agent, as the case may be, is organized or maintains a Lending Office for purposes of this Agreement.

     "Term Borrowing" means a Borrowing hereunder consisting of Term Loans made on the same day by the Banks ratably according to their respective Pro Rata Shares and, in the case of Offshore Rate Loans, having the same Interest Periods.

     "Term Loan" has the meaning specified in SECTION 2.1(b) and may be an Offshore Rate Loan or a Base Rate Loan (each, a "Type" of Term Loan).

     "Term Loan Commitment", as to each Bank, has the meaning specified in
SECTION 2.1(b).

     "Term Loan Note" means a note substantially in the form of EXHIBIT I and delivered to each Bank pursuant to SECTION 2.2.

     "Term Loan Outstandings" means the sum of the outstanding principal amount of Term Loans.

     "Termination Date" means the earlier to occur of:

     (a)  May 1, 2003, and

     (b) (i) in the case of Revolving Loans, Bid Loans, Swing Line Loans, Interim Note Guarantee and Letters of Credit, the date on which the Revolving Commitments terminate and all the monetary Obligations, other than Obligations arising in respect of Term Loans (and obligations in the nature of continuing indemnities or for fees and disbursements of third parties not yet invoiced to an obligor), have been paid in full in accordance with the provisions of this Agreement; and

         (ii) in the case of Term Loans, the date on which the Term Loan Commitments terminate and all monetary Obligations, other than Obligations arising in respect of Revolving Loans, Bid Loans, Interim Note Guarantee and Letters of Credit (and obligations in the nature of continuing indemnities or for fees and disbursements of third parties not yet invoiced to an obligor), have been paid in full in accordance with the provisions of this Agreement; and

     (c)  the occurrence of a Default or an Event of Default.

     "Total Indebtedness" means, at any time, all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis at such time.

     "Total Offshore Currency Sublimit" means, with respect to the principal amount of Loans outstanding in Offshore Currencies, the Dollar Equivalent Amount of $305,000,000.

     "Type" has the meaning specified in the definition of "Revolving Loan" and "Term Loan".

     "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under SECTION 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding that Plan pursuant to SECTION 412 of the Code for the applicable plan year.

     "United States" and "U.S." each means the United States of America.

     "Valuation Date" has the meaning specified in SECTION 2.5(a).

     1.2  OTHER INTERPRETIVE PROVISIONS.

     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

        (ii) The term "including" is not limiting and means "including without limitation."

       (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

        (iv) The term "property" means Property.

         (v) The term "Charlotte time" means the time of day as of any determination thereof in Charlotte, North Carolina.

     (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and

        (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

     1.3  ACCOUNTING PRINCIPLES.

     (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied as utilized by the Companies. If any change after the Closing Date in GAAP as in effect on the Closing Date shall result in a change in any calculation required to determine compliance with any provision contained in this Agreement, the Companies and the Required Banks will negotiate in good faith to amend such provision in a manner to reflect such change such that the determination of compliance with such provision shall yield the same substantive result as would have obtained prior to such change in GAAP. Until such an amendment is entered into, covenants shall be calculated in accordance with GAAP as in effect immediately preceding such change.

     (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Companies.

     1.4 CURRENCY EQUIVALENTS GENERALLY. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined as set forth in the definition of Dollar Equivalent Amount.

                                   ARTICLE II

                                   THE CREDITS

     2.1  AMOUNTS AND TERMS OF COMMITMENTS; JOINT AND SEVERAL LIABILITY.

     (a) Each Bank severally agrees, on the terms and conditions set forth herein, to make loans in Applicable Currencies to the Companies (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Effective Date to the Termination Date (or such earlier date as the Revolving Commitments of all Banks shall terminate in accordance with the terms hereof), in an aggregate Dollar Equivalent Amount of principal not to exceed at any time outstanding the amount set forth on SCHEDULE 2.1 under the heading "Revolving Commitment" (such amount as the same may be reduced under SECTION 2.8 or 2.9(d) or (f) or changed as a result of one or more assignments under SECTION 12.8, such Bank's "Revolving Commitment"); provided, however, that, after giving effect to any Revolving Borrowings and all L/C Obligations, Interim Note Obligations, Bid Borrowings and Swing Line Outstandings, the aggregate Dollar Equivalent Amount of the principal of all Revolving Loan Outstandings as determined pursuant to SECTION 2.5 shall not
at any time exceed the combined Revolving Commitments.   Each Revolving Loan
will be made to one of the Companies. Within the limits of each Bank's Revolving Commitment, and subject to the other terms and conditions hereof, the Companies may borrow under this SECTION 2.1(a), prepay under SECTION 2.9 and SECTION 2.11 and reborrow under this SECTION 2.1 (a). Such Revolving Loans may be Offshore Rate Loans or Base Rate Loans, except that all Base Rate Loans shall be in Dollars and, after giving effect to all Revolving Loan Outstandings in Offshore Currencies, and, after giving effect to all Term Loan Outstandings in Offshore Currencies, subject to SECTION 2.11(b), the Dollar Equivalent Amount of all Revolving Loan Outstandings and Term Loan Outstandings in Offshore Currencies shall not exceed the Total Offshore Currency Sublimit.

     (b) Each Bank severally agrees, on the terms and conditions set forth herein, to make loans (each such loan, a "Term Loan") within 14 days of the Effective Date, to the Borrower and Interim (Europe) in Dollars in an aggregate amount of principal not to exceed the amount set forth on SCHEDULE
2.1 under the heading "Term Loan Commitment" (such amount as the same may be reduced under SECTION 2.9 or changed as a result of one or more assignments under SECTION 11.8, such Bank's "Term Loan Commitment"). Term Loans may be Offshore Rate Loans or Base Rate Loans, except that all Loans shall be in Dollars.

     (c) Notwithstanding anything contained in this SECTION 2.1 to the contrary, unless all the Banks shall agree otherwise pursuant to SECTION 2.5(b), all Loans under this SECTION 2.1 shall be in Dollars except for a Loan to Interim (UK) on the Effective Date in pounds sterling (as an Offshore Currency) in a Dollar Equivalent Amount of $285,075,000 (such Loan, together with any outstanding amount thereof, including continuations pursuant to SECTION 2.4, herein called the "Interim (UK) Pound Loan"). Any portion of the Interim (UK) Pound Loan which is repaid may only be reborrowed in Dollars. All payments of the principal amount of the Interim (UK) Pound Loan shall be in pounds sterling.

     (d) Notwithstanding any other provision of this Agreement, each Company shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Obligations arising under the Loan Documents. Such joint and several liability shall apply to each Company regardless of whether
(i) any Loan was only requested by or made to another Company or the proceeds of any Loan were used only by another Company, (ii) any Letter of Credit was Issued on the application of another Company, (iii) the Interim Note Guarantee was entered into for the account of Interim (UK), (iv) any interest rate election was made only by another Company, or (v) any indemnification obligation or any other obligation arose only as a result of the actions of another Company; provided the liability of each of the Companies other than the Borrower under this Agreement, the Notes and the other Loan Documents shall be limited to the maximum amount of the Obligations for which such other Company may be liable without violating any applicable fraudulent conveyance, fraudulent transfer or comparable laws. Each Company shall retain any right of contribution arising under applicable law against the other Companies as the result of the satisfaction of any Obligations; provided, no Company shall assert such right of contribution against any other Company until the Obligations shall have been paid in full. Notwithstanding anything herein to the contrary, Interim (UK) shall be liable hereunder only for Borrowings, including Interim Note Borrowings and L/C Borrowings, made by it or on its behalf hereunder together with interest relating thereto and fees and expenses arising hereunder

     Without limiting the foregoing provisions of this SECTION 2.1(c), each of the Companies other than Interim (UK) hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of each other Company, whether owing to the Agent or any Bank. This guarantee constitutes a guaranty of payment and not of collection. The liability of each of the Companies other than the Borrower under the immediately preceding two sentences shall be limited to the maximum amount for which such other Company may be liable without violating any applicable fraudulent conveyance, fraudulent transfer or comparable laws.

     It is the intention of the parties that with respect to each Company its obligations hereunder and under the other Loan Documents shall be absolute, unconditional and irrevocable irrespective of:

         (i) any lack of validity, legality or enforceability of this Agreement, any Note, any other Loan Document as to any other Company or the Interim Note Instrument.

        (ii) the failure of the Agent or any Bank

               (A) to enforce any right or remedy against any other Company or any other Person under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or

               (B) to exercise any right or remedy against any guarantor of, or collateral securing, any Obligations;

       (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations;

        (iv) any reduction, limitation, impairment or termination of any Obligations with respect to any other Company or any other Person for any reason including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Company;

         (v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by the Agent, any Bank or any holder of any Note securing any of the Obligations; or

        (vi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Company, any surety or any guarantor.

     Each Company agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by the Agent, any Bank or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Company as though such payment had not been made.

     Each Company hereby expressly waives: (a) notice of the Banks' acceptance of this Agreement; (b) notice of the existence or creation or non-payment of all or any of the Obligations; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement and (d) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

     No delay on any of the Banks' or the Agent's part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Banks or the Agent of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No action of the Agent or any of the Banks permitted hereunder shall in any way affect or impair any of their rights or any of their obligations to any of the Companies under this Agreement.

     2.2  LOAN ACCOUNTS.

     (a) The Loans made by each Bank (including NationsBank as provider of the Swing Line) or Designated Bidder, the Letters of Credit Issued by the Issuing Bank and the Interim Note

Guarantee made by NationsBank shall be evidenced by one or more loan accounts or records maintained by such Bank, Designated Bidder, Issuing Bank or NationsBank, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Agent, the Issuing Bank, each Bank or Designated Bidder or NationsBank shall be prima facie evidence of the amount of the Loans made by the Banks and Designated Bidders to the Companies and the interest and payments thereon. Any failure to record or any error in doing so shall not, however, limit, expand or otherwise affect the obligations of the Companies hereunder.

     (b) Upon the request of any Bank or Designated Bidder made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, in addition to loan accounts. Each such Bank or Designated Bidder may, at its option, endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by a Company with respect thereto. Each such Bank and Designated Bidder is irrevocably authorized by each Company to endorse its Note(s) and each Bank's or Designated Bidder's record shall be prima facie evidence; provided, however, that the failure of a Bank or Designated Bidder to make, or an error in making, a notation thereon with respect to any Loan shall not limit, expand or otherwise affect the obligations of any Company hereunder or under any such Note to such Bank or Designated Bidder.

     2.3  PROCEDURE FOR SYNDICATED BORROWING.

     (a) Each Syndicated Borrowing shall be made upon the borrowing Company's irrevocable written notice delivered to the Agent in the form of an Irrevocable Notice of Syndicated Activity (which notice must be received by the Agent prior to 11:00 a.m. (Charlotte time) in the case of a Base Rate Loan and 12:00 noon (Charlotte time) in the case of Offshore Rate Loans (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars or Offshore Currency Loans; (ii) one Business Day prior to the requested Borrowing Date in the case of a Base Rate Loan to a Foreign Subsidiary; and (iii) on the same Business Day as a requested Borrowing Date in the case of Base Rate Loans to other than a Foreign Subsidiary (with settlement of Base Rate Loans to be made in the United States), specifying:

               (A) the Company by which such Syndicated Borrowing is to be made;

               (B)  whether such Syndicated Borrowing is a Revolving Borrowing;

               (C) the amount of such Syndicated Borrowing, which shall be in an aggregate amount not less than the applicable Minimum Tranche;

               (D)  the requested Borrowing Date, which shall be a Business Day;

               (E) in the case of a Syndicated Borrowing comprised of Offshore Currency Loans if permitted hereunder, the Applicable Currency; and

               (F) in the case of a Syndicated Borrowing comprised of Offshore Rate Loans, the duration of the Interest Period applicable to such Syndicated Borrowing included in such notice. If the Irrevocable Notice of Syndicated Activity fails to specify the duration of the Interest Period for any Syndicated Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month.

     (b) Upon receipt of an Irrevocable Notice of Syndicated Activity by the Agent, the Agent shall determine the availability of the Commitments hereunder as of the date of receipt by the Agent of such Irrevocable Notice of Syndicated Activity. In the case of the Interim (UK) Pound Loan or any other Offshore Currency Loan, an indicative Dollar Equivalent Amount of any Syndicated Borrowing in an Offshore Currency will be determined by the Agent for the related Borrowing on the Valuation Date therefor in accordance with SECTION 2.5(a). Upon receipt of such Irrevocable Notice of Syndicated Activity, the Agent will promptly notify each Bank thereof at such Bank's respective applicable Lending Office and of the amount of such Bank's Pro Rata Share of such Borrowing. In the case of a Borrowing comprised of Offshore Currency Loans, such notice will provide the amounts in the Applicable Currency of each Bank's Pro Rata Share of such Borrowing, and the Agent will, on the Valuation Date therefor, promptly notify each Bank of the Dollar Equivalent Amount of such Bank's Pro Rata Share of such Borrowing. In the case of a Revolving Borrowing comprised of Offshore Currency Loans, if the determination by the Agent of the Dollar Equivalent Amount of such Revolving Borrowing as described in the immediately preceding sentence shall result in the Dollar Equivalent Amount of all Revolving Loan Outstandings plus the proposed Revolving Borrowing being in excess of the combined Revolving Commitments, then such Borrowing shall be reduced by the amount necessary to comply with SECTION 2.1(a) regardless of the Minimum Tranche requirement. For purposes of the immediately preceding sentences, the Agent shall value the Dollar Equivalent Amount of all Loans, Letters of Credit and Interim Note Obligations other than the applicable Borrowing as at the most recent Valuation Date for each Loan or Letter of Credit.

     (c) Each Bank will make the amount of its Pro Rata Share of each Syndicated Borrowing available to the Agent for the account of the Company specified in the Irrevocable Notice of Syndicated Activity at the Agent's Payment Office on the Borrowing Date requested by the applicable Company in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Loans in Dollars, by 2:00 p.m. Charlotte time and (ii) in the case of a Borrowing comprised of Offshore Currency Loans by such time as the Agent may reasonably specify. The proceeds of all such Loans will then be made available to the Company specified in the Irrevocable Notice of Syndicated Activity by the Agent in Same Day Funds by wire transfer in accordance with written instructions provided to the Agent by such Company of like funds as received by the Agent.

     (d) After giving effect to any Syndicated Borrowing, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect in respect of all Syndicated Loans and Bid Loans together then outstanding.

     2.4  CONVERSION AND CONTINUATION ELECTIONS - SYNDICATED LOANS.

     (a) Each Company may, upon irrevocable written notice to the Agent in accordance with SECTION 2.4(b) with respect to Syndicated Loans made to such
Company:

         (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than the Minimum Tranche) into Syndicated Loans of any other Type; or

        (ii) elect, as of the last day of the applicable Interest Period, to continue any Syndicated Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche);

provided that Syndicated Loans may not be converted into or continued as Syndicated Loans in a different currency; and provided further, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Syndicated Borrowing is reduced by payment, prepayment, or conversion of part thereof to be less than $10,000,000, such Offshore Rate Loans, if in Dollars, shall automatically convert into Base Rate Loans, and on and after such date the right of such Company to continue such Syndicated Loans as, and convert such Syndicated Loans into, Offshore Rate Loans shall terminate.

     (b) Each Company shall deliver an Irrevocable Notice of Syndicated Activity to be received by the Agent not later than 11:00 a.m. (Charlotte time) in the case of Base Rate Loans and 12:00 noon (Charlotte time) in the case of Offshore Rate Loans, with respect to Syndicated Loans made to such Company, (i) at least three Business Days in advance of the Conversion/Continuation Date for the conversion into or continuation of any Offshore Rate Loan; (ii) one Business Day prior to the requested Borrowing Date in the case of a Base Rate Loan to a Foreign Subsidiary; and (iii) on the same Business Day as the Conversion/Continuation Date for the conversion into or continuation of a Base Rate Loan to other than a Foreign Subsidiary, specifying:

               (A)  the proposed Conversion/Continuation Date;

               (B) the aggregate amount of Syndicated Loans to be converted or continued;

               (C) whether such Syndicated Loans are Revolving Loans or Term Loans;

               (D) the Type of Syndicated Loans resulting from the proposed conversion or continuation; and

               (E) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

     (c) If the Company that has borrowed Offshore Rate Loans in Dollars has failed to select a new Interest Period to be applicable to such Offshore Rate Loans in Dollars upon the expiration of any Interest Period applicable to such Offshore Rate Loans in Dollars on or prior to the third Business Day in advance of the expiration of the current Interest Period applicable thereto as provided in SECTION 2.4(b), or if any Event of Default then exists, unless the Required Banks otherwise agree, such Company shall be deemed to have elected to convert such Offshore Rate Loans in Dollars into Base Rate Loans effective as of the expiration date of such Interest Period. If the Company to whom any Offshore Rate Loans in currencies other than Dollars were made has failed to select a new Interest Period to be applicable to such Offshore Currency Loans on or prior to the third Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in SECTION 2.4(b), such Company shall be deemed to have elected to continue such Offshore Currency Loans in the same currency on the basis of a one month Interest Period.

     (d)  Upon receipt of an Irrevocable Notice of Syndicated Activity under
SECTION 2.4(b), the Agent will promptly notify each Bank of its receipt of such Irrevocable Notice of Syndicated Activity, or, if no notice is provided by the applicable Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Syndicated Loans with respect to which the notice was given held by each Bank.

     (e) Unless the Required Banks otherwise consent, during the continuance of a Default or an Event of Default, a Company may not elect to have a Syndicated Loan converted into or continued as an Offshore Rate Loan.

     (f) After giving effect to any conversion or continuation of Syndicated Loans, unless the Agent shall otherwise consent, there may not be more than ten
(10) different Interest Periods in effect for all Syndicated Loans and Bid
Loans.

     2.5 UTILIZATION OF REVOLVING COMMITMENTS IN OFFSHORE CURRENCIES. (a) The Agent will determine the Dollar Equivalent Amount with respect to (i) any Syndicated Borrowing comprised of Offshore Currency Loans, L/C Obligations or Interim Note Obligations in Offshore Currencies as of a date two Business Days prior to the requested Borrowing Date or Issuance Date, respectively, (ii) all Offshore Currency Loans, Interim Note Obligations and L/C Obligations in Offshore Currencies then outstanding as at the last Business Day of each calendar quarter, and (iii) outstanding Offshore Currency Loans as of any date of redenomination of a Loan in an Applicable Currency into another Applicable Currency or Dollars pursuant to SECTION 2.5(c) or SECTION 5.5 (each such date under clauses (i) through (iii) of this SECTION 2.5 a "Valuation Date").

     (b) The Companies shall be entitled to request with respect to any given Syndicated Loan hereunder that it be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of "Offshore Currency" herein, that is approved by all of the Banks and the Agent, and that in the opinion of all of the Banks and the Agent is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "Alternate Currency"). Unless all of the Banks agree to fund the Loan in the requested Alternate Currency, such Loan may be funded only in Dollars (each of the Banks agreeing that the Interim Pound Loan to be made on the Effective Date may be funded in pounds sterling). No Bank shall be under any obligation to fund any Loan or Loans in any Alternate Currency, whether or not such Alternate Currency is freely transferable and freely convertible into Dollars. Any agreement by the Banks to fund a particular Loan or Loans in an Alternate Currency shall not create any obligation on the part of any Bank to fund any subsequent Loan or Loans in that or any other Alternate Currency. Each Company shall deliver to the Agent any request for designation of an Alternate Currency in accordance with SECTION 11.2, to be received by the Agent not later than 12:00 noon (Charlotte time) at least two Business Days in advance of the date of any Irrevocable Notice of Syndicated Activity hereunder proposed to be made in such Alternate Currency. Upon receipt of any such request, the Agent will promptly notify the Banks thereof, and each Bank shall respond to such request within one Business Day of receipt thereof. Each Bank may grant or accept such request in its sole discretion. The Agent shall promptly notify the Companies of the acceptance or rejection of any such request. The acceptance of any such request may be conditioned, at the discretion of the Agent, upon such amendments to the procedures for borrowing with respect to such Alternate Currency as the Agent may require.
If such request is accepted, then the Alternate Currency shall be deemed to be an "Applicable Currency" for all purposes hereunder with respect to the Loan for which such request was made.

     (c) Notwithstanding anything herein to the contrary, during the continuance of a Default or Event of Default, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars at the end of the existing Interest Period. The Agent shall promptly notify each Company and each Bank of any such redenomination and conversion.

     2.6  BID BORROWINGS.  In addition to Syndicated Borrowings pursuant to
SECTION 2.3, each Bank severally agrees that the Companies may, as set forth in
SECTION 2.7, from time to time request the Banks prior to the Termination Date to submit offers to make Bid Loans to the Companies; provided, however, that the Banks may, but shall have no obligation to, submit such offers and the Companies may, but shall have no obligation to, accept any such offers, and any Bank may designate one Designated Bidder to make such offers from time to time and, if such offers are accepted by the Companies, to make such Bid Loans; and provided, further, that at no time shall (a) the outstanding aggregate principal amount of all Bid Loans, plus the outstanding aggregate principal amount of all Revolving Loans, plus the outstanding L/C Obligations, plus the Swing Line Outstandings, plus the Interim Note Obligations exceed the combined Revolving Commitments; or
(b) the outstanding aggregate principal amount of all Bid Loans exceed $400,000,000. All Bid Loans shall be in Dollars for settlement in the United States. The Agent shall notify each Bank not less frequently than quarterly of the amount of Bid Loans outstanding based on information provided to it from the Agent.

     2.7  PROCEDURE FOR BID BORROWINGS.

     (a) When the Companies wish to request the Banks to submit offers to make Bid Loans hereunder, they shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice with a copy to the Agent in substantially the form of EXHIBIT J (a "Competitive Bid Request") so as to be received no later than 11:00 a.m. (Charlotte time) two Business Days prior to the date of a proposed Bid Borrowing, specifying:

         (i) the date of such Bid Borrowing, which shall be a Business Day;

        (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $10,000,000 or in multiples of $1,000,000 in excess thereof; and

       (iii) the duration of each Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period" herein.

     The Companies may not request or invite Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than twice in any period of five consecutive Business Days.

     (b) Upon receipt of a Competitive Bid Request, the Agent will determine the availability of Bid Borrowings under SECTION 2.6 and the Agent will promptly send to the Banks and Designated Bidders by facsimile transmission an Invitation for Competitive Bids. Each Invitation for Competitive Bids transmitted by the Agent shall constitute an invitation by the Companies to each Bank and Designated Bidder to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this SECTION 2.7.

     (c) (i) Each Bank and Designated Bidder may at its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this SECTION 2.7(c) and must be submitted to the Agent by facsimile transmission not later than 10:00 a.m. (Charlotte time) on the proposed Borrowing Date; provided that, Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Bank or a Designated Bidder must be submitted not later than 9:45 a.m. (Charlotte time) on the proposed Borrowing Date, and the Agent shall notify the Company thereof promptly.

        (ii) Each Competitive Bid shall be in substantially the form of EXHIBIT I, specifying therein:

               (A)  the proposed Borrowing Date;

               (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to or less than

          $400,000,000, (y) must be $5,000,000 or in multiples of
          $1,000,000 in excess thereof, and (z) may not exceed the aggregate principal amount of Bid Loans for which Competitive Bids were requested;

               (C)  the Interest Period;

               (D) the rate of interest per annum (rounded upward to the next 1/1000th of 1%) (the "Absolute Rate") offered for each Bid Loan; and

               (E)  the identity of the quoting Bank or Designated Bidder.

     A Competitive Bid may contain up to three separate offers by the quoting Bank or Designated Bidder with respect to each Interest Period specified in the related Invitation for Competitive Bids.

       (iii) Any Competitive Bid shall be disregarded if it:

               (A) is not substantially in conformity with EXHIBIT K or does not specify all of the information required by SUBSECTION (c)(ii) of this Section;

               (B)  contains qualifying, conditional or similar language;

               (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

               (D)  arrives after the time set forth in SECTION 2.7(c)(i).

        (iv) Notwithstanding anything to the contrary contained in this Section 2.7(c), a Competitive Bid by a Bank may contain, and will not be disregarded if it does contain, a restriction on the use of proceeds thereof related to such Bank's subsidiary exercising powers related to securities; provided that the Companies shall disregard such Competitive Bid unless the Companies agree to be bound by such restriction (which agreement shall be manifested by accepting such Competitive Bid).

     (d) Promptly on receipt, but not later than 10:30 a.m. (Charlotte time) on the proposed Borrowing Date, the Agent shall notify the Companies of the terms of any Competitive Bid submitted by a Bank or Designated Bidder that is in accordance with SECTION 2.7(c) or, if no Competitive Bids have been submitted, the absence of any Competitive Bids. Subject only to the provisions of SECTION 6.3, any Competitive Bid shall be irrevocable.

     (e) Not later than 12:00 noon (Charlotte time) on the proposed Borrowing Date, the Companies shall notify the Agent of their acceptance or non-acceptance of the Competitive Bids of which they have received notice pursuant to SECTION 2.7(d) or which have been sent to them pursuant to SECTION 2.7(c). The Companies shall be under no obligation to accept any Competitive

Bid and may choose to reject all or, subject to the remaining provisions of this paragraph (e), one or more, Competitive Bids. In the case of acceptance, such notice shall specify the Bid Loan lenders and their respective principal amounts and the aggregate amount of Competitive Bids for each Interest Period that are accepted. The Companies may accept any Competitive Bid in whole or in part; provided that:

         (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

        (ii) the principal amount of each Bid Borrowing must be $1,000,000 or in any multiple of $500,000 in excess thereof;

       (iii) acceptance of Competitive Bids may only be made on the basis of ascending Absolute Rates within each Interest Period, as the case may be; and

        (iv) the Companies may not accept any Competitive Bid that is described in SECTION 2.7(c)(iii) (other than to the extent permitted pursuant to SECTION 2.7(c)(iv)) or that otherwise fails to comply with the requirements of this Agreement.

     (f) If Competitive Bids are made by two or more Banks or Designated Bidders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which such Competitive Bids are permitted to be accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such Competitive Bids are accepted shall be allocated by the Agent among such Banks or Designated Bidders in proportion to the aggregate principal amounts of such Competitive Bids. Determination by the Agent of the amounts of Bid Loans shall be conclusive in the absence of manifest error.

     (g)  (i)   Agent will promptly notify each Bank or Designated Bidder
     having submitted a Competitive Bid if its Competitive Bid has been accepted or not and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made on the date of the Bid Borrowing together with the Absolute Rate or Rates and the Interest Period or the Interest Periods with respect thereto.

          (ii) Each Bank or Designated Bidder which has received notice pursuant to SECTION 2.7(g)(i) that its Competitive Bid has been accepted shall, subject to the satisfaction of all conditions precedent, make the amounts of such Bid Loans available to the Agent for the account of the Companies by 2:00 p.m. (Charlotte time) on the Borrowing Date.

          (iii) Promptly following each Bid Borrowing, the Agent shall notify each Bank and each Designated Bidder, of the ranges of Competitive Bids submitted and the highest and lowest Absolute Rates accepted for each Interest Period requested by the Companies and the aggregate amount borrowed pursuant to such Bid Borrowing.

          (iv) From time to time, the Companies and the Banks and the Designated Bidders shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, Absolute Rates, Borrowing Dates and maturities thereof, for purposes of the allocation of amounts received from the Companies for payment of all amounts owing hereunder.

     2.8 VOLUNTARY TERMINATION OR REDUCTION OF REVOLVING COMMITMENTS. The Companies, acting jointly, may, upon not less than five Business Days' prior notice to the Agent, permanently terminate the Revolving Commitments, or permanently reduce the Revolving Commitments by (a) an aggregate minimum Dollar Equivalent Amount of $10,000,000 or any Dollar Equivalent Amount multiple of $1,000,000 in excess thereof or (b) such other amount as represents the entire unused amount of Revolving Commitments; unless, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, (a) the Dollar Equivalent Amount of the principal amount of the Revolving Loans, Bid Loans and Swing Line Outstandings, and the Dollar Equivalent Amount of the L/C Obligations and Interim Note Obligations then outstanding would exceed the amount of the combined Revolving Commitments then in effect, or (b) the Dollar Equivalent Amount of the L/C Obligations then outstanding would exceed the L/C Commitment. Once reduced in accordance with this Section, the Revolving Commitments may not be increased. Any reduction of the Revolving Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including, the effective date of any reduction or termination of Revolving Commitments, shall be paid on the effective date of such reduction or termination. The Agent shall promptly notify each Bank of the Agent's receipt of and the contents of any notice received by it pursuant to this SECTION 2.8.

     2.9 OPTIONAL AND MANDATORY PREPAYMENTS; MANDATORY REDUCTIONS OF COMMITMENTS. (a) Subject to SECTION 5.4, each Company may, at any time or from time to time, upon notice to the Agent, ratably prepay Syndicated Loans, L/C Borrowings or Interim Note Borrowings in whole or in part, in the Minimum Tranche (other than in the case of an L/C Borrowing or Interim Note Borrowing where there shall be no minimum). The Company prepaying such Loans shall deliver a notice of prepayment to be received by the Agent not later than 11:00 a.m. (Charlotte time) (i) at least three Business Days in advance of the prepayment date if the Syndicated Loans to be prepaid are Offshore Rate Loans, (ii) at least one Business Day in advance of the prepayment date if the Loans to be prepaid are Base Rate Loans, if settlement is to be made outside the United States, and (iii) on the prepayment date if the Syndicated Loans, L/C Borrowings or Interim Note Borrowings to be prepaid are Base Rate Loans, if settlement is to be made in the United States. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Syndicated Loans, L/C Borrowings or Interim Note Borrowings and the Applicable Currency to be prepaid. Such notice shall not thereafter be revocable by the Companies and the Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by a Company, such Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
SECTION 5.4.

     (b) Bid Loans may not be voluntarily prepaid, except with the consent of the Bank holding the applicable Bid Loan and upon payment of any additional costs associated with such prepayment, such costs to be determined by the Bank making such Bid Loan.

     (c) The Companies shall repay the Term Loans in quarterly installments on the dates and in the amounts set forth on SCHEDULE III; PROVIDED, HOWEVER, in the event that on any such payment date the aggregate amount of Term Loans outstanding shall be less than the amount of the payment required to be made on such date, then the Companies shall pay in full the remaining outstanding Term Loan.

     (d) The aggregate amount of Revolving Commitments shall be permanently reduced by (and the Revolving Commitment of each Bank shall be correspondingly permanently reduced by its Pro Rata Share of) 100% of the maximum amount at any time outstanding (including each increase from the largest such amount theretofore outstanding) under each Permitted Receivables Securitization, such reduction to be effective thirty (30) Business Days following the date of availability of such Net Issuance Proceeds relating to such Permitted Receivables Securitization (the "Reduction Date"); on or before the Reduction Date, (i) a Responsible Officer of the Borrower shall provide to the Agent a certificate setting forth in reasonable detail the calculations utilized in computing the amount of such reduction, and (ii) the Companies shall cause Revolving Loan Outstandings to be repaid or otherwise permanently reduced so that as of the Reduction Date the Dollar Equivalent Amount of the aggregate principal amount of Revolving Loan Outstandings shall not exceed the aggregate Revolving Commitments after giving effect to such reduction.

     (e)  In addition to the required payments described in SECTIONS 2.9(c) and
(d) the Companies shall make the following mandatory prepayments or reductions of the Obligations, each such payment to be made to the Agent for the benefit of the Banks within the time period specified below:

          (i) the Companies shall prepay or otherwise permanently reduce Term Loan Outstandings by application to the next two maturing principal installments and then to the Ratable Reduction of Term Loans of an amount equal to 100% of Net Proceeds in excess of the first $10,000,000 of Net Proceeds (cumulatively from the Closing Date), and if such Net Proceeds to be applied to Term Loan Outstandings shall be greater than the Dollar Equivalent Amount of Term Loan Outstandings, then the Revolving Loan Outstandings shall be reduced by the amount of such excess, each such prepayment or other reduction to be made within 30 days of receipt of such proceeds; a Company shall give not less than five (5) Business Days written notice to the Agent of such prepayment, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the amount of such prepayment or other reduction;

          (ii) the Companies shall make prepayments of the Term Loans by application to the next two maturing principal installments and then to the Ratable Reduction of Term Loans of an amount equal to 100% of the Net Issuance Proceeds (other than Net Issuance

     Proceeds arising from Permitted Receivables Securitizations) in connection with any issuance of Indebtedness, each such prepayment and any excess over the Term Loan Outstanding to be made within the time and in the manner and applied as set forth in clause (i) of this SECTION 2.9(e); and

          (iii)     if the Consolidated Total Leverage Ratio is greater than
     2.50 to 1.00 for the four quarter period most recently ended prior to a sale of any equity security of the Borrower or a Subsidiary, the Borrower shall make prepayments of the Term Loans by application to the Ratable Reduction of Term Loans of an amount equal to 50% of the Net Proceeds received by the Borrower or any Subsidiary from such sale, each such prepayment to be made within the time and in the manner set forth in clause
     (i) of this SECTION 2.9(e), and if the net proceeds to be applied exceed the remaining principal balance of the Term Loan then to the reduction of Revolving Loan Outstandings as provided in SECTION 2.9(e).

     (f) The amount of any required installment payment or prepayment or permanent reduction of Term Loans or Term Loan Outstandings pursuant to SECTION 2.9(d) or (e) shall permanently reduce the Term Loan Commitments. In the event that the amount of any Net Proceeds which are required to be applied to prepayment or reduction of Revolving Loan Outstandings exceeds the Dollar Equivalent Amount of the amount of then outstanding Revolving Loans, such excess amount shall be retained by the Companies.

     (g) Any prepayment under this SECTION 2.9 shall be made together with any amounts required to be paid in connection with such prepayment under SECTION 5.4.

     2.10 USE OF PROCEEDS. (a) The entire amount of the proceeds of the Term Loan shall be used to purchase voting shares of Michael Page at a price per share not to exceed L5.50.

     (b) The proceeds of Revolving Loans shall be used as follows: (i) up to [$575,000,000] to purchase or refinance the purchase of the voting shares of Michael Page at a purchase price per share not to exceed L5.50, (ii) up to $15,000,000 of expenses associated with the Acquisition of Michael Page, (iii) repay the Existing Notes and (iv) the balance for working capital purposes.


     2.11 CURRENCY EXCHANGE FLUCTUATIONS. (a) If on any Valuation Date the Agent shall have determined that the aggregate Dollar Equivalent Amount of the principal amount of all Revolving Loan Outstandings exceeds the combined Revolving Loan Commitments of the Banks, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Agent shall give notice to each Company and upon notice thereof by the Agent to each Company, each Company agrees to make prepayments, on the Business Day after notice from the Agent, of Revolving Loans (and if required under SECTION 3.7, Cash Collateralize outstanding Letters of Credit and the Interim Note Guarantee) such that, after giving effect to such prepayment or Cash Collateralization, the aggregate Dollar Equivalent Amount of all Revolving Loan Outstandings (net of any Cash Collateralization) does not exceed the combined Revolving Commitments, it being understood that a prepayment in the amount by which the Dollar

Equivalent Amount of Revolving Loan Outstandings exceeds the combined Revolving Commitments need not equal or exceed the Minimum Tranche. Any prepayment under this Section shall be made together with any amounts required pursuant to
SECTION 5.4.

     (b) Without limiting the foregoing provisions of this SECTION 2.11, in the event that the Agent shall determine (in accordance with the valuation procedures provided for in SECTION 2.5) at any time that the aggregate Dollar Equivalent Amount of all Revolving Loan Outstandings in Offshore Currencies shall exceed the Total Offshore Currency Sublimit by an amount in excess of $10,000,000, then, upon notice thereof by the Agent to each Company, each Company agrees thereupon to make prepayments, on not later than the third Business Day after notice from the Agent, of Revolving Loan Outstandings (and if required under SECTION 3.7, Cash Collateralize outstanding Letters of Credit and Interim Note Guarantee) such that, after giving effect to such prepayment or Cash Collateralization, the aggregate Dollar Equivalent Amount of all Revolving Loan Outstandings (net of any Cash Collateralization) in Offshore Currencies does not exceed the lesser of Total Offshore Currency Sublimit or the Revolving Commitments of all Banks, it being understood that (a) a prepayment in the amount by which the Dollar Equivalent Amount of Revolving Loan Outstandings in Offshore Currencies exceeds the Total Offshore Currency Sublimit need not equal or exceed the Minimum Tranche, and (b) no such prepayment shall be required unless the excess referred to above shall exceed $10,000,000. Any prepayment under this Section shall be made together with any amounts required pursuant to
SECTION 5.4.

     2.12 REPAYMENT. (a) The Companies shall repay to the Banks on the Termination Date the aggregate principal amount of Loans outstanding on such date.

     (b) The Companies shall repay each Bid Loan on the last day of the relevant Interest Period.

     (c) Each payment (x) required to be made pursuant to SECTION 2.9 which permanently reduces the Term Loan Commitments or the Revolving Commitments or
(y) required to be made under clause (a) of this SECTION 2.12 shall, if made in an Offshore Currency, be accompanied by such additional amounts of such Offshore Currency, or additional Dollars, such that the amount of such Offshore Currency and Dollars so paid shall in the aggregate equal the Dollar Equivalent Amount (determined as of such date) of the payment required to be paid on such date.

     2.13 INTEREST.

     (a) Each Syndicated Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Companies' right to convert to other Types of Loans under SECTION 2.4), plus the Applicable Margin. Each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant Borrowing Date to the last day of the applicable Interest Period at a rate per annum equal to the Absolute Rate.

     (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under SECTION 2.9 OR 2.11 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

     (c) Notwithstanding subsection (a) of this Section or any other provision of the Loan Documents, while any Event of Default exists or after acceleration, interest shall accrue (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate (or in the case of Bid Loans, the Absolute Rate) plus 2%.

     (d) Anything herein to the contrary notwithstanding, the obligations of the Companies to any Bank or Designated Bidder hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank or Designated Bidder would be contrary to the provisions of any law applicable to such Bank or Designated Bidder limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank or Designated Bidder, and in such event the Companies shall pay such Bank interest at the highest rate permitted by applicable law.

     2.14 FEES.

     (a) ARRANGEMENT AND AGENCY FEES. The Companies jointly and severally shall pay the fees to the Arranger, NationsBank and the Agent, as required by the letter agreements ("Fee Letters") between each Company and the Arranger and the Agent (or an affiliate of the Agent) each dated February 25, 1997, as amended or supplemented from time to time, or as may otherwise be agreed to in a separate writing or writings executed by the Companies and the Agent shall pay to each Bank such amount relating to certain of such fees as previously agreed to by the Agent and such Bank.

     (b) COMMITMENT FEES. The Companies jointly and severally shall pay to the Agent for the account of each Bank a commitment fee on the sum of (i) the average daily unused portion of such Bank's Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily unused amount of the Revolving Commitment by Revolving Loans for that quarter as calculated by the Agent, equal to the Applicable Fee Percentage. For each Bank, the amounts outstanding under Bid Loans made by such Bank (and its Designated Bidder) plus its Pro Rata Share of the Dollar Equivalent Amount of all L/C Obligations and Interim Note Obligations will also be subtracted from such Bank's Revolving Commitment in making the calculation of its commitment fee but in no event shall the commitment fee be less than zero for any period. Swing Line Loans shall not be deemed to be outstanding for purposes of calculating fees under this SECTION 2.14. Such commitment fee shall accrue from the date hereof to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on June 30, 1997 for the quarter (or shorter period, as applicable) ending the prior Business Day and on the Termination Date;
provided that, in connection with any reduction or termination of Commitments under SECTION 2.8, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the date hereof, including at any time during which one or more conditions in ARTICLE V are not met.

     2.15 COMPUTATION OF FEES AND INTEREST.

     (a) All computations of interest for Base Rate Loans when the Base Rate is determined by NationsBank's "prime rate" and for Offshore Currency Loans in British pounds sterling or Belgian francs shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

     (b) For purposes of determining utilization of each Bank's Commitment in order to calculate the commitment fee due under SECTION 2.14(b), the amount of any outstanding Offshore Currency Loan on any date shall be determined based upon the Dollar Equivalent Amount as of the most recent Valuation Date with respect to such Offshore Currency Loan and L/C Obligations.

     (c) Each determination of an interest rate or a Dollar Equivalent Amount by the Agent shall be conclusive and binding on each Company, the Banks and the Designated Bidders in the absence of manifest error.

     (d) The Applicable Margin and the Applicable Fee Percentage shall be adjusted, to the extent applicable, on the earlier of the first Business Day next following receipt by the agent of the Compliance Certificate required pursuant to SECTION 8.1(c) or 60 days (or, in the case of the last calendar quarter of any year, 110 days) after the end of each calendar quarter, based on the Consolidated Total Leverage Ratio as of the last day of such calendar quarter and measured for the four fiscal quarters then ended; it being understood that if the Borrower fails to deliver the financial statements required by SECTION 8.1(a) or 8.1(b), as applicable, and the related Compliance Certificate required by SECTION 8.1(c), by the 60th day (or, if applicable, the 110th day) after any calendar quarter, the Applicable Margin shall be 0.95% and the Applicable Fee Percentage shall be 0.25% until such financial statements and Compliance Certificate are delivered. The Applicable Margin shall be 0.75% and the Applicable Fee Percentage shall be 0.20% until the Business Day next following the date of receipt by the Agent of the Compliance Certificate and related financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending June 30, 1997.

     2.16 PAYMENTS BY THE COMPANIES.

     (a) Except as otherwise expressly provided herein, all payments by any Company shall be made to the Agent for the account of the Banks and the Designated Bidders, or the Agent, as the case may be, at the Agent's Payment Office; and with respect to the principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made to the Agent in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 2:00 p.m. (Charlotte time) on the date specified herein. The Agent will promptly distribute to each Bank and Designated Bidder its Pro Rata Share (or other applicable share as expressly provided herein) of such amounts, in like funds as received. Any payment which is received by the Agent later than 2:00 p.m. (Charlotte time), or later than the time specified by the Agent as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     (c) Unless the Agent receives notice from a Company prior to the date on which any payment is due to the Banks that such Company will not make such payment in full as and when required, the Agent may assume that such Company has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank or Designated Bidder on such due date an amount equal to the amount then due such Bank or Designated Bidder. If and to the extent a Company has not made such payment in full to the Agent, each Bank or Designated Bidder shall repay to the Agent on demand such amount distributed to such Bank or Designated Bidder, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate as determined by the Agent and specified to such Bank for amounts in such Offshore Currency, for each day from the date such amount is distributed to such Bank or Designated Bidder until the date repaid.

     2.17 PAYMENTS BY THE BANKS TO THE AGENT.

     (a) Unless the Agent receives notice from a Bank on or prior to the Effective Date or, with respect to any Syndicated Borrowing, after the Effective Date, at least two Business Days prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the applicable Company the amount of that Bank's Pro Rata Share of such Syndicated Borrowing, the Agent may assume that each Bank has made such

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

amount available to the Agent in Same Day Funds on such Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to such Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to the applicable Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate or, in the case of any Syndicated Borrowing consisting of Offshore Currency Loans, the Overnight Rate specified to such Bank for amounts in such Offshore Currency plus any reasonable administrative fee charged by the Agent. A notice of the Agent submitted to any Bank with respect to amounts owing under this SECTION 2.17(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the applicable Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the applicable Borrowing Date, the Agent will notify each Company of such failure to fund and, upon demand by the Agent, the Companies shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Syndicated Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

     (b) The failure of any Bank to make any Syndicated Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Syndicated Loan on such Borrowing Date, but neither the Agent nor any Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

     2.18 SHARING OF PAYMENTS ETC. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Syndicated Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Syndicated Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to SECTION 12.9) with respect to such participation as fully as if such Bank were the direct creditor of such Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

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

     2.19 SWING LINE. (a) Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Commitments in an efficient manner and to minimize the transfer of funds between the Agent and each Bank, NationsBank shall make available Swing Line Loans in Dollars to each of the Companies, jointly and severally, from the Effective Date to the Termination Date (or such earlier date as the Revolving Commitments of all Banks shall have terminated in accordance with the terms hereof). NationsBank shall not make any Swing Line Loan pursuant hereto (i) if to the actual knowledge of NationsBank the Companies are not in compliance with all the conditions to the making of Revolving Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings would exceed $40,000,000, or (iii) if after giving effect to such Swing Line Loan, to the actual knowledge of NationsBank the Dollar Equivalent Amount of Revolving Loan Outstandings would exceed the aggregate Revolving Commitments. The Companies may borrow, repay and reborrow under this SECTION 2.19. Unless notified to the contrary by NationsBank, borrowings under the Swing Line shall be made in integral multiples of $100,000, upon written request by telefacsimile transmission, effective upon receipt, by a Responsible Officer made to NationsBank not later than 1:00 P.M. on the Business Day of the requested borrowing. Each such Swing Line Borrowing Notice shall specify the amount of the borrowing and the date of borrowing, and shall be in the form of EXHIBIT L, with appropriate insertions. Unless notified to the contrary by NationsBank, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000 or the aggregate amount of all Swing Line Outstandings. If any Company instructs NationsBank to debit any demand deposit account of such Company in the amount of any payment with respect to a Swing Line Loan, or NationsBank otherwise receives repayment, after 1:00 P.M. on a Business Day, such payment shall be deemed received on the next Business Day.

     (b) Swing Line Loans shall bear interest at the Base Rate or at such other rate or rates as the applicable Company and NationsBank may agree from time to time, the interest payable on Swing Line Loans is solely for the account of NationsBank, and all accrued and unpaid interest on Swing Line Loans shall be payable on the dates and in the manner provided in this
ARTICLE II with respect to interest on Base Rate Loans (except as NationsBank and the applicable Company may otherwise agree in connection with any particular Swing Line Loan). The Swing Line Loans shall be evidenced by the Swing Line Note.

     (c) Upon the making of a Swing Line Loan in accordance with this SECTION 2.19, each Bank shall be deemed to have purchased from NationsBank a Swing Line Participation therein in an amount equal to that Bank's Pro Rata Share of such Swing Line Loan. For purposes of SECTION 2.1(a), each Swing Line Loan shall be deemed to utilize the Revolving Commitment of each Bank by an amount equal to its Pro Rata Share of such Loan. Upon demand made by NationsBank, each Bank shall, according to its Pro Rata Share of such Swing Line Loan, promptly provide to NationsBank its purchase price therefor in an amount equal to its Swing Line Participation and, upon any such demand by NationsBank, such Swing Line Loan shall without further action be converted to a Base Rate Loan. Any such payment made by a Bank pursuant to demand of NationsBank of the purchase price of its Swing Line Participation shall be deemed (i) provided that the conditions to making Revolving Loans shall be satisfied, a Base Rate Loan under SECTION 2.1(a) until the Companies convert such Base Rate Loan in accordance with the terms of SECTION

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

2.4, and (ii) in all other cases, the funding by each Bank of the purchase price of its Swing Line Participation in such Swing Line Loan. The obligation of each Bank to so provide its purchase price to NationsBank shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event. Upon (and only upon) receipt by NationsBank of funds from the Companies in repayment of principal of or interest on Swing Line Loans with respect to which any Bank has funded the purchase of its participation in accordance with clause (ii) of the fourth sentence of SECTION 2.19(c), NationsBank will promptly pay over to the Agent (in the kind of funds so received or applied) for the account of each such Bank (other than NationsBank) in accordance with their Pro Rata Shares the aggregate amount of such payment as shall equal the aggregate amount of the Pro Rata Shares of such payment of each such Bank (other than NationsBank).

     The Companies, at their option and subject to the terms hereof, may request a Revolving Borrowing pursuant to and of a denomination permitted under SECTION 2.1(a) in an amount sufficient to repay Swing Line Outstandings on any date and the Agent shall provide from the proceeds of such Borrowing to NationsBank the amount necessary to repay such Swing Line Outstandings (which NationsBank shall then apply to such repayment) and credit any balance of such Borrowing in immediately available funds in the manner directed by the Companies. The Swing Line shall continue in effect until the Termination Date (or such earlier date as the Revolving Commitments of all Banks shall have terminated in accordance with the terms hereof), at which time all Swing Line Outstandings and accrued interest thereon shall be due and payable in full.

     2.20 DESIGNATION OF BORROWING SUBSIDIARIES. The Borrower may from time to time designate any Foreign Subsidiary of the Borrower which has not joined in the execution of this Agreement as a "Borrowing Subsidiary" hereunder by causing such Foreign Subsidiary to execute and deliver a duly completed Assumption Letter in the form attached hereto as EXHIBIT M to the Administrative Agent, with the written consent of the Borrower at the foot thereof. Upon such execution, delivery and consent such Foreign Subsidiary shall for all purposes be a party hereto as a Borrowing Subsidiary as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on all Borrowings made to any Borrowing Subsidiary under this Agreement shall have been paid in full and all other obligations of such Borrowing Subsidiary shall have been fully performed, such Borrowing Subsidiary may, by not less than five Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate its status as a "Borrowing Subsidiary" hereunder.

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

                                  ARTICLE III

                             THE LETTERS OF CREDIT

     3.1  THE LETTER OF CREDIT FACILITIES.

     (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees (A) from time to time on any Business Day during the period from the Effective Date to the Termination Date (or such earlier date as the Revolving Commitments of all Banks shall have terminated in accordance with the terms hereof) to Issue Letters of Credit for the account of a Company, and to amend or renew Letters of Credit previously issued by it, in accordance with SECTIONS 3.2(c) and 3.2(d), and (B) to honor drafts drawn under and in strict compliance with the terms and conditions of Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of a Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if, as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Dollar Equivalent Amount of the Revolving Loan Outstandings exceeds or would exceed the combined Revolving Commitments minus the Currency Hedge Utilization, or (2) the Dollar Equivalent Amount of the Effective Amount of L/C Obligations exceeds or would exceed the L/C Commitment, or (3) the Dollar Equivalent Amount of all Revolving Loan Outstandings and Term Loan Outstandings in Offshore Currencies exceeds or would exceed the Total Offshore Currency Sublimit. Within the foregoing limits, and subject to the other terms and conditions hereof, a Company's ability to obtain Letters of Credit shall be fully revolving and, accordingly, a Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

     (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank shall prohibit or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

          (ii) the Issuing Bank has received written notice from any Bank, the Agent or a Company, or has actual knowledge, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in ARTICLE VI is not then satisfied;

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

          (iii) the expiry date of any requested Letter of Credit is more than one year after the date of Issuance or is after the Termination Date;

          (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

          (v) any Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or

          (vi) such Letter of Credit is in a face amount less than the Dollar Equivalent Amount of $1,000,000 (or such other lesser amount as agreed to by the Issuing Bank) or denominated in a currency other than Dollars or Offshore Currencies.

     3.2  ISSUANCE, AMENDMENT AND RENEWAL OF LETTERS OF CREDIT.

     (a) Each Letter of Credit shall be Issued upon the irrevocable written request of a Company and the Borrower, respectively, received by the Issuing Bank three Business Days prior to the proposed date of Issuance. Each such request for Issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Company on the application of which such Letter of Credit is being Issued;
(ii) the Applicable Currency; (iii) the proposed date of Issuance of such Letter of Credit (which shall be a Business Day); (iv) the face amount of such Letter of Credit; (v) the expiry date of such Letter of Credit; (vi) the name and address of the beneficiary thereof; (vii) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (viii) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (ix) such other matters as the Issuing Bank may reasonably require.

     (b) Two Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank shall confirm with the Agent the availability of the Commitments with respect to such Issuance and that the conditions specified in ARTICLE VI have been satisfied. Subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of the applicable Company in accordance with the Issuing Bank's usual and customary business practices.

     (c) From time to time while a Letter of Credit is outstanding and prior to the Termination Date (or such earlier date as the Revolving Commitments of all Banks shall have terminated in accordance with the terms hereof), the Issuing Bank shall, upon the written request of a Company (with a copy sent to the Agent) three Business Days prior to the proposed date of amendment, amend any Letter of Credit Issued by it. Each such request for amendment of a Letter of Credit shall be made in writing in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing
Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii)

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

the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Agent will promptly notify the Banks of a request of Issuance or renewal or amendment of a Letter of Credit.

     (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Termination Date (or such earlier date as the Revolving Commitments of all Banks shall have terminated in accordance with the terms hereof), the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit Issued by it unless (A) the Issuing Bank would have no obligation at such time to Issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; (B) the beneficiary of such Letter of Credit does not accept the proposed renewal of such Letter of Credit; or (C) the Issuing Bank receives written request from a Company (with a copy sent to the Agent) three Business Days prior to the proposed date of notification of non-renewal, not to renew any Letter of Credit. Each such request for non-renewal of a Letter of Credit shall be made in writing and shall specify (i) the Letter of Credit number; (ii) the beneficiary's name; and (iii) that the Issuing Bank is instructed to notify the beneficiary of non-renewal.

     (e) The Issuing Bank shall deliver to the Agent any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Termination Date.

     (f) This Agreement shall control in the event (and to the extent) of any conflict with any L/C-Related Document (other than any Letter of Credit).

     (g) The Issuing Bank will also deliver to the Agent, concurrently with or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

     (h) The Agent shall furnish to each Bank quarterly a summary of outstanding Letters of Credit.

     3.3  RISK PARTICIPATIONS, DRAWINGS AND REIMBURSEMENTS.

     (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in the currency in which such Letter of Credit is stated. For purposes of SECTION 2.1(a), each Issuance of a Letter

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

of Credit shall be deemed to utilize the Revolving Commitment of each Bank by an amount equal to the amount of such participation.

     (b) In the event of any drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Agent and the Companies of the request and of the day on which the Issuing Bank is to pay the beneficiary (which payment date is not to be less than one day later). The Companies jointly and severally agree to reimburse the Issuing Bank prior to 11:00 a.m. (Charlotte time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the Dollar Equivalent Amount, as determined by the Issuing Bank, such determination to be conclusive absent manifest error, of the amount so paid by the Issuing Bank. In the event the Companies fail to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 11:00 a.m. (Charlotte time) on the Honor Date, the Issuing Bank will promptly notify the Agent who will in turn promptly notify each Bank. Unless notified by the Companies to convert an unreimbursed drawing into Revolving Loans or, if the Companies request a conversion of an unreimbursed drawing into Revolving Loans but the unreimbursed drawing is not converted because of the Companies' failure to satisfy the conditions set forth in SECTION 6.3 (such unreimbursed drawing which has not been converted constituting an L/C Borrowing), each Bank will be deemed to be obligated to make an L/C Advance in Dollars in the full Dollar Equivalent Amount of each Bank's Pro Rata Share of such L/C Borrowing and such L/C Advances shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum. Any notice given by the Issuing Bank or the Agent pursuant to this SECTION 3.3(b) may be oral if promptly confirmed in writing (including by facsimile); provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

     (c) With respect to any unreimbursed drawing that the applicable Company requests be converted into a Revolving Loan and that satisfies the conditions set forth in SECTION 6.3, each Bank shall upon any notice make available to the Agent for the account of the relevant Issuing Bank an amount in Dollars equal to the Dollar Equivalent Amount (as indicated in such notice) of the currency in which such Letter of Credit is denominated and in immediately available funds equal to its Pro Rata Share of the amount of such drawing, whereupon the participating Banks shall each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of such drawing by no later than 2:00 p.m. (Charlotte time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent shall promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this SECTION 3.3.

     (d) Provided that the Issuing Bank has paid a drawing under a Letter of Credit in accordance with its terms, each Bank's obligation in accordance with this Agreement to make

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

the Revolving Loans or L/C Advances, as contemplated by this SECTION 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Companies or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that if the conditions to making any Loan pursuant to SECTION 6.3 shall not then be satisfied, each Bank's payment of such amount shall be deemed to constitute its payment of the purchase price for its participation in the applicable drawing under the applicable Letter of Credit.

     3.4 REPAYMENT OF PARTICIPATIONS. (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from the Companies (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank's participation in such Letter of Credit pursuant to SECTION 3.3 or (ii) in payment of interest thereon, the Agent will pay to such Bank, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.

     (b) If the Agent or the Issuing Bank is required at any time to pay to the Companies, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Companies to the Agent for the account of the Issuing Bank pursuant to
SECTION 3.4(a) in reimbursement of a payment made under any Letter of Credit or interest thereon, each Bank shall, on demand of the Agent, forthwith pay to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so paid by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are paid by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     3.5 ROLE OF THE ISSUING BANK. (a) Each Bank and the Companies agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and any other documents expressly required by the applicable Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

     (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Banks; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

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

     (c) The Companies hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Companies' pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank (including the Banks), shall be liable or responsible for any of the matters described in clauses (i) through (vii) of SECTION 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the Companies may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Companies, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Companies which the Companies prove were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit except as a result of a court order after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer a Letter of Credit or the rights or benefits thereunder or assigning the proceeds thereof, in whole or in part, in accordance with the terms of such Letter of Credit which may prove to be invalid or ineffective for any reason.

     3.6 OBLIGATIONS ABSOLUTE. Provided that the Issuing Bank has paid a drawing under a Letter of Credit in accordance with its terms, the obligations of the Companies under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into any Syndicated Loan or Syndicated Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Related Document under all circumstances, including the following:

          (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

         (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Companies in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents, which have been previously agreed to by the respective Company;

        (iii) the existence of any claim, set-off, defense or other right that the Companies may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;


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

         (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

          (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that reasonably complies with the terms of such Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be (and providing reasonable evidence of its status as) a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

         (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Companies in respect of any Letter of Credit; or

        (vii) any other circumstance or happening whatsoever (other than failure to pay a Letter of Credit in accordance with its terms), whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Companies or a guarantor.

     3.7  CASH COLLATERAL PLEDGE.  Upon (i) the written request of the Agent,
(A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Termination Date (or such earlier date as the Revolving Commitments shall have terminated in accordance with the terms hereof), any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in SECTION 2.11 requiring the Companies to Cash Collateralize Letters of Credit, then the Companies shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations or in the amount required under SECTION 2.11. If any Letter of Credit expires without the application of such Cash Collateral in full, or if all L/C Borrowings with respect to any Letter of Credit have been paid in full by the Companies, then as long as there is no Event of Default in existence and so long as no such application shall be made within 25 days of the expiration of a Letter of Credit, the Agent shall return to the Companies any cash or deposit account balances that were used by the Companies to Cash Collateralize such Letters of Credit pursuant to this SECTION 3.7 and were not applied to L/C Borrowings.

     3.8 LETTER OF CREDIT FEES. (a) The Companies shall pay to the Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit equal to the Applicable Margin with respect to the Offshore Rate Loans times the average daily maximum Dollar Equivalent Amount (computed based on currency exchange rates in effect as of the most recent Valuation Date) available to be drawn under the outstanding Letters of Credit computed


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on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the first Business Day following the calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

     (b) The Companies shall pay to the Agent for the account of the Issuing Bank a letter of credit fee with respect to the Letters of Credit equal to 1/8th of 1% per annum of the average daily maximum Dollar Equivalent Amount (computed based on currency exchange rates in effect as of the most recent Valuation Date) available to be drawn under the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the first Business Day following the calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

     (c) The Companies shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to Letters of Credit as from time to time in effect.

     3.9 UNIFORM CUSTOMS AND PRACTICE. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


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                                   ARTICLE IV

                             INTERIM NOTE GUARANTEE

     4.1 INTERIM NOTES GUARANTEE. On the terms and conditions set forth herein (i) NationsBank agrees on the Closing Date to execute the Interim Note Instrument containing the Interim Note Guarantee of the Interim Note Obligations; and (ii) the Banks severally agree to participate in the Interim Note Guarantee for the account of Interim (UK).

     4.2  RISK PARTICIPATION, ADVANCES AND REIMBURSEMENTS.

     (a) Immediately upon the execution of the Interim Note Instrument, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from NationsBank a participation in the Interim Note Guarantee and each payment thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount payable under the Interim Note Guarantee and the amount paid, respectively, in British pounds sterling. For purposes of SECTION 2.1(a), the execution and delivery of the Interim Note Instrument shall be deemed to utilize the Revolving Commitment of each Bank by an amount equal to the amount of such participation.

     (b) In the event of any payment pursuant to the Interim Note Guarantee to the holder of an Interim Note, NationsBank will promptly notify the Agent and the Companies of the demand and of the day on which NationsBank is to pay the holder (which payment date is not to be less than one day later).
The Companies jointly and severally agree to reimburse NationsBank prior to 11:00 a.m. (Charlotte time), on each date that any amount is paid by NationsBank under the Interim Note Guarantee (each such date, a "Payment Date"), in an amount equal to the Dollar Equivalent Amount, as determined by NationsBank, of the amount so paid by NationsBank. In the event the Companies fail to reimburse NationsBank for the full amount of any payment under the Interim Note Guarantee by 11:00 a.m. (Charlotte time) on the Payment Date, NationsBank will promptly notify the Agent who will in turn promptly notify each Bank. Unless notified by the Companies to convert an unreimbursed payment into Revolving Loans or, if the Companies request a conversion of an unreimbursed payment into Revolving Loans but the unreimbursed payment is not converted because of the Companies' failure to satisfy the conditions set forth in SECTION 6.3, each Bank will be deemed to be obligated to make an Interim Note Advance in Dollars in the full Dollar Equivalent Amount of each Bank's Pro Rata Share of such payment and such Interim Note Advances shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum. Any notice given by NationsBank or the Agent pursuant to this SECTION 4.2(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     (c) With respect to any unreimbursed payment that Interim (Europe) requests be converted into a Revolving Loan and that satisfies the conditions set forth in SECTION 6.3, each Bank shall upon any notice make available to the Agent for the account of NationsBank an amount in Dollars equal to the Dollar Equivalent Amount (as indicated in such notice) of British pounds


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

sterling and in immediately available funds equal to its Pro Rata Share of the amount of such payment, whereupon the participating Banks shall each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to Interim (Europe) in that amount. If any Bank so notified fails to make available to the Agent for the account of NationsBank the amount of such Bank's Pro Rata Share of the amount of such payment by no later than 2:00 p.m. (Charlotte time) on the Payment Date, then interest shall accrue on such Bank's obligation to make such payment, from the Payment Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent shall promptly give notice of the occurrence of the Payment Date, but failure of the Agent to give any such notice on the Payment Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this SECTION 4.2.

     (d) Provided that NationsBank has made a payment pursuant to the Interim Note Guarantee substantially in accordance with its terms, each Bank's obligation in accordance with this Agreement to make the Syndicated Loans or Interim Note Advances, as contemplated by this SECTION 4.2, as a result of a payment under the Interim Note Guarantee, shall be absolute and unconditional and without recourse to NationsBank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the NationsBank, the Companies or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that if the conditions to making any Loan pursuant to SECTION 6.3 shall not then be satisfied, each Bank's payment of such amount shall be deemed to constitute its payment of the purchase price for its participation in the applicable payment under the Interim Note Guarantee.

     4.3 REPAYMENT OF PARTICIPATIONS. (a) Upon (and only upon) receipt by the Agent for the account of NationsBank of immediately available funds from the Companies (i) in reimbursement of any payment made by NationsBank under the Interim Note Guarantee with respect to which any Bank has paid the Agent for the account of NationsBank for such Bank's participation in such Interim Note Guarantee pursuant to SECTION 4.2 or (ii) in payment of interest thereon, the Agent will pay to such Bank, in the same funds as those received by the Agent for the account of NationsBank, the amount of such Bank's Pro Rata Share of such funds, and NationsBank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of NationsBank.

     (b) If the Agent or NationsBank is required at any time to pay to the Companies, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Companies to the Agent for the account of NationsBank pursuant to SECTION 4.3(a) in reimbursement of a payment made under the Interim Note Guarantee or interest thereon, each Bank shall, on demand of the Agent, forthwith pay to the Agent or NationsBank the amount of its Pro Rata Share of any amounts so paid by the Agent or NationsBank plus interest thereon from the date such demand is made to the date such amounts


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

are paid by such Bank to the Agent or NationsBank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     4.4 ROLE OF NATIONSBANK. (a) Each Bank and the Companies agree that, in making a payment pursuant to the Interim Note Guarantee, NationsBank shall not have any responsibility to obtain any document (other than written demand and certificates expressly required by the Interim Note Guarantee) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

     (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of NationsBank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Banks; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Interim Note Related Documents.

     (c) The Companies hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of the Interim Note Guarantee; provided, however, that this assumption is not intended to, and shall not, preclude the Companies' pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of NationsBank (including the Banks), shall be liable or responsible for any of the matters described in clauses (i) through (vii) of SECTION 4.5; provided, however, anything in such clauses to the contrary notwithstanding, that the Companies may have a claim against NationsBank, and NationsBank may be liable to the Companies, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Companies which the Companies prove were caused by the willful misconduct or gross negligence or willful failure of NationsBank to pay under the Interim Note Guarantee except as a result of a court order after the presentation to it by the beneficiary of a written demand and certificate(s) strictly complying with the terms and conditions of the Interim Note Guarantee. In furtherance and not in limitation of the foregoing: (i) NationsBank may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) NationsBank shall not be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer an Interim Note or the rights or benefits thereunder or assigning the proceeds thereof, in whole or in part, in accordance with the terms of such Interim Note which may prove to be invalid or ineffective for any reason.

     4.5 OBLIGATIONS ABSOLUTE. Provided that NationsBank has made a payment under the Interim Note Guarantee in accordance with its terms, the obligations of the Companies under this Agreement and any Interim Note Related Documents to reimburse NationsBank for a payment under the Interim Note Guarantee, and to repay any Interim Note Borrowing and any payment under the Interim Note Guarantee converted into any Revolving Loan or Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other Interim Note Related Document under all circumstances, including the following:


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

          (i) any lack of validity or enforceability of this Agreement or any Interim Note Related Documents;

         (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Companies in respect of the Interim Note Guarantee or any other amendment or waiver of or any consent to departure from all or any of the Interim Note Related Documents, which have been previously agreed to by the respective Company;

        (iii) the existence of any claim, set-off, defense or other right that the Companies may have at any time against any beneficiary or any transferee of any Interim Note Guarantee (or any Person for whom any such beneficiary or any such transferee may be acting), NationsBank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Interim Note Related Documents or any unrelated transaction;

         (iv) any draft, demand, certificate or other document presented under the Interim Note Guarantee proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a payment under the Interim Note Guarantee;

          (v) any payment by NationsBank under the Interim Note Guarantee pursuant to a demand for payment that reasonably complies with the terms of the Interim Note Guarantee; or any payment made by NationsBank under the Interim Note Guarantee to any Person purporting to be (and providing reasonable evidence of its status as) a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Interim Note Guarantee, including any arising in connection with any Insolvency Proceeding;

         (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Companies in respect of any Interim Note Guarantee; or

        (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Companies or a guarantor.

     4.6 CASH COLLATERAL PLEDGE. Upon (i) the request of the Agent, (A) if NationsBank has honored any full or partial payment request on the Interim Note Guarantee and such payment has resulted in an Interim Note Borrowing hereunder, or (B) if, as of the Termination Date (or such earlier date as the Revolving Commitments shall have terminated in accordance with the terms hereof), the Interim Note Guarantee may for any reason remain outstanding, or (ii) the occurrence of the circumstances described in SECTION 2.11 requiring the Companies to Cash Collateralize, then


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

the Companies shall immediately Cash Collateralize the Interim Note Guarantee Obligations in an amount equal to such Interim Note Guarantee Obligations or in the amount required under SECTION 2.11. If the Interim Note Guarantee expires without the application of such Cash Collateral in full, or if all Interim Note Borrowings with respect to the Interim Note Guarantee have been paid in full by the Companies, then as long as there is no Event of Default in existence and so long as no such application shall be made within 25 days of the expiration of the Interim Note Guarantee, the Agent shall return to the Companies any cash or deposit account balances that were used by the Companies to Cash Collateralize such Interim Note Guarantee pursuant to this
SECTION 4.6 and were not applied to Interim Note Borrowings.

     4.7 INTERIM NOTE GUARANTEE FEES. (a) The Companies shall pay to the Agent for the account of each of the Banks an Interim Note Guarantee fee with respect to the Interim Note Guarantee equal to the Applicable Margin with respect to the Offshore Rate Loans times the Interim Note Obligations computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the Interim Note Obligations outstanding for that quarter as calculated by the Agent. Such Interim Note Guarantee fees shall be due and payable quarterly in arrears on the first Business Day following the calendar quarter during which there are Interim Note Obligations, commencing on the Closing Date through the Termination Date (or such later date upon which the Interim Note Guarantee shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

     (b) The Companies shall pay to the Agent for the account of NationsBank a fee with respect to the Interim Note Guarantee equal to 1/8th of 1% per annum of the average daily Interim Note Obligations (computed based on currency exchange rates in effect as of the most recent Valuation Date), computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Interim Note Obligations outstanding for that quarter as calculated by the Agent. Such fees shall be due and payable quarterly in arrears on the first Business Day following the calendar quarter during which the Interim Note Guarantee remains outstanding, commencing on the Closing Date, through the Termination Date (or such later date upon which the Interim Note Guarantee shall expire), with the final payment to be made on the Termination Date (or such later expiration date).


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

                                    ARTICLE V

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     5.1  TAXES.

     (a) Any and all payments by any Company to each Bank, each Designated Bidder or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes imposed in any jurisdiction from or through which a payment is made. In addition, the Companies shall pay all Other Taxes.

     (b) If any Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank, any Designated Bidder or the Agent, then:

          (i) the sum payable by the Company in respect of which the relevant deduction or withholding is required shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank, such Designated Bidder or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

          (ii)    such Company shall make such deductions and withholdings;

          (iii) such Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

          (iv) such Company shall also pay to each Bank, each Designated Bidder or the Agent for the account of such Bank or Designated Bidder, at the time interest is paid or, with respect to a cost incurred after such interest is paid, on request of such Bank after such incurrence, Further Taxes in the amount that the respective Bank or Designated Bidder determines in good faith as necessary to preserve the after-tax yield such Bank or Designated Bidder would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

     (c) Each Company agrees to indemnify and hold harmless each Bank, each Designated Bidder or the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Bank determines in good faith as necessary to preserve the after-tax yield such Bank or Designated Bidder would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted; provided, that no Company shall be required to indemnify a Bank or a Designated Bidder for any such liability which arose because of the failure of said Bank or Designated Bidder to make a payment for more than thirty days after such Bank

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

or Designated Bidder became aware of the requirement to make such payment. Payment under this indemnification shall be made within 30 days after the date the applicable Bank or Designated Bidder or the Agent makes written demand therefor. Each Bank agrees to give notice within 30 days of becoming aware of any right to indemnification under this SECTION 5.1(C).

     (d) Within 30 days after the date of any payment by any Company of Taxes, Other Taxes or Further Taxes, such Company shall furnish to each Bank, each Designated Bidder or the Agent, upon request, the original or a certified copy of a receipt evidencing payment thereof.

     (e) If a Company is required to pay any amount to any Bank, any Designated Bidder or the Agent pursuant to SECTION 5.1(b) OR SECTION 5.1(c), then such Bank, such Designated Bidder or the Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Company which may thereafter accrue, if such change in the sole, good faith judgment of such Bank or Designated Bidder is not otherwise disadvantageous to such Bank or Designated Bidder. Additionally such Bank or Designated Bidder shall use reasonable efforts consistent with its corporate tax policies to assist the Companies (for themselves and on behalf of each Guarantor) in securing any tax credits or refunds which may be available. If any tax credit or refund is received, send any such refund to the Companies or, as directed by the Companies to a Guarantor. Any Bank or Designated Bidder requesting indemnification under subsection (b) or (c) or under any Guarantee shall, at the request of a Company or a Guarantor, provide a detailed calculation in writing of the applicable amounts.

     5.2  ILLEGALITY.

     (a) If any Bank reasonably determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make any Offshore Rate Loans (including Offshore Rate Loans in any Applicable Currency), then, on notice thereof by such Bank to each Company through the Agent, any obligation of that Bank to make such Offshore Rate Loans shall be suspended until such Bank notifies the Agent and each Company that the circumstances giving rise to such determination no longer exist.

     (b) If a Bank reasonably determines or any Governmental Authority asserts that it is unlawful to maintain any Offshore Rate Loan (including, without limitation, any Offshore Currency Loan in any particular Applicable Currency), the Companies shall, upon their receipt of notice of such determination and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loan of that Bank then outstanding, together with interest accrued thereon and amounts required under SECTION 5.4, either on the last day of the Interest Period thereof, if such Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Offshore Rate Loan. If any Offshore Rate Loan made to a Company is required to be so repaid, then with respect to

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

Loans in Dollars concurrently with such prepayment, such Company may borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

     5.3  INCREASED COSTS AND REDUCTION OF RETURN.

     (a) If any Bank reasonably determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore
Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit or Interim Note Guarantees, or, in the case of Issuing Bank, any increase in the cost to Issuing Bank of agreeing to Issue, Issuing or maintaining any Letter of Credit or of funding any drawing under any Letter of Credit, or, in the case of NationsBank, any increase in the cost to NationsBank of agreeing to maintain the Interim Note Guarantee of making payment under the Interim Note Guarantee, then the Companies shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs; provided, that no Company shall be obligated to reimburse any Bank for any cost incurred pursuant to this Section more than 180 days prior to notice to the Companies of the incurrence of such cost; except that if any change or compliance requirement described above shall have a retroactive application, the Companies shall be obligated to make such reimbursement with respect to such retroactive effect, if such Bank shall give the Companies notice thereof within 30 days of such Bank's having notice thereof. At the request of the Companies, any Bank claiming the right to payment under this subsection shall provide a certificate in reasonable detail as to the amount of such payment to the requesting Company.

     (b) If any Bank shall have reasonably determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Bank (or its Lending Office) or any corporation controlling such Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's or such corporation's desired return on capital) shall have determined that the rate of return on its or such controlling corporation's capital as a consequence of its Commitment or the Loans made or Letters of Credit Issued or participated in or Interim Note Guarantee given or participated in by such Bank is reduced to a level below that which such Bank or such controlling corporation could have achieved but for the occurrence of such circumstances, then, upon demand of such Bank to the Companies, the Companies shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such controlling corporation for such reduction in rate of return; provided, that the Companies shall not be obligated to reimburse any Bank for any reduction on the rate of return on capital pursuant to this

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

Section realized more than 180 days prior to notice to the Companies of such reduction; except that if any change or compliance requirement described above shall have a retroactive application, the Companies shall be obligated to make such reimbursement with respect to such retroactive effect, if such Bank shall give the Companies notice thereof within 30 days of such Bank's having notice thereof. In calculating any amounts payable hereunder, each Bank shall use any reasonable method of allocation and attribution that it shall deem applicable.

     (c) Without limiting the foregoing but without duplication for any Associated Costs reimbursed pursuant to SECTION 5.3(a) OR (b), as to any Offshore Currency Loans denominated in British pounds sterling, the Companies will pay the Associated Costs. Any Bank requesting reimbursement under this
SECTION 5.3(c) shall give the Companies written notice, including a detailed calculation, within 30 days of having notice of the incurrence of any Associated Costs.

     5.4 FUNDING LOSSES. The Companies shall reimburse each Bank and hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

     (a) the failure of any Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

     (b) the failure of any Company to borrow, continue or convert a Loan after such Company has given (or is deemed to have given) an Irrevocable Notice of Syndicated Activity;

     (c) the failure of any Company to make any prepayment in accordance with any notice delivered under SECTION 2.9 or 2.11;

     (d) the prepayment (including pursuant to SECTION 2.9 or 2.11) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

     (e) the automatic conversion under SECTION 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained or loan charges relating to any Offshore Currency Loans. For purposes of calculating amounts payable by the Companies to the Banks under this Section and under SECTION 5.3(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     5.5 INABILITY TO DETERMINE RATES. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate or the Spot Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or the Required Banks

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determine that the Offshore Rate or the Spot Rate applicable pursuant to
SECTION 2.13(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Companies and each Bank. Thereafter, the obligation of the Banks to make or convert into or continue Offshore Rate Loans (including Offshore Rate Loans in any Applicable Currency) hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, each Company may revoke any Irrevocable Notice of Syndicated Activity then submitted by it. If such Company does not revoke such Notice with respect to a Syndicated Loan in Dollars, the Banks shall make, convert or continue the Syndicated Loans, as proposed by such Company, in the amount specified in the applicable notice submitted by such Company, but such Syndicated Loans shall be made, converted into or continued as Base Rate Loans instead of Offshore Rate Loans. In the case of any Offshore Currency Loans, the Syndicated Borrowing or continuation shall be in an aggregate amount equal to the Dollar Equivalent Amount of the originally requested Syndicated Borrowing or continuation in the applicable Offshore Currency, and to that end any outstanding Offshore Currency Loans which are the subject of any continuation shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.

     5.6 REPLACEMENT BANKS. The Companies may, in their sole discretion, on 10 Business Days' prior written notice to the Agent and a Bank (except in the case of the replacement of a Bank after notice from such Bank to the Companies pursuant to SECTION 5.3, in which case no prior notice from the Companies is required), cause a Bank who has incurred increased costs or is unable to make Offshore Rate Loans to (and such Bank shall) assign, pursuant to SECTION 12.8, all of its rights and obligations under this Agreement (other than with respect to outstanding Bid Loans) to an Eligible Assignee designated by the Companies which is willing to become a Bank for a purchase price equal to the outstanding principal amount of the Syndicated Loans payable to such Bank plus any accrued but unpaid interest on such Loans, any accrued but unpaid fees with respect to such Bank's Commitment and any other amount payable to such Bank under this Agreement (other than with respect to outstanding Bid Loans); provided, that any expenses or other amounts which would be owing to such Bank pursuant to any indemnification provision hereof (including, if applicable, SECTION 5.4) shall be payable by the Companies as if the Companies had prepaid the Loans of such Bank rather than such Bank having assigned its interest hereunder. The Companies or the Assignee shall pay the applicable processing fee under SECTION 12.8.

     5.7 MITIGATION. Each Bank agrees that, with reasonable promptness after the officer of such Bank responsible for administering the Loans of such Bank becomes aware that such Bank has become an affected Bank under SECTION 5.2, is entitled to receive payments under SECTION 5.3, or is or has become subject to U.S. or United Kingdom withholding taxes payable by any Company in respect of its Loans, it will, to the extent not inconsistent with any internal policy of such Bank or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain the Commitment of such Bank or the Loans of such Bank through another lending office of such Bank, or (ii) take such other reasonable measures, if, as a result thereof,

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the circumstances which would cause such Bank to be an affected Bank under
SECTION 5.2 would cease to exist, or the additional amounts which would otherwise be required to be paid to such Bank pursuant to SECTION 5.3 would be reduced, or such withholding taxes would be reduced, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Bank; PROVIDED that such Bank will not be obligated to utilize such other lending office pursuant to this SECTION 5.7 unless the Companies agree to pay all incremental expenses incurred by such Bank as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses (setting forth in reasonable detail the basis for requesting such amount and the calculation thereof) submitted by such Bank to the Companies (with a copy to the Agent) shall be PRIMA FACIE evidence of such expenses.

     5.8  SURVIVAL.  The agreements and obligations of the Companies in this
ARTICLE V shall survive the payment of all other Obligations.

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                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EXECUTION OF AGREEMENT. (a) As a condition precedent to the execution and delivery by the Agent and the Banks of this Agreement and the other Loan Documents to which they are a party and to the making of Syndicated Loans and issuing the Interim Note Guarantee, the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and the Banks, the following:

               (i) executed originals of each of this Agreement, Guaranties, Pledge Agreements and the Notes, together with all schedules and exhibits thereto and documents deliverable thereunder;

               (ii) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of special counsel to the Companies and Guarantors dated the Closing Date, addressed to the Agent and the Banks and reasonably satisfactory to the Agent and the Banks;

               (iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each Company and Guarantor certified by its secretary or assistant secretary or other appropriate representative of such Company and Guarantor as of the Closing Date, approving and adopting the Loan Documents and Interim Note Instruments to be executed by such Person, and authorizing the execution and delivery and performance thereof;

               (iv) specimen signatures of officers or other appropriate representatives of each Company and Guarantor executing the Loan Documents and Interim Note Instruments on behalf of such Company and Guarantor, which signature, and the office and incumbency of such person, shall be certified by the appropriate representative of such Company or Guarantor, as the case may be;

               (v) the charter documents and bylaws or deed of incorporation and articles of association or other organizational document of each Company and Guarantor certified by the appropriate representative of such Company;

               (vi)   Pro Forma Historical Statements;

               (vii)  Pro Forma Projections;

               (viii) evidence satisfactory to the Agent that all fees payable by the Companies on the Closing Date to the Agent, the Arranger, NationsBank and the Banks have been paid in full;

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               (ix)   evidence that prior to or contemporaneously with the
          initial Borrowing or Issuance hereunder all obligations of the Borrower and its Subsidiaries under or in connection with the Existing Credit Agreement shall have been paid in full or satisfied and the Existing Credit Agreement shall have been terminated except as to any provisions thereof which survive such termination;

               (x) evidence satisfactory to the agent of the acceptance by the holders of not less than 90% of the voting securities of Michael Page of the offer by Interim (Europe) to purchase such securities;

               (xi) closing statement containing a detailed disbursement of proceeds of the Loans in accordance with SECTION 2.10; and

               (xii) such other documents, instruments, certificates and opinions as the Agent or the Banks may reasonably request on or prior to the Closing Date in connection with the Acquisition.

     (b) There shall not have occurred or become known to the Agent or any of the Banks any event, condition, litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding or other situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries, or of Michael Page, delivered to the Agent prior to the Effective Date that (x) has had or could reasonably be expected to result in a Material Adverse Effect or materially adversely affect the business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries or Michael Page and Subsidiaries , taken as a whole or (y) does or could reasonably be expected to restrain or enjoin or otherwise materially and adversely affect the ability of any Person to fulfill their respective obligations with respect to the Acquisition of Michael Page; and

     (c) Each Company and its Subsidiaries shall have received all approvals, consents and waivers (including the expiration of early termination of any waiting period without notice of intent to challenge or request for further information by any Governmental Authority), and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby except for such approvals, consents, waivers, filings and notices as to which the failure to receive, make or give will not have a Material Adverse Effect or materially adversely affect the business, properties, operations or condition, financial or otherwise, of the acquired business of Michael Page, taken as a whole.

     6.2 CONDITION OF EXTENSION OF CREDIT TO BORROWING SUBSIDIARY. The obligation of each Bank to make any Credit Extension to a Borrowing Subsidiary is subject to the condition that such Borrowing Subsidiary has furnished to the Agent the following items.

          (i) Copies of the articles of incorporation or similar organizational documents of such Borrowing Subsidiary, together with all amendments, and a certificate of good

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

     standing (if available), both certified by the appropriate governmental officer in its jurisdiction of incorporation.

          (ii) Copies, certified by an appropriate officer or director of such Borrowing Subsidiary, of its by-laws or similar organizational documents and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Bank) authorizing the execution of the Loan Documents to which such Borrowing Subsidiary is a party.

          (iii) An incumbency certificate, executed by an appropriate officer or director of such Borrowing Subsidiary, which shall identify by name and title and bear the signature of the officers or directors of such Borrowing Subsidiary authorized to sign the Loan Documents and to request Loans hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrowing Subsidiary.

          (iv) A written opinion of counsel to such Borrowing Subsidiary, addressed to the Banks in form and substance satisfactory to the Agent.

          (v) Notes issued by such Borrowing Subsidiary to the order of each of the Banks.

          (vi) Such other documents as the Agent or its counsel may have reasonably requested.

     6.3 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Bank and each Designated Bidder to make any Loan to be made by it (including its initial
Loan) other than, so long as no Event of Default shall have occurred and be continuing, the continuation or conversion of any Loan previously made (which shall remain subject to the limitations contained in ARTICLE II), and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit), other than, so long as no Event of Default shall have occurred and be continuing, the renewals of existing Letters of Credit, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

          (a) IRREVOCABLE NOTICE OF SYNDICATED ACTIVITY, L/C APPLICATION. For each Syndicated Loan, the Agent shall have received (with, in the case of the initial Syndicated Loan only, a copy for each Bank) an Irrevocable Notice of Syndicated Activity and, in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application;

          (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in ARTICLE VII and in the other Loan Documents shall be true and correct on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except (i) to the extent such representations and

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     warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) that references to financial statements described in SECTION 7.10(a) shall be to the financial statements most recently furnished pursuant to SECTION 8.1(a) or (b), and
     (iii) that the reference to December 27, 1996 in SECTION 7.10(c) shall refer to the date of the financial statements most recently furnished pursuant to SECTION 8.1(a) OR (b)); and

          (c) NO EXISTING DEFAULT. No Default or Event of Default shall exist or shall result from such Borrowing or Issuance.

Each Irrevocable Notice of Syndicated Activity and L/C Application or L/C Amendment Application submitted by any Company hereunder shall constitute a representation and warranty by each Company hereunder, as of the date of each such notice and as of each Borrowing Date, or Issuance Date, as applicable, that the conditions in this SECTION 6.3 are satisfied. Nothing contained in this
SECTION 6.3 shall limit the obligation of the Banks to make an L/C Advance and Interim Note Advance pursuant to SECTION 3.3 and SECTION 4.2, respectively.

     6.4 SUPPLEMENTS TO SCHEDULES. The Companies may, from time to time but in no event less than five (5) Business Days prior to delivery of any Irrevocable Notice of Syndicated Activity hereunder, amend or supplement SCHEDULES 7.5, 7.10, 7.12 AND 7.13 to this Agreement by delivering (effective upon receipt) to the Agent and each Bank a copy of such revised Schedule or Schedules which shall
(i) be dated the date of delivery, (ii) be certified by a Responsible Officer as true, complete and correct as of such date and as delivered in replacement for the corresponding Schedule or Schedules previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from each such corresponding predecessor Schedule. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in the event that the Required Banks determine based upon such revised Schedules (whether individually or in the aggregate or cumulatively) that there has been a change which could have a Material Adverse Effect since the Closing Date, or such later date as the Companies shall have most recently furnished supplements to Schedules under this SECTION 6.4 or financial statements under SECTION 8.1(a) OR (b), in the business, operations or affairs, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, the Banks shall have no further obligation to fund Credit Extensions or continue or convert of any Loan previously made or renew or extend existing Letters of Credit.

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

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

     Each Company represents and warrants to the Agent and each Bank that:

     7.1  EXISTENCE AND POWER.  Such Company and each of its Subsidiaries:

          (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

          (b) has the power and authority and governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except to the extent failure to so qualify would not have a Material Adverse Effect; and

          (d) is in compliance with all Requirements of Law, except to the extent the failure to so comply would not have a Material Adverse Effect.

     7.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by such Company and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party have been duly authorized by all necessary action and do not and will not:

          (a)  contravene the terms of any of that Person's Organization
     Documents;

          (b) conflict with or result in a material breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

          (c)  violate any Requirement of Law.

     7.3 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Company or any of its Subsidiaries of the Agreement or any other Loan Document.

     7.4 BINDING EFFECT. This Agreement and each other Loan Document to which such Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations


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

of such Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability).

     7.5 LITIGATION: LABOR CONTROVERSIES. There are no actions, suits, labor controversies, proceedings, claims or disputes pending, or to the best knowledge of such Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against such Company, or its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to such Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect, except as set forth in SCHEDULE 7.5.

No injunction, writ, temporary restraining order or order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     7.6 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by such Company. As of the Closing
Date, neither such Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create a Default or an Event of Default under SECTION 10.1(e).

     7.7 USE OF PROCEEDS; MARGIN REGULATIONS. The Credit Extensions are to be used solely for the repayment of the Existing Notes in full, the acquisition of shares of Michael Page and the costs associated with such Acquisition and for general corporate purposes. The shares of Michael Page do not constitute Margin Stock. Neither such Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Less than 25% of the Property of the Companies and their Subsidiaries consists of Margin Stock.

     7.8 TITLE TO PROPERTIES. Such Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of such Company and its Subsidiaries is subject to no Liens, other than Liens permitted under SECTION 9.2.


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

     7.9 TAXES. Such Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the best of each Company's knowledge, there is no proposed tax assessment against such Company or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

     7.10 FINANCIAL CONDITION.

          (a) The audited consolidated financial statements of the Borrower and its Subsidiaries dated December 29, 1995 and December 27, 1996, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal periods ended on such dates:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

              (ii) present fairly the financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby; and

             (iii) except as specifically disclosed in SCHEDULE 7.10, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations, which are required to be disclosed in accordance with GAAP.

          (b)  Since December 27, 1996, there has been no Material Adverse
     Effect.

          (c) To the best knowledge of the Borrower, after due inquiry, the audited consolidated financial statements of the Michael Page and its Subsidiaries dated December 31, 1995 and December 31, 1996, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal periods ended on such dates:

               (i) were prepared in accordance with GAAP, as applied in the United Kingdom, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;


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

              (ii) present fairly the financial condition of Michael Page and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby; and

             (iii) except as specifically disclosed in SCHEDULE 7.10, show all material indebtedness and other liabilities, direct or contingent, of Michael Page and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations, which are required to be disclosed in accordance with GAAP, as applied in the United Kingdom.

          (d) The Pro Forma Historical Statements provided to the Agent and the Banks fairly present the historical pro forma financial condition and results of operations of the Borrower and its Subsidiaries and, to the best of its knowledge, Michael Page and its Subsidiaries for the respective periods covered thereby, giving effect to the acquisition of the Acquired Business.

          (e) The Pro Forma Projections provided to the Agent and the Banks were prepared by the Borrower in good faith and are based upon assumptions which the Borrower believed, to the best of its knowledge, to have been reasonable in all material respects as of the time of preparation thereof and as of the Closing Date.

     7.11 SUPPORT DOCUMENTS.

          (a) The provisions of each of the Support Documents (and the actions contemplated to be taken thereunder) are effective to create in favor of the Agent for the benefit of the Banks, a legal, valid and enforceable (i) guaranty of the obligations described therein except as limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and equitable principles of general application and (ii) duly perfected pledge of all ownership interest (other than directors' qualifying shares) in the Subsidiaries described in SCHEDULE II.

          (b) All representations and warranties of such Company's Subsidiaries contained in the Support Documents are true and correct in all material respects.

     7.12 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. Except as set forth on SCHEDULE 7.12, such Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person. To the best knowledge of such Company, except as set forth in SCHEDULE 7.12, no slogan or other advertising device, product, process, method, substance, part or other material now employed by such Company or any of its Subsidiaries infringes in any material respect upon any rights held by any other Person. Except as set forth in SCHEDULE 7.12, no claim or litigation regarding any of the foregoing is pending or known to be threatened, and no patent, invention, device, application, principle,


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statute, law, rule, regulation, standard or code is pending or, to the knowledge of such Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     7.13 SUBSIDIARIES. As of the Closing Date, such Company has no Subsidiaries other than those specifically disclosed (and identified as being Subsidiaries of such Company) in part (a) of SCHEDULE 7.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of SCHEDULE 7.13 and each Subsidiary (other than a Foreign Subsidiary) is a party to the Guaranty Agreement and is listed as a "Guarantor" in SECTION 1.1 hereof.

     7.14 INSURANCE. The Properties of such Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates, other than Spectrum, of any Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Company or such Subsidiary operates; provided, however, the Borrower and its Subsidiaries may maintain self insurance as to risks of the types and in the amounts (and with such reserves) as are customarily maintained by Persons conducting similar businesses in the same localities.

     7.15 ERISA COMPLIANCE.

          (a) All pension plans governed by laws other than the laws of the United States have been funded in amounts at least equal to the present value of the probable liabilities of the Companies and their Subsidiaries thereunder.

          (b) Except as set forth in SCHEDULE 7.15, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under SECTION 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Companies, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to SECTION 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to SECTION 412 of the Code has been made with respect to any Plan.

          (c) There are no pending or, to the best knowledge of the Companies, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (d) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither The Borrower nor


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     any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA)
     (iv) neither the Borrower nor any ERISA Affiliate has incurred,or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     7.16 ENVIRONMENTAL MATTERS. Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     7.17 REGULATED ENTITIES. None of such Company, any Person controlling such Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. Such Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal, state or foreign statute or regulation limiting its ability to incur Indebtedness.

     7.18 NO BURDENSOME RESTRICTIONS. Neither such Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     7.19 FULL DISCLOSURE. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of any Company or any Subsidiary in accordance with SECTION 6.1 (other than SECTION 6.1(vi) and (vii)) or SECTION 6.2 contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained therein not misleading in any material respect.

     7.20 IMMUNITY. The Companies and the Guarantors are generally subject to suit and none of them nor any of their properties or revenues enjoys any right of immunity from judicial proceedings.

     7.21 CERTAIN AGREEMENTS PAID IN FULL. From and after the Effective Date, all liabilities under the Existing Credit Agreement will have been paid in full and such agreement will have been terminated except as to any provision thereof which survives such termination.


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                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

     8.1 FINANCIAL INFORMATION, REPORTS, NOTICES, ETC. The Companies will furnish, or will cause to be furnished, to the Agent copies, with sufficient copies for the Banks, of the following financial statements, reports, notices and information:

          (a) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (x) the consolidated balance sheet of the Borrower and its Subsidiaries, as of the end of such fiscal quarter and (x) related consolidated statements of profits and losses and cash flows of the Borrower and its Subsidiaries, for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, such balance sheets and statements of profit and losses and cash flow to be prepared in accordance with GAAP in a manner consistent with past practices of the Borrower, certified by the chief financial officer, treasurer or the secretary-controller of the Borrower;

          (b) as soon as available and in any event within 110 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower and its Subsidiaries, including therein the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of profits and losses and cash flow of the Borrower and its Subsidiaries for such fiscal year, certified without any Impermissible Qualification by Deloitte & Touche LLP or other internationally recognized independent public accountants, together with a certificate from such accountants to the effect that (i) the consolidated financial statements have been prepared in accordance with GAAP consistently applied and present fairly the financial condition and results of operations of the Borrower and its Subsidiaries and (ii) in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

          (c) together with the financial statements furnished under preceding clauses (a) and (b), a certificate substantially in the form of EXHIBIT B, as the same may be amended, modified or supplemented from time to time (the "Compliance Certificate"), signed by the treasurer, the chief financial officer, the secretary-controller or the chief executive officer of the Borrower dated the date of such annual or such quarterly financial statement, as the case may be, to the effect that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken


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     to cure it, and containing a computation of each of the financial ratios and restrictions contained in ARTICLE IX;

          (d) promptly and in any event within 30 days after receiving such reports, copies of all management reports submitted to a Company by its independent public accountants in connection with each audit made by such accountants of the books of a Company or any Subsidiary;

          (e) as soon as possible and in any event within five Business Days of any material change in its customary accounting practices, notice thereof and copies of all documentation relating thereto;

          (f) as soon as such Company has become aware of the occurrence of each Default or Event of Default, a statement of a Responsible Officer of such Company setting forth details of such Default or Event of Default and the action which such Company has taken and proposes to take with respect thereto;

          (g) as soon as (x) such Company has become aware of the occurrence of any known material adverse development with respect to any litigation, action, proceeding or labor controversy described in SECTION 7.5 or (y) the commencement of any known labor controversy, litigation, action or proceeding of the type described in SECTION 7.5, notice thereof and copies of all documentation relating thereto;

          (h) as soon as possible and in any event within 10 days after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements which any Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national (including any foreign) securities exchange;

          (i) not later than 45 days after each fiscal year end an annual budget for the current fiscal year for the Borrower and its Subsidiaries, on a consolidated basis, with respect to such fiscal year;

          (j) immediately upon becoming aware of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate, notice with respect to the occurrence of any of the following:

               (i)  an ERISA Event;

              (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

             (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by such Company or any ERISA Affiliate; or


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              (iv)  the adoption of any amendment to a Plan subject to Section
          412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

          (k) immediately upon becoming aware of any other event or circumstance (but in no event more than 10 Business Days after such event or circumstance) which has had or is reasonably likely to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

          (l) within 10 Business Days after the confirmed loss of any contracts with a vendor the sales under which contracts aggregate at least 10% of the revenues of the Borrower and its Subsidiaries on a consolidated basis for the most recent four fiscal quarter period, notice thereof;

          (m) promptly after the issuance of any guaranty in excess of $10,000,000 for the benefit of any Person, notice thereof and copies of all documentation relating thereto;

          (n) such other information respecting the financial condition or operations of each Company or any of its Subsidiaries as any Bank through the Agent may from time to time reasonably request.

     8.2 COMPLIANCE WITH LAWS, ETC. Each Company will, and will cause each of its Subsidiaries to, comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include (without limitation):

          (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation where such qualification is appropriate and, as to qualification only, where the failure to be so qualified would have or be reasonably likely to have a Material Adverse Effect on such Person (for purposes of this SECTION 8.2(a), in the definition of "Material Adverse Effect" all references to any Company or any Subsidiary shall be deemed to refer solely to such Person); and

          (b) the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon it or upon its property the failure to pay or satisfy which could reasonably be expected to have a Material Adverse Effect, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     8.3 MAINTENANCE OF PROPERTIES. Each Company will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and required repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless such Company determines in good faith that the continued maintenance of any of its properties is no


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longer economically desirable, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     8.4 INSURANCE. Each Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its material properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Agent or any Bank, furnish to each Bank at reasonable intervals a certificate of a Responsible Officer of such Company setting forth the nature and extent of all insurance maintained by such Company and its Subsidiaries in accordance with this Section.

     8.5 BOOKS AND RECORDS. Each Company will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions, and permit the Agent and each Bank or any of their respective representatives to visit all of its offices during normal business hours, to discuss its and its Subsidiaries' financial matters with its officers and independent public accountants (and each Company hereby authorizes such independent public accountants to discuss such Company's and its Subsidiaries' financial matters with each Bank or its representatives whether or not any representative of such Company is present) and to examine (and photocopy extracts from) any of its books or other corporate records. Each Company shall pay any photocopy charges (or such Company shall provide photocopies) and any fees of such independent public accountants incurred in connection with the Agent's or any Bank's exercise of its rights pursuant to this Section.

     8.6  MAINTENANCE OF EXISTENCE, ETC.  Subject to the provisions of
SECTION 9.7, each Company will, and will cause each of its Subsidiaries to, conduct its business as it is conducted as of the Closing Date subject to changes in the ordinary course and do such things as are reasonably necessary to maintain, preserve, renew and keep in full force and effect its rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

     8.7 ADDITIONAL SUPPORT DOCUMENTS. (a) The Borrower will, and will cause each Subsidiary that is an Active Subsidiary and not a Foreign Subsidiary, whether on the Effective Date or thereafter to execute and deliver (i) as promptly as practical but in any event within 45 days after
(A) the creation or Acquisition of any such Subsidiary or (B) such Subsidiary ceasing to be an Inactive Subsidiary, a Guaranty, and (ii) each Person owning any equity interest in such Subsidiary to execute and deliver within the time period specified in clause (i) above a Pledge Agreement (or supplement to an existing Pledge Agreement of such Person) pledging such equity interest, together with such resolutions, stock certificates, opinions of counsel, incumbency certificates and other documentation as the Agent may reasonably require.

     (b) The Borrower will, and will cause each Subsidiary other than Spectrum, to take such actions as are necessary or as the Agent may from time to time request to ensure that the Obligations are secured by a perfected Lien on 65% of each class of the capital stock of each


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Foreign Subsidiary it being understood that within 45 days of the creation or
Acquisition of any Foreign Subsidiary or any Inactive Subsidiary which is a Foreign Subsidiary becoming an Active Subsidiary, and to execute and deliver a Pledge Agreement (in such form and substance satisfactory to the Agent) pledging such stock together with such resolutions, stock certificates, opinions of counsel, incumbency certificates and other documentation as the Agent may reasonably require.

     (c)  The Borrower shall deliver to the Agent and the Lenders a revised
SCHEDULE 7.13 showing the addition of such Subsidiaries, and such revised Schedule shall replace the existing Schedule and shall be deemed to have become a part of this Agreement.

     (d) The Borrower shall cause to be delivered to the Agent such other documents as may be reasonably requested by the Agent from time to time with respect to the Support Documents, including without limitation such documents as may be necessary to continue the liens in property pledged in favor of the Agent in connection with the transactions contemplated hereby.

     8.8 COMPLIANCE WITH ERISA. Each Company will, and will cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, if the failure to do any or all of the foregoing could reasonably be expected to have a Material Adverse Effect.

     8.9 RELEASE OF PLEDGE OR GUARANTY. In connection with any merger or consolidation transaction permitted under SECTION 9.6 and in which transaction any Person whose equity interests have been pledged to the Agent pursuant to any Support Document shall not be the survivor thereof, upon the written request to the Agent by, and at the expense of, the Companies, the Agent shall take such action as shall be necessary, without impairing any remaining rights under the Loan Documents, to release such equity interests from such pledge under the applicable Support Documents; provided, however, that substantially simultaneously with such release the Agent shall receive such Support Documents and related share certificates, evidences of registration of lien, opinions and other items as the Agent may reasonably require conferring upon the Agent (or providing assurances as to) a perfected lien (of substantially equivalent or higher priority as the released lien) in the equity interests (other than directors' qualifying shares) of such resulting or surviving entity. In the event of any merger or consolidation permitted under SECTION 9.6 or sale of all ownership interest in any Subsidiary which is permitted hereunder, the Agent shall be entitled to release the Guaranty of such Guarantor without the consent of the Lenders.

     8.10 SWAP CONTRACTS. Not later than 90 days following the Closing Date, cause outstanding Indebtedness for money borrowed (i) which bears interest at a fixed rate or (ii) which is subject to a Swap Contract or other similar arrangement, containing terms acceptable to the Agent, providing protection from material fluctuations in interest rates, to equal not less than 30% of outstanding Indebtedness for money borrowed. The Borrower shall have a period of 90 days


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following the incurrence of additional Indebtedness for money borrowed subsequent to the Closing Date to cause floating rate Indebtedness to become fixed if required hereunder.

     8.11 ACQUISITION OF MINORITY INTEREST. Interim (UK) shall commence as soon as possible and comply with the procedures set out in Sections 428-30F of the English Companies Act 1985 so as to acquire those shares in Michael Page which it does not beneficially own at the date of this Agreement.

     8.12 RE-REGISTRATION OF MICHAEL PAGE. Interim (UK) shall use all reasonable efforts to cause Michael Page to re-register as soon as possible at the Companies Registry of England and Wales as a private company and shall promptly upon receipt by it provide the Agent with a copy of a certificate of re-registration as a private company in respect of Michael Page.













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                                   ARTICLE IX

                               NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

     9.1 BUSINESS ACTIVITIES. Each Company will not, and will not permit any of its Subsidiaries to, engage in any business activity, except the fields of enterprise presently being conducted subject to changes in the ordinary course, and such activities as may be incidental or related thereto.

     9.2  LIENS.

          (a) NEGATIVE PLEDGE. Each Company will not, and will not permit any Subsidiary to, cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of their respective Property whether now owned or hereafter acquired, to be subject to a Lien except the following (none of which (except as expressly permitted under the Pledge Agreements) shall be permitted to exist in respect of any collateral pledged to the Agent under any of the Loan Documents):

               (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting shall have been set aside on its books;

              (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

             (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

              (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower of the Subsidiaries;

               (v)  Liens arising under one or more Pledge Agreements;


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              (vi)  Other Liens securing Indebtedness not exceeding an aggregate amount of $25,000,000.

          (b) FINANCING STATEMENTS. Each Company will not, and will not permit any Subsidiary to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names such Company or such Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that such Company or such Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this SECTION 9.2, or to evidence for informational purposes a lessor's interest in Property leased to such Company or any such Subsidiary.

     9.3  FINANCIAL CONDITION.  The Borrower will not permit:

               (i) As at the end of any fiscal quarter ending on or after the Effective Date, for the four fiscal quarters then ending, the Consolidated Fixed Charge Coverage Ratio to be less than (a) 1.50 to
          1.00 through June 29, 1998, and (b) 2.00 to 1.00 thereafter.

              (ii) At any time on or after the Effective Date, the Consolidated Net Worth of the Borrower and its Subsidiaries (excluding in all events any losses) to be less than $400,000,000 plus (A) 50% of the quarterly Consolidated Net Income of the Borrower and its Subsidiaries (if positive) for each fiscal quarter ending after the Effective Date (on a cumulative basis) plus (B) 100% of net proceeds of equity interests issued by the Borrower after the Effective Date.

             (iii) The Consolidated Total Leverage Ratio as at the end of any fiscal quarter ending on or after the Effective Date for the four fiscal quarters then ending to exceed (w) for any period ending on or prior to June 29, 1998, 4.75 to 1.00, (x) for any period ending on or after June 30, 1998 and until June 29, 1999, 4.00 to 1.00, and (y) for any period ending thereafter, 3.50 to 1.00.

     9.4 INVESTMENTS. Each Company will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except, subject to the provisions of SECTION 8.7:

          (a)  Investments existing on the Effective Date and identified in
     SCHEDULE 9.4(a);

          (b)  Cash Equivalent Investments;

          (c) so long as such Company demonstrates, in writing, compliance with clause (h) below, Investments by such Company or any of its Subsidiaries by way of acquisitions of an entity or entities or assets of an entity or entities, within such Company's line of


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     business; provided, that so long as the Consolidated Total Leverage
     Ratio for the most recently ended four fiscal quarters determined both before and after giving effect to such Acquisition is (i) 2.50 to
     1.00 or more (x) no Acquisition for which the Acquisition Price equals or exceeds 7 1/2% of Consolidated Net Worth or the Stock Consideration exceeds 25% of Consolidated Net Worth may be made without the prior written consent of the Required Banks and (y) the aggregate Acquisition Price of all Acquisitions for all Companies and their Subsidiaries as measured on a cumulative basis since the Closing Date may not exceed $50,000,000 without the prior written consent of the Required Banks, and
     (ii) less than 2.50 to 1.00 no Acquisition for which the Acquisition Price equals or exceeds 20% of Consolidated Net Worth may be made without the prior written consent of the Required Banks, and no Acquisition through a stock purchase may be made unless approved by the acquired entity's Board of Directors or similar governing body; for the purposes of this clause (c) "Acquisition Price" shall equal the cash paid to the seller plus all notes or securities (other than common equity securities of the Borrower) received by or delivered to the seller in connection with such Acquisition;

          (d) Investments in the capital stock of Active Subsidiaries; provided that after giving effect thereto the Borrower is in compliance with
     SECTION 8.7;

          (e) loans and advances to any Active Subsidiary; provided that the aggregate amount of all loans and advances by the Borrower and its Subsidiaries other than Foreign Subsidiaries to Foreign Subsidiaries shall not at any time exceed a Dollar Equivalent amount equal to 10% of Consolidated Net Worth, excluding the investment as at the Closing Date in Interim (UK);

          (f) Investments by the Borrower in Spectrum at any time; provided that, after giving effect to such Investments, Spectrum's total assets are less than 10% of Consolidated Net Worth;

          (g) other Investments in Affiliates, licensees and franchisees; provided, however, that the aggregate amount of all Investments permitted solely by this clause does not at any time exceed $30,000,000 (it being understood that any such Investment which passes through more than one entity shall be counted only once in determining compliance herewith); and

          (h) no Investment otherwise permitted by clause (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default shall have occurred and be continuing. In determining whether or not a Default or Event of Default would occur, the calculations set forth in SECTION 9.3 shall be made on a pro forma basis, as of the end of the last fiscal quarter prior thereto, as if the Investment had been made prior to the period of any such calculations.

     9.5 RESTRICTED PAYMENTS, ETC. On and at all times after the date hereof, the Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make any dividend or


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distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower.

     Notwithstanding the foregoing and so long as there shall not exist an Event of Default which is continuing,

          (a) any wholly owned (other than with respect to directors' qualifying shares) Subsidiary of the Borrower may pay dividends or other distributions to the Borrower or any other such wholly owned Subsidiary of the Borrower; and

          (b) the Borrower may purchase or redeem or make open market purchases of any class of capital stock in any fiscal year at an aggregate cost not to exceed 1% of Consolidated Net Worth as at the end of such fiscal year.

     9.6 CONSOLIDATION MERGER, ETC. Except as permitted by SECTION 9.4(c), each Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or (except as permitted by SECTION 9.4(c)) purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except:

          (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, such Company or any Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by such Company or any Subsidiary; provided, however, that (i) Agent shall have received at least 15 days' prior written notice thereof and (ii) the applicable requirements of SECTION 8.7 shall have been complied with in connection with such transaction and the Agent shall have first received such additional documents as necessary, in the opinion of the Agent, to ensure that the Banks continue to have a first priority perfected security interest in any property pledged in their favor as contemplated under the Support Documents and to otherwise protect the interests of the Banks; and

          (b)  such Company or any Subsidiary may merge with any other Person if
     (i) no Default or Event of Default has occurred or would occur after giving effect thereto, (ii) the general nature of its business is not changed and (iii) the surviving entity is a Company (in the case of a merger involving a Company) or a Subsidiary or an entity which is wholly-owned by a wholly-owned Subsidiary (in the case of a merger involving


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     a Subsidiary); provided, however, that (i) Agent shall have received at least 15 days' prior written notice thereof and (ii) Companies shall have complied with the applicable requirements of SECTION 8.7 in connection with such transaction and the Agent shall have first received such additional documents as necessary, in the opinion of the Agent, to ensure that the Banks continue to have a first priority perfected security interest in any property pledged in their favor as contemplated under the Support Documents and to otherwise protect the interests of the Banks.

     9.7 ASSET DISPOSITIONS, ETC. Each Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, unless:

          (a) such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business or is permitted by SECTION 9.6 or is the sale of accounts receivable in connection with a Permitted Receivables Securitization;

          (b) the net book value of such assets which are sold other than those sold, transferred, leased, contributed or conveyed in the ordinary course of business by the Borrower and its Subsidiaries since the Closing Date or permitted pursuant to SECTION 9.7(a) does not exceed in the aggregate $125,000,000; and

          (c) such assets are not responsible for more than 15% of consolidated revenues of the Borrower and its Subsidiaries (including Michael Page and its Subsidiaries) for the four fiscal quarter period ending during the fiscal quarter in which such sale, lease or transfer occurs.

     9.8 TRANSACTIONS WITH AFFILIATES. Each Company will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its Affiliates that is not a Guarantor unless such arrangement or contract is fair and equitable to such Company or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of such Company or such Subsidiary with a Person that is not one of its Affiliates.

     9.9 NEGATIVE PLEDGES, RESTRICTIVE AGREEMENTS, ETC. Each Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding (A) this Agreement, (B) any other Loan Document, (C) the agreements giving rise to a Permitted Receivables Securitization (with respect to restrictions on the creation of Liens on accounts receivable transferred in such Permitted Receivables Securitization only), (D) prior to the initial Credit Extension hereunder, the Existing Credit Agreement, (E) other Indebtedness permitted under SECTION 9.12 (with respect to restrictions on the creation of Liens on property, plant and equipment acquired with the proceeds of such Property) and (F) those described on SCHEDULE 9.9) prohibiting:


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          (a)  the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of such Company or any Subsidiary to amend or otherwise modify this Agreement or any other Loan Document; or

          (b) the ability of any Subsidiary to make any payments, directly or indirectly, to such Company by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to such Company.

     9.10 SUBSIDIARIES' VOTING SHARE. Each Company will not (a) permit any of its Subsidiaries to issue voting shares to anyone other than such Company or another wholly-owned Subsidiary, or (b) permit any of its wholly-owned Subsidiaries to sell, transfer or otherwise dispose of the voting shares of any Subsidiaries to any Person other than such Company or another of its wholly-owned Subsidiaries.

     9.11 ERISA. The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of such Company in an aggregate amount in excess of $5,000,000; or (b) engage in a transaction that could be subject to SECTION 4069 or 4212(c) of ERISA.

     9.12 LIMITATION ON INDEBTEDNESS. The Companies shall not, and shall not permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b)  Indebtedness existing on the date hereof and set forth in
     SCHEDULE 9.12, including any renewals or replacements on substantially similar terms;

          (c) Indebtedness arising in connection with Permitted Receivables Securitizations;

          (d)  Subordinated Indebtedness; and

          (e) Additional Indebtedness of the Companies and the Guarantors not to exceed $35,000,000.

     9.13 CHANGE FISCAL YEAR.  The Companies shall not change their fiscal year.


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                                    ARTICLE X

                                EVENTS OF DEFAULT

     10.1 EVENTS OF DEFAULT. Any of the following shall constitute an "Event of Default":

          (a) NON-PAYMENT. Any Company fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan or any L/C Borrowing or Interim Note Borrowing (including without limitation any cash collateral deposits with respect thereto), or (ii) within five days after the same becomes due, payment of any amount of interest, fees or any other amount payable hereunder or under any other Loan Document; provided that any interest, fees or other amounts which are not paid on the due date shall bear interest at the Base Rate plus 2% per annum after such due date; or

          (b) REPRESENTATION OR WARRANTY. Any representation or warranty by any Company or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Company, any Subsidiary, or any Responsible Officer of any Company, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) SPECIFIC DEFAULTS. Any Company fails to perform or observe any term, covenant or agreement contained in any of SECTION 8.1(f), 8.1(j) or
     8.7 or in ARTICLE IX; or

          (d) OTHER DEFAULTS. Any Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the date upon which written notice thereof is given to each Company by the Agent or any Bank and (ii) the date any of the Companies becomes aware thereof; or

          (e) CROSS-DEFAULT. (i) Any Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligations having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in


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     respect thereof to be demanded; or (ii) there occurs under any Swap
     Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which any Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which any Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by such Company or such Subsidiary as a result thereof is greater than $10,000,000; or

          (f)  INSOLVENCY; VOLUNTARY PROCEEDINGS.  Any Company or any Guarantor
     (i) is unable to pay its debts as they fall due, ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course (except as permitted under SECTION 8.7); (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Company or any Guarantor, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a material part of any Company's or any Guarantor's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) any Company or any Guarantor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order) is ordered in any Insolvency Proceeding; or (iii) any Company or any Guarantor acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a material portion of its property or business; or

          (h) MONETARY JUDGMENTS. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Company or any Guarantor involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

          (i) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree is entered against a Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (j)  CHANGE OF CONTROL.  There occurs any Change of Control; or


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          (k)  GUARANTOR/PLEDGOR DEFAULTS.  (i) Any Guarantor, or any Company or
     Subsidiary party to a Pledge Agreement, fails in any material respect to perform or observe any term, covenant or agreement in its Guaranty or Pledge Agreement; or (ii) any Guaranty or Pledge Agreement is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect; or

          (l) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or (iii) any Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under SECTION 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

          (m) INTERIM NOTES. The Companies fail to make payment of any portion of the principal or interest on any of the Interim Notes when the same shall be due.

     10.2 REMEDIES. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks,

          (a) declare the commitments of each Bank to make Loans and any obligation of any Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments shall be terminated;

          (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for payment under any outstanding Letters of Credit or the Interim Note Guarantee (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit or the Interim Note Guarantee) to be immediately due and payable, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Company;

          (c) apply any cash or deposit account balances that were used by the Companies to Cash Collateralize any Letters of Credit or the Interim Note Guarantee that the Agent would otherwise be required to return to the Companies pursuant to SECTION 3.7 or SECTION 4.6, as applicable, to any outstanding Obligations; and


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          (d)  exercise on behalf of itself and the Banks (including the
     International Swing Banks, in such capacity) all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of SECTION 10.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Bank or any Bank and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Companies; and provided, further, that after any obligations with respect to any undrawn Letter of Credit shall have been accelerated under clause (b) and if such accelerated amount has been paid, the Banks shall return to the Companies within 10 days after the expiration of such Letter of Credit, any amount not drawn thereunder so long as no Obligations shall be due and payable.

     10.3 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


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                                   ARTICLE XI

                                    THE AGENT

     11.1 APPOINTMENT AND AUTHORIZATION; "AGENT". (a) Each Bank hereby irrevocably (subject to SECTION 11.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, the Agent may accept Support Documents on behalf of the Banks. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement or any other Loan Document with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. So long as there shall only be one Bank party to this Agreement the term Agent shall mean such Bank.

     (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities, including without limitation the right to resign under SECTION 11.9, (i) provided to the Agent in this ARTICLE XI with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for Letters of Credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this ARTICLE XI, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

     11.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     11.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable to any of the Banks for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the


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Banks for any recital, statement, representation or warranty made by any
Company or any Subsidiary or Affiliate of any Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Company or any of any Company's Subsidiaries or Affiliates.

     11.4 RELIANCE BY AGENT.

     (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Company or any Subsidiary), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks or all the Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense, except those arising out of its gross negligence or willful misconduct, which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks or all Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

     (b) For purposes of determining compliance with the conditions specified in SECTION 6.1 and SECTION 6.2, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank.

     11.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with ARTICLE X; provided, however, that unless and until the Agent


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has received any such request, the Agent may (but shall not be obligated to)
take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Banks or all the Banks.

     11.6 CREDIT DECISION. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Companies and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Companies hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Company and each Subsidiary. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Company or any other Person which may come into the possession of any of the Agent-Related Persons.

     11.7 INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Companies and without limiting the obligation of the Companies to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Companies, except those arising out of its gross negligence or willful misconduct. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.


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     11.8 AGENT IN INDIVIDUAL CAPACITY.  NationsBank and its Affiliates may
make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Company and its Subsidiaries and Affiliates as though NationsBank were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, NationsBank or its Affiliates may receive information regarding a Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, NationsBank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Issuing Bank, and the terms "Bank" and "Banks" include NationsBank in its individual capacity.

     11.9 SUCCESSOR AGENT AND SUCCESSOR ISSUING BANK. Either the Agent or the Issuing Bank, respectively, may resign as Agent or Issuing Bank upon 30 days' notice to the Banks. If the Agent or Issuing Bank resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks or successor issuing bank, respectively. The appointment of a successor issuing bank shall be subject to the consent of the Companies which shall not be unreasonably withheld. If no successor agent or successor issuing bank is appointed prior to the effective date of the resignation of the Agent or the Issuing Bank respectively, the Agent or the Issuing Bank may appoint, after consulting with the Banks and the Companies, a successor agent or successor issuing bank from among the Banks, subject to such Bank's acceptance of such appointment. Upon the acceptance of its appointment as successor agent or successor issuing bank hereunder, such successor agent or successor issuing bank, respectively, shall succeed to all the rights, powers and duties of the retiring Agent or the retiring Issuing Bank and the term "Agent" or "Issuing Bank" shall mean such successor agent or successor issuing bank and the retiring Agent's or the retiring Issuing Bank's appointment, powers and duties as Agent or Issuing Bank shall be terminated. After any retiring Agent's or retiring Issuing Bank's resignation hereunder as Agent or Issuing Bank, the provisions of this ARTICLE XI and SECTIONS 12.4 AND 12.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Bank under this Agreement. If no successor agent or successor issuing bank has accepted appointment as Agent or Issuing Bank by the date which is 30 days following a retiring Agent's or retiring Issuing Bank's notice of resignation, the retiring Agent's or retiring Issuing Bank's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent or Issuing Bank hereunder until such time, if any, as the Required Banks appoint a successor agent or successor issuing bank as provided for above.

     11.10 SECURITY TRUSTEE. The Agent shall be the "Security Trustee" under any of those Pledge Agreements which are expressed to be governed by English law and shall accept without investigation, requisition or objection such title as any person may have to the assets which are subject to the English Pledge Agreements and shall not (a) be bound or concerned to examine or inquire into the title of any person; (b) be liable for any defect or failure in the title of any person, whether such defect or failure was known to it or might have been discovered upon examination or inquiry and whether capable of remedy or not; (c) be liable for any failure on its part to give

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notice of such Pledge Agreement to any third party or otherwise perfect or register the security created by such Pledge Agreement.

     The Security Trustee shall hold the benefit of the English Pledge Agreements upon trust for itself, the Lenders and the Agent. Upon the appointment of any successor Security Trustee, the resigning Security Trustee shall execute and deliver such documents and do such other acts and things as may be necessary to vest in the successor Security Trustee all the rights, title and interests vested in the resigning Security Trustee.

     11.11 DUTCH PLEDGE AGREEMENTS. Without prejudice to any of the other provisions of this Agreement or any of the other Loan Documents and solely for the purpose of ensuring and preserving the validity and continuity of the Pledge Agreements to be governed by Dutch law ("Dutch Pledge Agreements"), the Borrower and the Companies hereby irrevocably and unconditionally acknowledge and agree with the Banks, that the Agent shall, by way of joint and several creditorship, in its own right be entitled to and be creditor of the Obligations. The Borrower, the Companies, the Banks and the Agent agree and acknowledge that the Agent is entitled to collect and enforce any and all rights under the Dutch Pledge Agreements in respect of the Obligations and it is further agreed among the parties that the security granted by means of execution of the Dutch Pledge Agreements to the Agent, is granted to the Agent in its capacity as joint and several creditor of the Obligations.

     11.12 DOCUMENTATION AGENT. None of the Banks identified in this Agreement or any other Loan Document as the "Documentation Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or any other Loan Document or in taking or refraining from taking any action hereunder or thereunder or pursuant hereto or thereto.

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                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and each Company and delivered to the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and each Company and delivered to the Agent, do any of the following:

     (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to SECTION 10.2);

     (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

     (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document;

     (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

     (e) amend this Section, or SECTION 2.16, or any provision herein providing for consent or other action by all Banks; or

     (f) release any party to a Guaranty or, except as expressly provided for herein, release any collateral for any obligations arising under the Loan Documents;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by NationsBank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of NationsBank as maker of the Interim Note Guarantee under this Agreement or any Interim Note Related Documents, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under


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


this Agreement or any other Loan Document or (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

     12.2 NOTICES.

     (a) All notices, requests, consents, approvals, waivers and other communications may be in writing or oral if confirmed in writing (which includes confirmation by facsimile) at the address or number specified in
SCHEDULE 12.2.

     (b) All such notices, requests and communications shall, when sent by overnight delivery, or transmitted by facsimile, be effective when delivered to the recipient or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if hand delivered, upon delivery; except that notices pursuant to
ARTICLE II, ARTICLE III or ARTICLE XI to the Agent shall not be effective until actually received by the Agent, and notices pursuant to ARTICLE III to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on SCHEDULE 12.2.

     (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Companies. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Company to give such notice and the Agent and the Banks shall not have any liability to a Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Companies to repay the Loans, L/C Obligations and the Interim Note Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms reasonably understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

     12.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     12.4 COSTS AND EXPENSES.  The Companies shall:

     (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse NationsBank (including in its capacity as Agent and Issuing Bank) and the Arranger for all reasonable costs and expenses incurred by NationsBank (including in its capacity as Agent and Issuing Bank) and the Arranger in connection with the development, preparation, delivery, and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated but only if requested or caused by a Company or a Subsidiary), this


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

Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by NationsBank (including in its capacity as Agent and Issuing Bank) and the Arranger with respect thereto; and

     (b) pay or reimburse the Agent, the Arranger and each Bank within thirty days after invoice for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     The agreements in this Section shall survive payment of all other Obligations.

     12.5 COMPANY INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Companies shall indemnify, defend and hold harmless the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (other than expenses described in SECTION
12.4 whether or not required to be reimbursed thereunder) which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and Interim Note Guarantee and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or Interim Note Guarantee or the use of the proceeds thereof, or related to any Offshore Currency transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Companies shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the bad faith, gross negligence or willful misconduct of such Indemnified Person; and provided further the Companies shall have no obligations with respect to tax liabilities, funding costs or capital costs of any Indemnified Person except as set forth in this Agreement. The agreements in this Section shall survive payment of all other Obligations.

     At the election of any Indemnified Person, the Companies shall defend such Indemnified Person using legal counsel mutually acceptable to the Companies, the Agent, the Required Banks and such Indemnified Person, at the sole cost and expense of the Companies. All amounts owing under this Section shall be paid within 30 days after demand.


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     12.6 MARSHALLING; PAYMENTS SET ASIDE.  Neither the Agent nor the Banks
shall be under any obligation to marshall any assets in favor of any Company or any other Person or against or in payment of any or all of the Obligations. To the extent that a Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees (to the extent it shall have shared in any such recovery) to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     12.7 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Companies may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

     12.8 ASSIGNMENTS, PARTICIPATIONS, ETC.

     (a) Any Bank may, with the written consent of the Borrower (at all times other than during the existence of an Event of Default) and the Agent and the Issuing Bank, which consents shall not be unreasonably withheld (provided that the withholding of consent by reason of any proposed assignment resulting in the incurrence by the Companies of increased costs under ARTICLE IV shall not be deemed to be unreasonable), at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Companies, the Agent or the Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any part of all, of the Loans, the Commitment, the L/C Commitment, the L/C Obligations, the Interim Note Commitment, the Interim Note Obligations, Swing Line Participations and the other rights and obligations of such Bank hereunder, in a minimum aggregate amount of $5,000,000; provided, however, that each Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until
(A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to each Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to each Company and the Agent an Assignment and Acceptance in the form of EXHIBIT N ("Assignment and Acceptance") together with any Note or Notes subject to such assignment; and
(C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500; and provided, further, the assignment may at the option of the assigning Bank and the Assignee not assign any portion of any outstanding Bid Loans. Notwithstanding the foregoing, no Bank may effect an assignment under this SECTION 12.8(A) if after giving effect thereto its remaining aggregate Commitment shall be less than $5,000,000, unless such assignment shall be part of a series of transactions disclosed by such


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

Bank to the Agent to effect the disposition of all of such Bank's interests in the Loan Documents. A Bank may assign a portion of its Term Loan Commitment without the assignment of a ratable portion of its Revolving Credit Commitment.

     (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents. Upon the request of the Assignee, the Companies shall issue Notes to the Assignee in lieu of and to replace the Notes then held by the assignor Bank, which assigned Notes shall be returned by the assignor to the Companies.

     (c) Within five Business Days after their receipt of notice from the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that they consent to such assignment in accordance with SECTION 12.8(a)), the Companies shall execute and deliver to the Agent a new Revolving Loan Note evidencing such Assignee's assigned Revolving Loans and Revolving Commitment and a Bid Loan Note and a new Term Loan Note evidencing such Assignee's assigned Term Loan Commitment and, if the assignor Bank has retained a portion of its Revolving Loans and its Revolving Commitment and Term Loan and its Term Loan Commitment, a replacement Revolving Loan Note in the principal amount of the Revolving Commitment it has retained (such Revolving Loan Note to be in exchange for, but not in payment of, the Revolving Loan Note held by such Bank) and a replacement Term Loan Note in the principal amount of the Term Loan Commitment it has retained (such Term Loan Note to be in exchange for, but not in payment of, the Term Loan Note held by such Bank). Immediately upon payment of the processing fee under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Bank pro tanto.

     (d) Any Bank or Designated Bidder may at any time sell to one or more commercial banks or other Persons not Affiliates of a Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank or Designated Bidder (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) each Company, the Issuing Bank and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any


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

consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to SECTION
12.1. In the case of any such participation, the Participant shall be entitled to the benefit of SECTIONS 4.1, 4.3, 4.4 and 12.5 as though it were also a Bank or Designated Bidder hereunder (provided that no Participant shall be entitled to any payment under SECTION 4.1, 4.3 or 4.4 in excess of the payment which would have been payable to the originating Bank if it had not so sold a participation), and not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Companies hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest, subject in all events to SECTION 2.18 as if such Participant were a Bank, in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank or Designated Bidder under this Agreement.

     (e) Notwithstanding any other provision in this Agreement, any Bank or Designated Bidder may at any time create a security interest in, or pledge all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR SECTION 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     (f) Any assignment or participation shall be subject to the assignee's or the participant's agreement to be bound by all applicable confidentiality restrictions set forth herein.

     (g) Notwithstanding an assignment, the Bank making the assignment shall continue to have the benefits of ARTICLE V and SECTIONS 12.4 and 12.5 with respect to the period prior to the assignment.

     12.9 DESIGNATED BIDDERS. Any Bank may designate one Designated Bidder to have a right to offer and make Bid Loans pursuant to SECTION 2.6; provided, however, that (i) no such Bank may make more than one such designation, (ii) each such Bank making any such designation shall retain the right to make Bid Loans, and (iii) the parties to each such designation shall execute and deliver to the Agent a Designation Agreement. Upon its receipt of an appropriately completed Designation Agreement executed by a designating Bank and a designee representing that it is a Designated Bidder, the Agent will accept such Designation Agreement and give prompt notice thereof to the Company, whereupon such designation of such Designated Bidder shall become effective and such designee shall become a party to this Agreement as a "Designated Bidder."

     12.10 CONFIDENTIALITY. Each Bank and Designated Bidder agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by each Company or any Subsidiary, or by the Agent on such Company's or Subsidiary's behalf, under this Agreement or any other Loan

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

Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Companies or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent, such Bank or Designated Bidder, or (ii) was or becomes available from a source other than the Companies, provided that such source is not bound by a confidentiality agreement with the Companies known to the Bank or Designated Bidder; provided, however, that any Bank or Designated Bidder may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Bank or Designated Bidder is subject or in connection with an examination of such Bank or Designated Bidder by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank, any Designated Bidder or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's or Designated Bidder's independent auditors and other professional advisors provided that such Person shall be notified of its obligation to keep such information confidential to the same extent required of the Banks hereunder; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank, any Designated Bidder or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Companies or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and
(i) to its Affiliates. The Bank disclosing information pursuant to the above proviso (except pursuant to clauses (A) , (E) , (F) , (G) , (H) or (I) shall to the extent permitted by law give prior notice thereof to the Companies and shall limit such disclosures to the information so required.

     12.11 SET-OFF. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank (or Affiliate) and Designated Bidder (any Affiliate) is authorized at any time and from time to time, without prior notice to any Company, any such notice being waived by each Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits in accounts which have been designated by the Borrower to the applicable Lender as Payroll Accounts) at any time held by, and other indebtedness at any time owing by, such Bank (or Affiliate) or Designated Bidder (or any Affiliate) to or for the credit or the account of such Company against any and all Obligations then due and owing, or in case of Letters of Credit, which may become due and owing, to such Bank or Designated Bidder, now or hereafter existing, irrespective of whether or not the Agent or such Bank or Designated Bidder shall have made demand under this Agreement or any Loan Document.
Each Bank and Designated Bidder agrees promptly to notify each Company and the Agent after any such set-off and application made by such Bank or Designated Bidder; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.


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     12.12     NOTIFICATION OF ADDRESSES OF LENDING OFFICES, ETC. Each Bank
and Designated Bidder shall notify the Agent in writing of any changes in the address to which notices to such Bank and Designated Bidder should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     12.13 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     12.14 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     12.15 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Companies, the Banks, the Designated Bidders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     12.16     GOVERNING LAW AND JURISDICTION.

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF FLORIDA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF FLORIDA OR OF THE UNITED STATES FOR THE MIDDLE DISTRICT OF FLORIDA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANIES, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANIES, THE DESIGNATED BIDDERS, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANIES, THE AGENT, THE DESIGNATED BIDDERS AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY FLORIDA LAW.

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

     12.17     WAIVER OF JURY TRIAL.   THE COMPANIES, THE BANKS, THE
DESIGNATED BIDDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANIES, THE BANKS, THE DESIGNATED BIDDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 12.17 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     12.18 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Companies, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     12.19 JUDGMENT CURRENCY. Each Company, the Agent and each Bank hereby agree that if, in the event that a judgment is given in relation to any sum due to the Agent or any Bank hereunder, such judgment is given in a currency (the "Judgment Currency") other than that in which such sum was originally denominated (the "Original Currency"), such Company agrees to indemnify the Agent or such Bank, as the case may be, to the extent that the amount of the Original Currency which could have been purchased by the Agent in accordance with normal banking procedures on the Business Day following receipt of such sum is less than the sum which could have been so purchased by the Agent had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding the giving of such judgment, and if the amount so purchased exceeds the amount which could have been so purchased had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding such judgment, the Agent or the applicable Bank agrees to remit such excess to the Companies. The agreements in this Section shall survive payment of all other Obligations.

     12.20     ECONOMIC AND MONETARY UNION IN THE EUROPEAN COMMUNITY.

     (a) The parties confirm that, except as provided in subsection (b) below of this SECTION 12.20, the occurrence or non-occurrence of an event associated with economic and monetary

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union in the European Community will not have the effect of altering any term of, or discharging or excusing performance under, this Agreement, any other Loan Document, any Loan or any transaction contemplated by any of the foregoing, nor give a party the right unilaterally to alter or terminate this Agreement, any other Loan Document, any Loan or any transaction contemplated by any of the foregoing or give rise to an Event of Default or otherwise be the basis for the effective designation of a Termination Date.

     "An event associated with economic and monetary union in the European Community" includes, without limitation, each (and any combination) of the following:

          (i) the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise);

          (ii) the fixing of conversion rates between a member state's currency and the new currency or between the currencies of member states;

          (iii) the substitution of that new currency for the ECU as the unit of account of the European Community;

          (iv) the introduction of that new currency as lawful currency in a member state;

          (v) the withdrawal from legal tender of any currency that, before the introduction of the new currency, was lawful currency in one of the member states; or

          (vi) the disappearance or replacement of a relevant price source for the ECU or the national currency of any member state, or the failure of the agreed sponsor (or a successor sponsor) to publish or display a relevant rate, index, price, page or screen.

     (b) Any agreement between the parties that amends or overrides the provisions of this Section in respect of any Loan or any other transaction contemplated by this Agreement or any of the Loan Documents will be effective if it is in writing and expressly refers to this Section or to European monetary union or to an event associated with economic and monetary union in the European Community and would otherwise be effective in accordance with
Section 12.1).

     (c) Each Company agrees that, notwithstanding anything to the contrary contained in any agreement relating to "an event associated with economic and monetary union in the European Community", upon the occurrence of any such event, the Banks shall have the right to convert any or all Offshore Currency Loans into Loans denominated in Dollars determined as of a date, as may be selected by the Agent in its sole discretion.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Charlotte by their proper and duly authorized officers as of the day and year first above written.

WITNESS:                      INTERIM SERVICES INC.


s/Kimberly Saltrick                By: s/ Shannon C. Allen
-------------------                    -----------------------------------
                                   Name:  Shannon C. Allen
s/Wade M. Kennedy                  Title:   Assistant Treasurer
-------------------

                              INTERIM SERVICES (EUROPE) INC.

s/Kimberly Saltrick                By: s/ Shannon C. Allen
-------------------                    -----------------------------------
                                   Name:  Shannon C. Allen
s/Wade M. Kennedy                  Title:   Assistant Treasurer
-------------------

                              INTERIM SERVICES (UK) PLC


s/Kimberly Saltrick                By: s/ John B. Smith
-------------------                    -----------------------------------
                                   Name: John B. Smith
s/Wade M. Kennedy                  Title:   Director
-------------------

                              NATIONSBANK, NATIONAL ASSOCIATION, as Agent and Issuing Bank


                              By: s/ Maria P. Conroy
                                  --------------------------------------------
                              Name:  Maria P. Conroy
                              Title: Senior Vice President


                              NATIONSBANK, NATIONAL ASSOCIATION, as a Bank


                              By: s/ Maria P. Conroy
                                  --------------------------------------------
                              Name:  Maria P. Conroy
                              Title:  Senior Vice President

                              THE FIRST NATIONAL BANK OF CHICAGO,
                              as Documentation Agent and as a Lender


                              By: s/ Courtenay R. Wood
                                  --------------------------------------------
                              Name: Courtenay R. Wood
                              Title:   Vice President

                              Lending Office:

                              One First National Plaza
                              Suite 0167, 1-10
                              Chicago, Illinois 60670

                              Wire Transfer Instructions:

                              The First National Bank of Chicago
                              Chicago, Illinois
                              ABA #071000013
                              Account #7521-7653
                              Attention: DES Incoming Clearing Account
                              Reference: Interim Services, Inc.

                              BARNETT BANK, N.A., as a Co-Agent and
                              as a Lender


                              By: s/ Michael Cooney
                                  --------------------------------------------
                              Name:  Michael Cooney
                              Title:    Vice President

                              Lending Office:

                              1 E. Broward Boulevard, 4th Floor
                              Fort Lauderdale, Florida 33301

                              Wire Transfer Instructions:

                              Barnett Bank, N.A.
                              Jacksonville, Florida
                              ABA #063000047
                              Account # Interim Services 00900015967
                              Attention: Commercial Loan Accounting

                              THE FUJI BANK AND TRUST COMPANY,
                              as a Co-Agent and as a Lender


                              By: s/ Toshiaki Yakura
                                  --------------------------------------------
                              Name:  Toshiaki Yakura
                              Title:   EVP

                              Lending Office:

                              The Fuji Bank and Trust Company
                              Two World Trade Center
                              New York, New York 10048

                              Wire Transfer Instructions:

                              The Fuji Bank and Trust Company
                              New York, New York
                              ABA # 026008905
                              Account # 515011U2
                              Attention: Betty Ali
                              Reference: Interim Services, Inc.

                              THE CHASE MANHATTAN BANK,
                              as a Co-Agent and as a Lender


                              By: s/ William J. Caggiano
                                  --------------------------------------------
                              Name:  William J. Caggiano
                              Title:   Managing Director

                              Lending Office:

                              270 Park Avenue
                              New York, New York 10017

                              Wire Transfer Instructions:

                              The Chase Manhattan Bank
                              New York, New York
                              ABA #021000021
                              Account # I059420
                              Reference: Interim Services, Inc.
                              Attention: John Knapp

                              FLEET NATIONAL BANK, as a Co-Agent
                              and as a Lender


                              By: s/ Kevin J. Foley
                                  --------------------------------------------
                              Name:  Kevin J. Foley
                              Title:   Senior Vice President

                              Lending Office:

                              1 Federal Street
                              MAOFDO4J
                              Boston, Massachusetts 02176

                              Wire Transfer Instructions:

                              Fleet National Bank
                              Boston, Massachusetts
                              ABA # 011-000-138
                              Account # __________
                              Attention: _______________________
                              Reference:  Interim Services Inc.

                              ABN AMRO BANK NV


                              By: s/ Richard Lavina
                              Name:  Richard Lavina
                              Title:    Group Vice President


                              By: s/ Javier Rocio
                              Name:  Javier Rocio
                              Title:    Group Vice President


                              Lending Office:

                              200 S. Biscayne Boulevard
                              22nd Floor
                              Miami, Florida 33131

                              Wire Transfer Instructions:

                              ABN AMRO Bank NV
                              Miami, Florida
                              ABA # 066010869
                              Account # 5111-806366-10
                              Attention: Credit Department
                              Reference: Interim Services Inc.

                              BANK OF MONTREAL


                              By: s/ R.J. McClorey
                                 ---------------------------------
                              Name:  R. J. McClorey
                              Title:   Director

                              Lending Office:

                              115 South LaSalle Street
                              Chicago, Illinois 60603

                              Wire Transfer Instructions:

                              Harris Trust & Savings Bank
                              Chicago, Illinois 60603
                              ABA #071-000-288
                              Account # 1248566
                                        Bank of Montreal, Chicago Branch
                              Reference: Interim Services Inc.

                              THE INDUSTRIAL BANK OF JAPAN,
                              LIMITED, ATLANTA AGENCY


                              By: s/ Kazuo Iida
                                 ---------------------------------
                              Name:  Kazuo Iida
                              Title:   General Manager

                              Lending Office:

                              191 Peachtree Street, N.E.
                              Suite 3600
                              Atlanta, Georgia 30303-1757

                              Wire Transfer Instructions:

                              The Industrial Bank of Japan, Limited,
                                New York Branch
                              New York, New York
                              ABA #026008345
                              For further credit to: IBJ Atlanta Agency
                              Account # 2601-21014
                              Reference: Interim Services Inc.

                              MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK


                              By: s/ Oliver W. Wesson, Jr.
                                 ---------------------------------
                              Name:  Oliver W. Wesson, Jr.
                              Title:    Vice President

                              Lending Office:

                              60 Wall Street
                              New York, New York 10260-0060

                              Wire Transfer Instructions:

                              Morgan Guaranty Trust Company of New York
                              New York, New York
                              ABA # 021000238
                              For credit to: Loan Department
                              Account # 999-99-090
                              Attention: Module 0002
                              Reference: Interim Services Inc.

                              THE SANWA BANK, LIMITED, ATLANTA
                              AGENCY


                              By: s/ P. J. Pawlak
                                 ---------------------------------
                              Name:  P. J. Pawlak
                              Title:   V.P. & Senior Manager

                              Lending Office:

                              133 Peachtree Street, N.E.
                              Suite 4950
                              Atlanta, Georgia 30303

                              Wire Transfer Instructions:

                              The Sanwa Bank, New York Branch
                              New York, New York
                              ABA # 026009823
                              For the account of: Sanwa Atlanta
                              Account # 999669

                              THE SUMITOMO BANK, LIMITED


                              By: s/ Masayuki Fukushima
                                 ---------------------------------
                              Name:  Masayuki Fukushima
                              Title:   Joint General Manager

                              Lending Office:

                              277 Park Avenue
                              New York, New York 10172

                              Wire Transfer Instructions:

                              Morgan Guaranty Trust Company of New York
                              New York, New York
                              Account # 631-28-256
                                      (The Sumitomo Bank, Ltd.)
                              ABA # 021000238
                              Attention: Loan Operations
                              Reference: Interim Services Inc.

                              THE BANK OF NEW YORK


                              By: s/  David C. Siegel
                                 ---------------------------------
                              Name:  David C. Siegel
                              Title:   Assistant Vice President

                              Lending Office:

                              One Wall Street, 22nd Floor
                              New York, New York 10286

                              Wire Transfer Instructions:

                              The Bank of New York
                              New York, New York
                              ABA # 021000018
                              Commercial Loan Servicing Department
                              Reference: Interim Services Inc.

                              COMERICA BANK


                              By: s/  Martin G. Ellis
                                 ---------------------------------
                              Name:  Martin G. Ellis
                              Title:   Vice President

                              Lending Office:

                              500 Woodward Avenue
                              Detroit, Michigan 48375-3280

                              Wire Transfer Instructions:

                              Comerica Bank
                              Detroit, Michigan
                              ABA # 072000096
                              Reference: Interim Services
                              Attention: CLAS

                              HIBERNIA NATIONAL BANK


                              By: s/  Christopher B. Pitre
                                 ---------------------------------
                              Name:  Christopher B. Pitre
                              Title:    Assistant Vice President

                              Lending Office:

                              313 Carondelet Street
                              New Orleans, Louisiana 70130

                              Wire Transfer Instructions:

                              Hibernia National Bank
                              New Orleans, Louisiana
                              ABA #065000090
                              Account # 0520-36615
                              Attention: National Accounts

                              BANK OF TOKYO-MITSUBISHI TRUST
                              COMPANY


                              By: s/  Victor F. Bulzacchelli
                                 ---------------------------------
                              Name:  Victor F. Bulzacchelli
                              Title:    Vice President

                              Lending Office:

                              1251 Avenue of the Americas, 12th Floor
                              New York, New York 10020-1104

                              Wire Transfer Instructions:

                              Bank of Tokyo-Mitsubishi Trust Company
                              ABA # 0260-0968-7
                              Further Credit to: Loan Operations Dept.

                                   EXHIBIT A

                             FORM OF BID LOAN NOTE


$__________                                                     __________, 199_


     FOR VALUE RECEIVED, the undersigned, Interim Services Inc. and
[LIST EACH BORROWING SUBSIDIARY] (the "Companies"), hereby jointly and severally promise to pay to the order of _________________________________ (the "Bank") the principal sum of SIX HUNDRED SEVENTY-FIVE MILLION DOLLARS ($675,000,000) or, if less, the aggregate unpaid principal amount of all Bid Loans made by the Bank to the Companies pursuant to the Credit Agreement dated as of May 1, 1997 (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "Credit Agreement") among the Companies, the banks parties thereto and NationsBank, National Association, as Agent for the Banks, as a Letter of Credit Issuing Bank and as guarantor of the Interim Notes, on the dates and in the amounts provided in the Credit Agreement. The Companies further promise to pay interest on the unpaid principal amount of the Bid Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement. Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein.

     The Bank is authorized to endorse the amount and the date on which each Bid Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedule annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; PROVIDED, HOWEVER, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement or this Bid Loan Note (this "Note").

     This Note is one of the Bid Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.


WITNESS:                      INTERIM SERVICES INC.


                              By:
---------------------------      --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
---------------------------         -----------------------------------


                              [LIST EACH BORROWING SUBSIDIARY]


                              By:
---------------------------      --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
---------------------------      --------------------------------------

                                                    Schedule A to Bid Loan Note


                         LOANS AND REPAYMENT OF LOANS

                    (2)              (3)
                  Amount of        Maturity          (4)            (5)
    (1)           Absolute           Date         Amount of       Notation
    Date          Rate Loan        of Loan       Loan Repaid      Made by
    ----          ---------        --------      -----------      --------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

-------------   -------------   -------------   -------------   -------------

                                   EXHIBIT B


                             Interim Services Inc.
                       [LIST EACH BORROWING SUBSIDIARY]
                            COMPLIANCE CERTIFICATE


                              Financial
                              Statement Date:     ___________, _____


     Reference is made to that certain Credit Agreement dated as of May 1, 1997 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") among Interim Services Inc. and
[LIST EACH BORROWING SUBSIDIARY], the several financial institutions from time to time parties to the Credit Agreement (the "BANKS"), NationsBank, National Association, as agent for the Banks (the "AGENT") and as Letter of Credit Issuing Bank for the Banks. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

     The undersigned, the (treasurer) (chief financial officer)
(secretary-controller) of Interim Services Inc., hereby certifies as of the date hereof that he is authorized to execute and deliver this Certificate to the Banks and the Agent on behalf of Interim Services Inc. and [LIST EACH BORROWING SUBSIDIARY], and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by Section 8.1(a) of the Credit Agreement]

     1. Attached as Schedule 1 hereto are (a) a true and correct copy of the consolidated balance sheets and consolidated statement of profits and losses of Interim Services Inc. and its Subsidiaries as of the end of the fiscal quarter ended __________, ____ , and (b) the related consolidated statements of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by its (chief financial officer) (treasurer) (secretary-controller) that such financial statements were prepared in accordance with GAAP and present fairly the financial position and the results of operations of Interim Services Inc. and its Subsidiaries.

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by Section 8.1(b) of the Credit Agreement]

     1. Attached as SCHEDULE 1 hereto are (a) a true and correct copy of the annual audit report of Interim Services Inc. and its Subsidiaries as of the end of the fiscal year ended __________ 199__, including therein (i) the consolidated balance sheet of Interim Services Inc.

and its Subsidiaries as of the end of such fiscal year and (ii) consolidated statements of profits and losses and cash flow of Interim Services Inc. and its Subsidiaries for such fiscal year, in each case certified by _____________________ or other nationally recognized independent public accountants, and (b) a certificate from such accountants to the effect that
(i) such financial statements of Interim Services Inc. and its Subsidiaries were prepared in accordance with GAAP and present fairly the financial position and the results of operations of Interim Services Inc. and its Subsidiaries and (ii) in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it.

     2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and conditions (financial or otherwise) of Interim Services Inc. and its Subsidiaries during the accounting period covered by the attached financial statements.

     3. To the best of the undersigned's knowledge, Interim Services Inc. and [LIST EACH BORROWING SUBSIDIARY], during such period, have observed, performed or satisfied all of their covenants and other agreements, and satisfied every condition in the Credit Agreement and other Loan Documents to be observed, performed or satisfied by Interim Services Inc. and [LIST EACH BORROWING SUBSIDIARY] and the undersigned has [no knowledge of any Default or Event of Default] [knowledge of a Default or Event of Default and the following steps are being taken to cure it:]

     4. Attached as SCHEDULE 2 are computations of each of the financial ratios and restrictions contained in ARTICLE IX of the Credit Agreement which computations show compliance with that ARTICLE IX.

     5.   The Consolidated Net Worth as at ____________ is $______________ .

          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________________ , ______.


                                   INTERIM SERVICES INC.

                                   By:
                                      --------------------------------------
                                   Name:
                                        ------------------------------------
                                   Title:
                                         -----------------------------------

                                  Schedule 2

FINANCIAL CONDITION

I.   Consolidated Fixed Charge Coverage Ratio of Interim Services Inc.

     Note:  all calculations shall be for the four Fiscal Quarters then ending

     (a)   Consolidated Net Income                             $___________

     (b)   Income taxes                                        $___________

     (c)   Consolidated Interest Expense (including
           amounts attributable to interest under any
           Permitted Receivable Securitization) **             $___________

     (d)   Depreciation expense                                $___________

     (e)   Amortization expense                                $___________

     (f)   EBITDA = sum of (a), (b), (c), (d)                  $___________
           and (e)*

     (g)   Gains on the sale of assets outside the             $___________
           ordinary course of business (excluding
           gains on the sale of assets previously
           on operating leases)

     (h)   Capital Expenditures (other than by reason of an    $____________
           Acquisition)

     (i)   Line (f) minus the sum of line (g) and line (h)   $____________

     (j)   Line (c)                                          $____________

     (k)   Dividends                                         $____________

     * Adjusted as provided in the definitions of Consolidated EBITDA **Calculation of addition to Consolidated Interest Expense after an
       Acquisition as provided in the definition of Consolidated Interest
       Expense.

     (l)   Required Principal Payments                       $____________

     (m)   Line (j) plus line (k) plus line (l)              $____________

     (n)   Ratio of line (i) to line (m)
           (Consolidated Fixed Charge Ratio),
           which shall not be less than:                     $____________

               Closing until 6/29/98: 1.50:1.00
               Thereafter             2.00:1.00

     (i)   Additional Indebtedness times rate
           of interest for first full calendar
           quarter following Acquisition
           $__________ x 4 =                                 $____________

     (ii)  Additional Indebtedness times rate
           of interest for two full calendar
           quarters following Acquisition
           $__________ x 2 =                                 $____________

     (iii) Additional Indebtedness times rate
           of interest for three full calendar
           quarters following Acquisition
           $__________ x 4/3's =                             $____________

II.  Consolidated Total Leverage Ratio of Interim Services Inc.

     Note: calculations of this ratio shall be for the four Fiscal Quarters then ending,

     (a)   Total Indebtedness of Interim Services Inc.
           and its Subsidiaries                              $____________

     (b)   EBITDA=Line I(f)                                  $____________

     (c)   Ratio of line (a) to line (b)                     $____________
           which shall not exceed the following:

               Effective Date until 6/29/98:   4.75:1.00
               6/30/98 until 6/29/99:          4.00:1.00
               Thereafter:                     3.50:1.00

     (d)   Applicable Margin =                                _________ bps
           Applicable Fee Percentage =                        _________ bps

III. Allowed Investments by Interim Services Inc. and its Subsidiaries

     (a)   All loans or advances to Foreign Subsidiaries     $____________

     (b)   Investments in Spectrum                           $____________

     (c)   Other Investments in Affiliates, licensees and    $____________
           franchisees (not to exceed $30,000,000)

     (d)   Consolidated Net Worth                            $____________

     (e)   Line (a) DIVIDED BY Line (d)                       ____________%

     (f)   Line (b) DIVIDED BY Line (d)                       ____________%


IV.  Asset Dispositions of Interim Services Inc.

     (a)   Net book value of all assets conveyed            $____________
           otherwise than in the ordinary course of business by Interim Services Inc. or any of its Subsidiaries pursuant to Section
           9.7(b) since the Closing Date and
           otherwise than is permitted in connection with a Permitted Receivables Securitization

     (b)   Consolidated net revenues (including             $____________
           Michael Page and its Subsidiaries)

     (c)   15% of line (b)                                  $____________

V.   Permitted Indebtedness for Interim Services Inc. and its Subsidiaries

     (a)   Total Indebtedness                               $____________

     (b)   Indebtedness incurred pursuant to Credit         $____________
           Agreement

     (c)   Existing Indebtedness as set forth in            $____________
           Schedule 9.12

     (d)   Indebtedness in connection with a                $____________
           Permitted Receivables Securitization

     (e)   Subordinated Indebtedness                        $____________

     (f)   Additional Indebtedness of the Companies and
           the Guarantors                                   $____________

     (g)   Line (f) may not exceed $35,000,000

VI.  Consolidated Net Worth

     (a)   Consolidated Net Worth requirement at prior
           fiscal quarter end.  (See immediately
           preceding Compliance Certificate)                $____________

     (b)   50% of Quarterly Consolidated Net Income (if
           positive) for the Fiscsal Quarter just ended     $____________

     (c)   100% of net proceeds of equity issued by Interim
           Services during such fiscal quarter ended.       $____________

     (d)   Line (a) plus Line (b) plus Line (c)             $____________

                                    EXHIBIT C

                              DESIGNATION AGREEMENT


Dated __________________, 19____.


     Reference is made to the Credit Agreement dated as of May 1, 1997 (as amended from time to time, the "CREDIT AGREEMENT") among Interim Services Inc. and [LIST EACH BORROWING SUBSIDIARY] (the "COMPANIES"), various financial institutions parties thereto, NationsBank, National Association, as agent for the Banks (the "AGENT") and as letter of credit issuing bank. Capitalized terms used herein have the meanings specified in the Credit Agreement. Terms defined in the Credit Agreement are used herein with the same meaning.

__________________________ (the "Designator") and __________________________
(the "Designee") agree as follows:

1. The Designator hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Bid Loans pursuant to
     Section 2.6 of the Credit Agreement.

2. The Designator makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto or (ii) the financial condition of the Companies or any of their respective Subsidiaries or the performance or observance by the Companies or any of their respective Subsidiaries of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
     Section 7.10 or 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Designator or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an entity qualified to be a Designated Bidder; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit

     Agreement are required to be performed by it as a Designated Bidder; and
     (vi) specifies as its Lending Office with respect to Bid Loans (and address for notices) the offices set forth beneath its name on the signature page hereof.

4. Following the execution of this Designation Agreement by the Designator and the Designee, it will be delivered to the Agent for acceptance by the Agent. The effective date of this Designation Agreement shall be the date of acceptance thereof by the Agent, unless otherwise specified on the signature page hereto (the "Effective Date").

5. Upon such acceptance and recording by the Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement as a "Designated Bidder" with a right to make Bid Loans as a Bank pursuant to Section 2.6 of the Credit Agreement and the rights and obligations of a Designated Bidder related thereto.

6. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Designation Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Effective Date:                         _______________________________, ___.

(NAME OF DESIGNATOR)

By: _______________________
     Title:

(NAME OF DESIGNEE)

By: _______________________
     Title:

Lending Office (and address for notices)
(Address)


Accepted this ______ day of

________________, ____.

(NAME OF AGENT)

By: ___________________________
Title:


_____________________________________
*    This date should be no earlier than the date of acceptance by the Agent.

                                    EXHIBIT D


                          FORM OF LOAN NOTE INSTRUMENT

                                  EXHIBIT E


                         INVITATION FOR COMPETITIVE BID


VIA FACSIMILE

To the Banks Listed on SCHEDULE A attached hereto:

Re: Interim Services Inc. Credit Agreement dated as of May 1, 1997, as amended (the "Credit Agreement")

Ladies and Gentlemen:

     Capitalized terms used herein have the meanings specified in the Credit Agreement. Pursuant to SECTION 2.7 of the Credit Agreement, you are hereby invited to submit offers to make Bid Loans to the Companies based on the following specifications:

     1.   Requesting Company

             / /    Interim Services Inc.
             / /    [LIST EACH BORROWING SUBSIDIARY]

     2.   Bid Type: Absolute

     3.   Competitive Bid Request Date:

           _______   ________  ________
             Day       Month     Year


     4.   Borrowing Date:

           _______   ________  ________
             Day       Month     Year


     5.   Aggregate Amount Requested by Company:

          USD
          ------------------

     6.   Specified Interest Periods:
                                       Date From   Date To   # of Days
              Interest Period #1        /     /    /     /   #
              Interest Period #2        /     /    /     /   #
              Interest Period #3        /     /    /     /   #

     7. Bid Loan principal amounts must be USD 1,000,000 or in multiples of USD 500,000 in excess thereof and may not exceed the amount of Bid Loans which were requested.

     8.   The rate of interest should be rounded to 1/1000th of 1%.


     All Competitive Bids must be in the form of EXHIBIT K to the Credit Agreement and must be received by the undersigned no later than 10:00 a.m. (Charlotte, North Carolina time) on ____________, ____.


                              __________________________________________
                              as Bid Agent

                              By:_______________________________________

                              Title:____________________________________

                              Facsimile:________________________________

                                   Schedule A

                                  List of Banks

                                    EXHIBIT F


                    IRREVOCABLE NOTICE OF SYNDICATED ACTIVITY


Notice Date:        /    /

Re: Interim Services Inc. Credit Agreement dated as of May 1, 1997, as amended (the "Credit Agreement") Agent Code ______


1.             Borrower

               / /  Interim Services Inc.
               / /  [LIST EACH BORROWING
                    SUBSIDIARY]


2.             Type of Syndicated Loan

               / /  Revolving Loan
               / /  Term Loan

3.             Loan Borrowing

               / /  Advance
               / /  Reduce
               / /  Continue
               / /  Convert

4.             Type of Letter of Credit

               / /  Sublimit L/C

5.             Letter of Credit
               Commitment

               / /  Issue
               / /  Amend
               / /  Renew

6.             Applicable Currency
               / /  British Pound Sterling
                    (initial Borrowing only)
               / /  United States Dollar

7.             Amount (in units)

               __________ L

8.             Interest Rate Type

               / /  Offshore (Fixed)
               / /  Base (Floating)

10.            Applicable Margin,
               subject to changes
               pursuant to the Credit
               Agreement

               / /  25.0 bps  (Level 6)
               / /  30.0 bps  (Level 5)
               / /  40.0 bps  (Level 4)
               / /  60.0 bps  (Level 3)
               / /  75.0 bps  (Level 2)
               / /  95.0 bps  (Level 1)

11.            Duration

               / /  1 month
               / /  2 months
               / /  3 months
               / /  6 months

Begin Date      /    /
End Date        /    /


12.  Wire Instructions

     _________________________
     _________________________
     _________________________
     _________________________


     Capitalized terms used herein have the meanings specified in the Credit Agreement.

13. If this notice relates to any Loan or Issuance other than a continuation or conversion of an existing Loan or renewal of an existing Letter of Credit, the undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties contained in Article VII of the Credit Agreement and in the other Loan Documents are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

          (b) no Default or Event of Default exists or would result from such proposed Borrowing.

14. If this notice relates to a continuation or conversion of an existing Loan or renewal of an existing Letter of Credit, no Event of Default or (in the case of a continuation of or conversion to an Offshore Currency Loan with an interest period of more than one month) Default exists.

15. To the best of our knowledge, this request WILL NOT PUT the undersigned above the maximum Commitment limits set forth in the Credit Agreement.

                              Signed:

                         / /  INTERIM SERVICES INC.
                         / /  [LIST EACH BORROWING SUBSIDIARY]




                         By:_________________________________________________

                         Title:______________________________________________

                                    EXHIBIT G


                          FORM OF REVOLVING LOAN NOTE

                                                         ________________, 19___


     FOR VALUE RECEIVED, the undersigned, Interim Services Inc. and
[LIST EACH BORROWING SUBSIDIARY] (the "COMPANIES"), hereby jointly and severally promise to pay to the order of ____________ _____ (the "BANK") the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Companies pursuant to the Credit Agreement, dated as of May 1, 1997 (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "CREDIT AGREEMENT") among the Companies, the banks parties thereto and NationsBank, National Association, as Agent for the Banks, as a Letter of Credit Issuing Bank and as guarantor of the Interim Notes, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Revolving Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement. Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein.

     The Bank is authorized to endorse the amount and the date on which each Revolving Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; PROVIDED, HOWEVER, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Companies under the Credit Agreement or this Revolving Loan Note (the "NOTE").

     This Note is one of the Revolving Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                                       INTERIM SERVICES INC.


WITNESS:

______________________________         By: ____________________________________

______________________________         Title: _________________________________


                                       [LIST EACH BORROWING SUBSIDIARY]


WITNESS:

______________________________         By: ____________________________________

______________________________         Title: _________________________________

                                               Schedule A to Revolving Loan Note


                BASE RATE LOANS AND REPAYMENT OF BASE RATE LOANS

                                                (3)
                           (2)               Amount of               (4)
      (1)               Amount of            Base Rate             Notation
      Date            Base Rate Loan        Loan Repaid            Made by
      ----            --------------        -----------            --------

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

                                               Schedule B to Revolving Loan Note


            OFFSHORE RATE LOANS AND REPAYMENT OF OFFSHORE RATE LOANS

                    (2)              (3)              (4)
                Amount and        Maturity         Amount and
                Currency of        Date of        Currency of          (5)
    (1)          Offshore         Offshore       Offshore Rate       Notation
    Date         Rate Loan        Rate Loan       Loan Repaid        Made by
    ----         ---------        ---------       -----------        -------

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

                                    EXHIBIT H


                             FORM OF SWING LINE NOTE


$40,000,000                                            Charlotte, North Carolina

                                                                    May __, 1997


     FOR VALUE RECEIVED, INTERIM SERVICES INC., and [LIST EACH BORROWING SUBSIDIARY] (the "Borrowers"), hereby jointly and severally promise to pay to the order of

     NATIONSBANK, NATIONAL ASSOCIATION (the "Lender"), in its individual capacity, at the office of NationsBank, National Association, as agent for the Lender (the "Agent"), located at Independence Center, 15th Floor, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate) at the times set forth in the Credit Agreement dated as of May 1, 1997 among the Borrowers, the financial institutions party thereto (collectively, the "Lenders") and the Agent (as amended or supplemented, the "Credit Agreement" -- all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement), in lawful money of the United States of America, in immediately available funds, the aggregate unpaid principal amount of the Swing Line Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and to pay interest on the unpaid principal amount of each such Swing Line Loan, in like money, at said office, for the period commencing on the date of such Swing Line Loan until such Swing Line Loan shall be paid in full, on the dates and at the rates provided in Article II of the Credit Agreement. All or any portion of the principal amount of Swing Line Loans may be prepaid as provided in the Agreement.

     This Swing Line Note is one of the Notes referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits and security of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Swing Line Loans evidenced hereby were or are made and are to be repaid. This Swing Line Note is subject to certain restrictions on transfer or assignment as provided in the Credit Agreement.

     Interest hereunder shall be computed as provided in the Credit Agreement.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF FLORIDA.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Borrowers have caused this Swing Line Note to be made, executed and delivered by their duly authorized representatives as of the date and year first above written, all pursuant to authority duly granted.


WITNESS:                               INTERIM SERVICES INC.

______________________________         By: ____________________________________

______________________________         Name: __________________________________

                                       Title: _________________________________


WITNESS:                               [LIST EACH BORROWING SUBSIDIARY]

______________________________         By: ____________________________________

______________________________         Name: __________________________________

                                       Title: _________________________________

                                    EXHIBIT I


                             FORM OF TERM LOAN NOTE

                                                          ________________, 19__


     FOR VALUE RECEIVED, the undersigned, Interim Services Inc. and
[LIST EACH BORROWING SUBSIDIARY] (the "COMPANIES"), hereby jointly and severally promise to pay to the order of ____________ _____ (the "BANK") the aggregate unpaid principal amount of all Term Loans made by the Bank to the Companies pursuant to the Credit Agreement, dated as of May 1, 1997 (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "CREDIT AGREEMENT") among the Companies, the banks parties thereto and NationsBank, National Association, as Agent for the Banks as a Letter of Credit Issuing Bank and as guarantor of the Interim Notes, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Term Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement. Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein.

     The Bank is authorized to endorse the amount and the date on which each Term Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; PROVIDED, HOWEVER, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Companies under the Credit Agreement or this Term Loan Note (the "NOTE").

     This Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                                       INTERIM SERVICES INC.


WITNESS:

______________________________         By: ____________________________________

______________________________         Title: _________________________________


                                       [LIST EACH BORROWING SUBSIDIARY]


WITNESS:

______________________________         By: ____________________________________

______________________________         Title: _________________________________

                                                    Schedule A to Term Loan Note


                BASE RATE LOANS AND REPAYMENT OF BASE RATE LOANS

                                                (3)
                           (2)               Amount of               (4)
      (1)               Amount of            Base Rate             Notation
      Date            Base Rate Loan        Loan Repaid            Made by
      ----            --------------        -----------            --------

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

________________     ________________     ________________     ________________

                                                    Schedule B to Term Loan Note


            OFFSHORE RATE LOANS AND REPAYMENT OF OFFSHORE RATE LOANS

                    (2)              (3)              (4)
                Amount and        Maturity         Amount and
                Currency of        Date of        Currency of          (5)
    (1)          Offshore         Offshore       Offshore Rate       Notation
    Date         Rate Loan        Rate Loan       Loan Repaid        Made by
    ----         ---------        ---------       -----------        -------

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

____________   ______________   ______________   ______________   ______________

                                    EXHIBIT J


                             COMPETITIVE BID REQUEST


Bid Agent                                                     ____________, ____
[Address]

Re: Interim Services Inc. Credit Agreement dated as of May 1, 1997, as amended (the "Credit Agreement")

Ladies and Gentlemen:

     This is a Competitive Bid Request for Bid Loans pursuant to Section 2.7 of the Credit Agreement as follows:

     1.   Requesting Company

             / /    Interim Services Inc.
             / /    [LIST EACH BORROWING SUBSIDIARY]

     2.   Bid Type: Absolute

     3.   Borrowing Date:


                  Day      Month     Year

     4.   Aggregate Bid Amount:


                  USD

     5.   Bid Details:

                                      Date From     Date To     # of Days

                Interest Period #1      /  /         /  /      #
                Interest Period #2      /  /         /  /      #
                Interest Period #3      /  /         /  /      #

     Capitalized terms used herein have the meanings specified in the Credit Agreement.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties contained in Article VII of the Credit Agreement and in the other Loan Documents are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

          (b) no Default or Event of Default exists or would result from such proposed Borrowing; and

          (c) to the best of our knowledge, this request will not put the undersigned above the maximum Commitment limits set forth in the Credit Agreement.

                                       Signed:

                                       INTERIM SERVICES INC.


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                       [LIST EACH BORROWING SUBSIDIARY]


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                   EXHIBIT K

                                COMPETITIVE BID


Bid Agent                                                     ____________, ____
[Address]

Re: Interim Services Inc. Credit Agreement dated as of May 1, 1997, as amended (the "Credit Agreement")

Ladies and Gentlemen:

     Capitalized terms used herein have the meanings specified in the Credit Agreement. In response to the Competitive Bid Request of the Companies dated ____________, ____ and in accordance with Section 2.7(c)(ii) of the Credit Agreement, the undersigned Bank offers to make [a] Bid Loan[s] thereunder in the following principal amount[s] at the following interest rate[s] for the following Interest Period[s]:

     1.   Requesting Company

             / /    Interim Services Inc.
             / /    [LIST EACH BORROWING SUBSIDIARY]

     2.   Bid Type: Absolute

     3.   Borrowing Date:


              Day       Month     Year

     4.   Aggregate Bid Amount:


              USD

     5.   Bid Details:

      Rate            Date From  Date To   # of Days  Offer   Principal Interest

Interest Period #1       / /       / /     #              1   $                %
                                                          2   $                %
                                                          3   $                %
Interest Period #2       / /       / /     #              1   $                %
                                                          2   $                %
                                                          3   $                %
Interest Period #3       / /       / /     #              1   $                %
                                                          2   $                %
                                                          3   $                %



                                       [NAME OF BANK]


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT L

                       FORM OF SWING LINE BORROWING NOTICE

To:  NationsBank, National Association
     Independence Center, 15th Floor
     NC1-001-15-04
     Charlotte, North Carolina  28255
     Attention: Agency Services
     Telefacsimile:  (704)386-9923


       Reference is hereby made to the Credit Agreement dated as of May 1, 1997 (as amended or supplemented from time to time, the "Agreement") among Interim Services Inc. and [LIST EACH BORROWER SUBSIDIARY] (the "Borrowers"), the Banks (as defined in the Agreement), and NationsBank, National Association, as Agent for the Banks ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

     The Company designated below through its Responsible Officer hereby gives notice to NationsBank that a Swing Line Loan of the amount set forth below be made on the date indicated:

     COMPANY                            AMOUNT(1)        DATE OF LOAN
     -------                            ---------        -------------

/ /  Interim Services Inc.              _________        __________, ____

/ /  [LIST EACH BORROWER SUBSIDIARY]    _________        __________, ____









_______________________

(1)  Must be an integral multiple of $100,000.

     The Company designated below hereby requests that the proceeds of Swing Line Loans described in this Borrowing Notice be made available to such Company as follows: [INSERT TRANSMITTAL INSTRUCTIONS].

     The undersigned hereby certifies that all conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full .

                                       _______________________________________


                                       BY: ___________________________________
                                                   Responsible Officer

                                       DATE: _________________________________

                                    EXHIBIT M

                            FORM OF ASSUMPTION LETTER

                                     [Date]




To NationsBank, N.A., as Agent and
the Lenders party to the Credit
Agreement referred to below

Ladies and Gentlemen:

     Reference is made to the Credit Agreement dated as of May 1, 1997 among Interim Services Inc. (the "Borrower"), the Borrowing Subsidiaries from time to time party thereto, the financial institutions from time to time party thereto as Lenders and NationsBank, National Association, as Agent (as amended, restated or otherwise modified from time to time, the "Credit Agreement"). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     1.   BORROWING SUBSIDIARY.

     (i)  The undersigned, _________________ (the "Subsidiary") a ______________
     corporation and a Subsidiary of the Borrower, proposes to become a "Borrowing Subsidiary" under the Credit Agreement, and accordingly hereby agrees that from the date hereof until the payment in full of the principal of and interest on all Loans made to it or on its behalf under the Credit Agreement and performance of all of its other obligations thereunder, and termination of its status as a "Borrowing Subsidiary" as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a "Borrowing Subsidiary" or a "Company". In addition, the Subsidiary hereby represents and warrants that:
     (i) each of the representations and warranties set forth in Article VII of the Credit Agreement is true and correct with respect to the Subsidiary as of the date hereof and (ii) it has heretofore received a true and correct copy of the Credit Agreement (including any amendments thereto, modifications thereof or waivers thereunder) as in effect on the date hereof.

     (ii) So long as the principal of and interest on all Loans made to the Subsidiary or on its behalf under the Credit Agreement shall have been paid in full and all other obligations of the Subsidiary under the Credit Agreement shall have been fully performed, the Subsidiary may, by not less than five Business Days' prior notice to the Agent, terminate its status as a "Borrowing Subsidiary."

     2. CONDITIONS PRECEDENT. No Lender shall make any Loan to or on behalf of the Subsidiary unless the Subsidiary has furnished to the Agent, with sufficient copies for the Lenders, the following items:

     (i) Copies of the articles of incorporation or similar organizational documents of the Subsidiary, together with all amendments, and a certificate of good standing (if available), both certified by the appropriate governmental officer in its jurisdiction of incorporation.

     (ii) Copies, certified by an appropriate officer or director of the Subsidiary, of its bylaws or similar organizational documents and of its Board of Directors resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of this Assumption Letter and all other Loan Documents to which the Subsidiary is a party.

     (iii) An incumbency certificate, executed by an appropriate officer or director of the Subsidiary, which shall identify by name and title and bear the signature of the officers or directors of the Subsidiary authorized to sign this Assumption Letter and the other Loan Documents to which it is a party and to request Loans thereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Subsidiary.

     (iv) A written opinion of counsel to the Subsidiary, addressed to the Lenders, in form and substance satisfactory to the Agent.

     (v)   Notes issued by the Subsidiary to the order of each of the Lenders.

     (vi) Written money transfer instructions, in substantially the form of EXHIBIT "A" attached hereto addressed to the Agent on behalf of the Subsidiary and signed by duly authorized officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

     (vii) Such other documents as any Lender or its counsel may have reasonably requested.


     3. REPRESENTATIONS. The Subsidiary further represents and warrants to the Lenders as follows:

     (i)   EXISTENCE AND POWER. The Subsidiary and each of its Subsidiaries:

           (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

           (b) has the power and authority and governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Assumption Letter and the Loan Documents;

           (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except to the extent failure to so qualify would not have a Material Adverse Effect; and

           (d) is in compliance with all Requirements of Law, except to the extent the failure to so comply would not have a Material Adverse Effect.

     (ii) AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Subsidiary and its Subsidiaries of this Assumption Letter and each other Loan Document to which such Person is party have been duly authorized by all necessary action and do not and will not:

           (a) contravene the terms of any of that Person's Organization Documents;

           (b) conflict with or result in a material breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

           (c)  violate any Requirement of Law.

     (iii) GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Subsidiary or any of its Subsidiaries of this Assumption Letter or any other Loan Document.

     (iv) BINDING EFFECT. This Assumption Letter and each other Loan Document to which the Subsidiary or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Subsidiary and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability).

     (v) FILING. To ensure the enforceability or admissibility in evidence of this Assumption Letter, the Notes issued by the Subsidiary or any of the other Loan Documents in the

           Subsidiary's country of organization or incorporation and country which is its principal place of business (each, a "Subject Country"), it is not necessary that this Assumption Letter or such Notes or any other documents be filed or recorded with any court or other authority in any Subject Country or that any stamp or similar tax be paid in respect of this Assumption Letter or such Notes or any other documents. The qualification by any Lender or the Agent for admission to do business under the laws of any Subject Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Agent of any right, privilege, or remedy afforded to any Lender or the Agent in connection with the Loan Documents or the enforcement of any such right, privilege, or remedy. The performance by any Lender or the Agent of any action required or permitted under the Loan Documents will not violate any law or regulation of any Subject Country or any political subdivision thereof or result in any tax liability or other unfavorable consequence to such party pursuant to the laws of any such Subject Country or political subdivision or taxing authority thereof or any rule or regulation of any federation or organization or similar entity of which such Subject Country is a member.

     (vi) NO IMMUNITY. Neither the Subsidiary nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. The Subsidiary's execution and delivery of this Assumption Letter and the other Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

     (vii) REGULATION U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Subsidiary and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     4. BORROWER GUARANTY OF SUBSIDIARY OBLIGATIONS. The Borrower expressly agrees as follows:

     (i) DIRECT OBLIGATIONS. The Borrower hereby unconditionally and irrevocably affirms to the Lenders its direct liability for, and guarantees to the Lenders, the due and punctual payment of all obligations and liabilities of the Subsidiary to the Lenders, whether arising under this Assumption Letter, the Credit Agreement, the other Loan Documents or any other documents related thereto (collectively, the "Borrowing Subsidiary Obligations") including, but not limited to, the due and punctual payment of principal of and interest on the Notes issued by the Subsidiary, and punctual payment of all other sums now or hereafter owed by the Subsidiary under this Assumption Letter, the Credit Agreement, the Loan Documents, any Note issued by the Subsidiary and any other document related thereto as and when the same shall become due (whether by acceleration or otherwise) and according to the terms hereof and thereof. In case of failure by the Subsidiary punctually to pay any Borrowing

           Subsidiary Obligation, the Borrower hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Subsidiary.

     (ii) OBLIGATIONS UNCONDITIONAL. The obligations of the Borrower under this Assumption Letter shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

               (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Subsidiary (or any other Borrowing Subsidiary) or under any Note or other agreement issued or entered into by any Subsidiary (or any other Borrowing Subsidiary), by operation of law or otherwise;

               (b) any modification or amendment of or supplement to this Assumption Letter or any Loan Document;

               (c) any compromise, settlement, modification, amendment, waiver, release, non-perfection or invalidity of or to any direct or indirect security, guarantee or other liability of any third party with respect to any Borrowing Subsidiary Obligation;

               (d) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Subsidiary (or any other Borrowing Subsidiary) or their assets or any resulting release or discharge of any Borrowing Subsidiary Obligation;

               (e) the existence of any claim, set-off or other right which the Borrower may have at any time against the Subsidiary (or any other Borrowing Subsidiary), the Agent, any Lender or any other Person, whether or not arising in connection with this Assumption Letter or any other Loan Document; provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

               (f) any invalidity or unenforceability relating to or against the Subsidiary (or any other Borrowing Subsidiary) for any reason of this Assumption Letter or any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Subsidiary (or any other Borrowing Subsidiary) of the principal of or interest on any Note issued by the Subsidiary (or any other Borrowing Subsidiary) or any other amount payable by the Subsidiary (or any other Borrowing Subsidiary) under this Assumption Letter, the Credit Agreement or any Loan Document; or

               (g) any other act or omission to act or delay of any kind by the Subsidiary (or any other Borrowing Subsidiary), the Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Borrower under this Assumption Letter, the Credit Agreement or any Loan Document.

     (iii) DISCHARGE ONLY UPON PAYMENT IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. The Borrower's obligations hereunder shall remain in full force and effect until each Commitment has expired or is terminated and the principal of and interest on the Notes and all other Obligations payable under this Assumption Letter and the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note issued by the Subsidiary or any other amount payable by the Subsidiary under this Assumption Letter or any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Subsidiary or otherwise, the Borrower's obligations under this Assumption Letter with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time. This provision shall survive the termination of this Assumption Letter and the payment in full of the Obligations.

     (iv) WAIVER. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Subsidiary or any other Person. The Borrower waives any benefit of the collateral, if any, which may from time to time secure the Obligations or any part thereof and authorizes the Agent or the Lenders to take any action, or exercise any remedy with respect thereto, which the Agent or the Lenders in its or their sole discretion shall determine, without notice to the Borrower. In the event the Lenders in their sole discretion elect to give notice of any action with respect to the collateral, if any, securing the Obligations or any part thereof, ten days' written notice mailed to the Borrower by certified mail at the address set forth in the Credit Agreement shall be deemed reasonable notice of any matter contained in such notice.

     (v) STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable by the Subsidiary under this Assumption Letter or any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of the Subsidiary or any other Person, all such amounts otherwise subject to acceleration under the terms of this Assumption Letter or any Loan Document shall nonetheless be payable by the Borrower hereunder forthwith on demand by the Agent.

     (vi) PAYMENTS. All payments to be made by the Borrower pursuant to this Assumption Letter shall be made at the times and in the manner and in the currency prescribed for payments in the Credit Agreement.

     (vii) DELAY OF SUBROGATION. Until the Borrower's obligations under this Assumption Letter have been paid in full and terminated, the Borrower shall not exercise any right of subrogation with respect to payments made by the Borrower pursuant to this Assumption Letter.

     5. NOTICE. Any notice to be given to the Subsidiary may be given to the Borrower (and shall conclusively be deemed to have been received by the Subsidiary when received, or deemed received, by the Borrower) in the manner set forth in the Credit Agreement. The Subsidiary agrees that the Borrower may give notices under this Assumption Letter and the Loan Documents on behalf of the Subsidiary, and that any such notice given by the Borrower on behalf of the Subsidiary shall be binding upon the Subsidiary.

     6.   JURISDICTION AND GOVERNING LAW.

     (i) Without limiting the provisions of Section 12.16 of the Credit Agreement, the Subsidiary and Borrower each irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States federal court for the Middle District of Florida or any Florida state court, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Assumption Letter, the Credit Agreement or any other Loan Document or for recognition or enforcement of any judgment relating thereto, and the Subsidiary and the Borrower each irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. The Subsidiary and the Borrower each agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Assumption Letter shall affect any right that any Lender or the Agent may otherwise have to bring any action or proceeding relating to this Assumption Letter, the Credit Agreement or any other Loan Document in the courts of any jurisdiction.

     (ii) This Assumption Letter shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Florida; provided that the Agent and the Lenders shall retain all rights arising under federal law.

                             [signatures follow]

     IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Assumption Letter as of the date and year first above written.

                              [NAME  OF  BORROWING SUBSIDIARY]



                              By
                                ----------------------------------------------
                                   Name:
                                        --------------------------------------
                                   Title:
                                         -------------------------------------

Agreed and Consented to:

INTERIM SERVICES INC.


By
  -------------------------
     Name:
          -----------------
     Title:
           ----------------

                                   EXHIBIT "A"
                 LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To NationsBank, N.A.,
as Agent (the "Agent") under
the Credit Agreement Described Below.

RE: Credit Agreement dated as of May 1, 1997 (as the same may be amended, modified or supplemented, the "Credit Agreement"), among Interim Services Inc., (the "Borrower"), various Borrowing Subsidiaries thereof, NationsBank, National Association, as Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

     The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Loans or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by [NAME OF BORROWING SUBSIDIARY] (the "Borrowing Entity"), provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrowing Entity in accordance with Section 12.2 of the Credit Agreement or based on any telephonic notice made in accordance with any other applicable provision of the Credit Agreement.

Facility Identification
Number(s)______________________________________________________________________

Customer/Account Name__________________________________________________________

Transfer Funds to______________________________________________________________

                 ______________________________________________________________

                 ______________________________________________________________

For Account No.________________________________________________________________

Reference/Attention To_________________________________________________________

Authorized Officer (Customer Representative)      Date_________________________

___________________________________________       _____________________________
(Please Print)                                    (Signature)

Bank Officer Name                                 Date_________________________

___________________________________________       _____________________________
(Please Print)                                    (Signature)

    (DELIVER COMPLETED FORM TO CREDIT SUPPORT STAFF FOR IMMEDIATE PROCESSING)

                                    EXHIBIT N

                   FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

     This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of _______________ , __, is made between ____________________ (the "Assignor") and _________________________ (the
"Assignee")

                                    RECITALS

     WHEREAS, the Assignor is party to that certain Credit Agreement dated as of May 1, 1997 (as amended, amended and restated, modified, supplemented or renewed, the "CREDIT AGREEMENT") among Interim Services Inc. and
[LIST EACH BORROWING SUBSIDIARY] (each a "COMPANY" and collectively the "COMPANIES"), the several financial institutions from time to time party thereto (including the Assignor, the "BANKS") and NationsBank, National Association, as agent for the Banks (the "AGENT") and as Letter of Credit Issuing Bank. Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

     WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making loans (the "SYNDICATED LOANS") to the Companies in an aggregate amount not to exceed $_________ (the "COMMITMENT");

     WHEREAS, [the Assignor has made Syndicated Loans in the aggregate principal amount of $__________ as follows: Revolving Loans $__________ and Term Loans $__________][no Syndicated Loans are outstanding under the Credit Agreement]; and

     WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all]rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Syndicated Loans] in an amount equal to $_________ ($__________ Revolving Commitment and $_________ Term Loan) (the "ASSIGNED AMOUNT") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     1.   ASSIGNMENT AND ACCEPTANCE.

          (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse to and without representation or warranty (except as provided in this Assignment and Acceptance) by the

Assignor __% (the "ASSIGNEE'S PERCENTAGE SHARE") of (A) the Commitments
[and the Syndicated Loans]of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the other Loan Documents.
[No assignment is made pursuant hereto with respect to any Bid Loans.]

          (b) With effect on and after the Effective Date (as defined in SECTION 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under ARTICLE V and SECTIONS 12.4 and 12.5 of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

          (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Revolving Commitment will be $__________ and Term Loan Commitment will be $__________.

          (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Revolving Commitment will be $_________ and Term Loan Commitment will be $__________.

     2.   PAYMENTS.

          (a) As consideration for the sale, assignment and transfer contemplated in SECTION 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, [representing the Assignee's Pro Rata Share of the principal amount of all Syndicated Loans] [representing the outstanding principal of, accrued interest on, and any fees with respect to the Assignee's Percentage Share of the Revolving Commitment and Term Loan Commitment] [and all Syndicated Loans].

          (b) The [Assignor] [Assignee] [Companies] further agree[s] to pay to the Agent a processing fee in the amount specified in SECTION 12.8 of the Credit Agreement.

     3.   REALLOCATION OF PAYMENTS.

     Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment [and Syndicated Loans] shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will pay to the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence promptly upon receipt.

     4.   INDEPENDENT CREDIT DECISION.

     The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in SECTION 7.10 or 8.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

     5.   EFFECTIVE DATE; NOTICES.

          (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be _________, ____ (the "EFFECTIVE DATE"); PROVIDED that the following conditions precedent have been satisfied on or before the Effective Date:

               (i) this Assignment and Acceptance shall have been executed and delivered by the Assignor and the Assignee;


               [(ii) the consent of the Companies and the Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under SECTION 12.8 of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;]

               (iii) the Assignee shall have paid to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

               (iv) the processing fee referred to in Section 2(b) hereof and in SECTION 12.8 of the Credit Agreement shall have been paid to the Agent; and

               (v) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement.

     (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Companies and the Agent for acknowledgment by the Agent, a Notice of Assignment substantially in the form attached hereto as SCHEDULE 1.

     [6.  Agent.    [INCLUDE ONLY IF ASSIGNOR IS AGENT]

     (a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

     (b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

     7.   WITHHOLDING TAX.

     The Assignee (a) represents and warrants to the Assignor, the Agent and the Companies that under applicable law and treaties no tax will be required to be withheld by the Assignor or Agent with respect to any payments to be made to the Assignee as a result hereof, (b) agrees to furnish to the Agent and the Companies prior to the time that the Agent or Companies are required to make any payment of principal, interest or fees under the Credit Agreement, duplicate executed originals of forms or other documentation necessary to exempt all payments under the Credit Agreement from withholding taxes and agrees to provide new forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable laws and regulations with regard to such withholding tax exemption.

     8.   REPRESENTATIONS AND WARRANTIES.

     (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim created by it;
(ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

     (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Companies or any of their respective Subsidiaries, or the performance or observance by the Companies or any of their respective Subsidiaries, of any of their respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

     (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

     9.   FURTHER ASSURANCES.

     The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Companies or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

     10.  MISCELLANEOUS.

     (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

     (b) All payments made hereunder shall be made without any set-off or counterclaim.

     (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

     (d) Assignee hereby acknowledges and agrees that the agreement set forth in this Section 1(b) is expressly made for the benefit of, and may be enforced by, the Companies, the Agent, Assignor and the other Banks and their respective successors and permitted assigns.

     (e) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     (f) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Florida over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Florida State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

     (g) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.


                              [ASSIGNOR]


                              By:
                                 ---------------------------------------------

                              Title:
                                    ------------------------------------------


                              By:
                                 ---------------------------------------------

                              Title:
                                    ------------------------------------------

                              Address:
                                      ----------------------------------------


                              [ASSIGNEE]



                              By:
                                 ---------------------------------------------

                              Title:
                                    ------------------------------------------


                              By:
                                 ---------------------------------------------

                              Title:
                                    ------------------------------------------

                              Address:
                                      ----------------------------------------

                                   SCHEDULE 1

                       NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                              ---------------,-----

NationsBank, N.A.
Independence Center, 15th Floor
Charlotte, North Carolina 28255

Interim Services Inc.
[address]

[LIST EACH BORROWING SUBSIDIARY]
[address]


Ladies and Gentlemen:

     We refer to the Credit Agreement dated as of May 1, 1997 (as amended, amended and restated, modified, supplemented or renewed, the "CREDIT AGREEMENT") among Interim Services Inc. and [LIST EACH BORROWING SUBSIDIARY] (each a "COMPANY" and collectively the "COMPANIES"), the several financial institutions from time to time party thereto (including the Assignor, the "BANKS"), and NationsBank, National Association, as agent for the Banks (the "AGENT") and as Letter of Credit Issuing Bank. Terms defined in the Credit Agreement are used herein as therein defined.

     1. We hereby give you notice of, and request your consent to, the assignment by _________________ (the "ASSIGNOR") to _______________ (the
"ASSIGNEE") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement and other Loan Documents (including, without limitation, the right, title and interest of the Assignor in and to the Commitment of the Assignor, and all outstanding Syndicated Loans made by the Assignor) pursuant to the Assignment and Acceptance Agreement attached hereto (the "ASSIGNMENT AND ACCEPTANCE"). Before giving effect to such assignment the Assignor's Commitment is $ __________, and the aggregate amount of its outstanding Syndicated Loans is $__________.

     2. The Assignee agrees that, upon receiving the consent of the Agent and, if applicable, the Companies to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

     3.   The following administrative details apply to the Assignee:

     (A)  Notice Address:

          Assignee name:
                             ------------------------

          Address:
                             ------------------------
                             ------------------------
                             ------------------------
                             ------------------------

          Attention:
                             ------------------------

          Telephone:
                             ------------------------

          Telecopier:
                             ------------------------

          Telex (Answerback):
                             ------------------------

     (B)  Payment Instructions:

          Account No.:
                             ------------------------

          At:
                             ------------------------

          Reference:
                             ------------------------
          Attention:
                             ------------------------

     4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                             Very truly yours,

                             [NAME OF ASSIGNOR]


                             By:
                                ----------------------------------------------
                             Title:
                                   -------------------------------------------

                             By:
                                ----------------------------------------------
                             Title:
                                   -------------------------------------------

                               [NAME OF ASSIGNEE]


                             By:
                                ----------------------------------------------
                             Title:
                                   -------------------------------------------

                             By:
                                ----------------------------------------------
                             Title:
                                   -------------------------------------------


ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

INTERIM SERVICES INC.

By:
   ------------------------
Title:
      ---------------------

[LIST EACH BORROWING SUBSIDIARY]

By:
   ------------------------
Title:
      ---------------------

NATIONSBANK, N.A., as Agent

By:
   ------------------------
Its:
    -----------------------

                                  SCHEDULE I

                                 PRICING GRID

-------------------------------------------------------------------------
   Level           CONSOLIDATED               APPLICABLE      APPLICABLE
                  LEVERAGE RATIO                MARGIN           FEE
                                                              PERCENTAGE
-------------------------------------------------------------------------
    I        Greater than or equal to 4.25x     95              25

    II       Greater than or equal to 3.75x     75              20
-------------------------------------------------------------------------
    III      Greater than or equal to 3.00x     60              15
-------------------------------------------------------------------------
    IV       Greater than or equal to 2.25x     40              12.5
-------------------------------------------------------------------------
    V        Greater than or equal to 1.50x     30              10
-------------------------------------------------------------------------
    VI       Less than 1.50x                    25               8
-------------------------------------------------------------------------



  The Applicable Margin following Subordinated Debt Issue of greater than $150 million shall be reduced as follows:

           -----------------------------------------
                  Level         Applicable Margin
                                  Reduced By:
           -----------------------------------------
                   I                 7.5
           -----------------------------------------
                   II                5.0
           -----------------------------------------
                   III               5.0
           -----------------------------------------

                                   SCHEDULE II

                         PLEDGORS AND PLEDGED INTERESTS

                                  SCHEDULE III

                     REQUIRED PRINCIPAL INSTALLMENT AMOUNTS
                         AND PAYMENT DATES OF TERM LOAN

-------------------------------------------------------------------------------------------------------
                                           YEAR OF PAYMENT
-------------------------------------------------------------------------------------------------------
 Payment Date   1997           1998           1999           2000           2001           2002
-------------------------------------------------------------------------------------------------------
 March 31                      $6,250,000     $8,750,000     $12,500,000    $18,750,000    $18,750,000
-------------------------------------------------------------------------------------------------------
 June 30                       $6,250,000     $8,750,000     $12,500,000    $18,750,000    $18,750,000
-------------------------------------------------------------------------------------------------------
 September 30   $7,500,000     $6,250,000     $8,750,000     $12,500,000    $18,750,000    $18,750,000
-------------------------------------------------------------------------------------------------------
 December 31    $7,500,000     $6,250,000     $8,750,000     $12,500,000    $18,750,000    $18,750,000
-------------------------------------------------------------------------------------------------------


                                   SCHEDULE IV

                                   SUBSIDIARIES

                                  SCHEDULE 1.1

                           EXISTING LETTERS OF CREDIT

                                  SCHEDULE 2.1

                                   COMMITMENTS


Name of                         Revolving           Term Loan           Total          Percentage
Bank                            Commitment          Commitment        Commitments      Interest

NationsBank,                  $139,259,259.28      $95,740,740.72     $235,000,000    34.814814815%
National                                                              0
Association                                                                            7.407407407%
                                29,629,629.63       20,370,370.37

The First National Bank of                                              50,000,000
Chicago                         23,703,703.70       16,296,296.30                      5.925925926%

Barnett Bank, N.A.                                                      40,000,000
                                23,703,703.70       16,296,296.30                      5.925925926%

The Fuji Bank and                                                       40,000,000
Trust Company                   23,703,703.70       16,296,296.30                      5.925925926%

The Chase Manhattan Bank        23,703,703.70       16,296,296.30       40,000,000     5.925925926%

Fleet National                                                          40,000,000
Bank                            17,777,777.78       12,222,222.22                      4.444444444%

ABN AMRO Bank NV                                                        30,000,000
                                17,777,777.78       12,222,222.22                      4.444444444%

Bank of Montreal                                                        30,000,000
                                17,777,777.78       12,222,222.22                      4.444444444%

The Industrial                                                          30,000,000
Bank of Japan, Limited

Morgan Guaranty                                                         20,000,000
and Trust Company               11,851,851.85        8,148,148.15                      2.962962963%


The Sanwa Bank,                                                         20,000,000
Limited, Atlanta Agency         11,851,851.85        8,148,148.15                      2.962962963%

The Sumitomo Bank, Limited                                              20,000,000
                                11,851,851.85        8,148,148.15                      2.962962963%

The Bank of New York                                                    20,000,000
                                11,851,851.85        8,148,148.15                      2.962962963%

Comerica Bank                                                           20,000,000
                                11,851,851.85        8,148,148.15                      2.962962963%
Hibernia National Bank

The Bank of Tokyo-                                                      20,000,000
Mitsubishi, Ltd.,
New York Branch

Total:                        $400,000,000        $275,000,000        $675,000,000             100%



                                  SCHEDULE 7.5

                                   LITIGATION

                                  SCHEDULE 7.10

                             ADDITIONAL LIABILITIES

                                  SCHEDULE 7.12

                 LITIGATION REGARDING PATENTS, TRADEMARKS, ETC.

                                  SCHEDULE 7.13

                                  SUBSIDIARIES




                                   INVESTMENTS

                                  SCHEDULE 7.15

                                  ERISA MATTERS

                                 SCHEDULE 9.4(a)

                              EXISTING INVESTMENTS

                                  SCHEDULE 9.9

                             RESTRICTIVE AGREEMENTS


                                      None

                                  SCHEDULE 9.12

                              EXISTING INDEBTEDNESS

                                  SCHEDULE 12.2

                      OFFSHORE AND DOMESTIC LENDING OFFICES
                              ADDRESSES FOR NOTICE


NATIONSBANK, NATIONAL ASSOCIATION (SOUTH)

Domestic and Offshore Lending Office:
NationsBank, National Association (South)
400 N. Ashley Drive, 2nd Floor
Tampa, Florida 33602
Attention: Miles C. Dearden
Telephone: (813) 224-5194
Facsimile: (813) 224-5948

Notices for Committed Advances:
NationsBank, National Association
101 N. Tryon Street
Mail Code NC1-001-15-03
Charlotte, North Carolina 28255
Attention: Barbara Pollock
Telephone: (704) 388-1112
Facsimile: (704) 386-8694

AGENT PAYMENT OFFICE FOR PAYMENTS IN DOLLARS:

NationsBank, National Association
101 N. Tryon Street
Mail Code NC1-001-15-03
Charlotte, North Carolina 28255
Attention: Barbara Pollock
Telephone: (704) 388-1112
Facsimile: (704) 386-8694

THE FIRST NATIONAL BANK OF CHICAGO

Domestic and Offshore Lending Office:
The First National Bank of Chicago
One First National Plaza, Suite 0634
Chicago, Illinois 60670
Attention:  Yvette Thompkins
Telephone:  (312) 732-1395
Facsimile:  (312) 732-4840

BARNETT BANK, N.A.

Domestic and Offshore Lending Office:
Barnett Bank, N.A.
9000 Southside Boulevard, Bldg. 600
Jacksonville, Florida 32232
Attention:  Linda J. Roman
Telephone:  (904) 464-5423
Facsimile:  (904) 464-5552

THE FUJI BANK AND TRUST COMPANY

Domestic and Offshore Lending Office:
The Fuji Bank, Limited
New York Branch
Two World Trade Center
New York, New York 10048
Attention:  Julian Baker
Telephone:  (212) 898-2054
Facsimile:  (212) 912-0516

THE CHASE MANHATTAN BANK

Domestic and Offshore Lending Office:
The Chase Manhattan Bank
1 Chase Manhattan Plaza, 8th Floor
New York, New York 10017
Attention:  Vito Cipriano
Telephone:  (212) 552-7402
Facsimile:  (212) 552-5662

FLEET NATIONAL BANK

Domestic and Offshore Lending Office:
Fleet National Bank
1 Federal Street, MAOFDO4J
Boston, Massachusetts 02176
Attention:  Karen Tardif
Telephone:  (617) 346-4501
Facsimile:  (617) 346-4667

ABN AMRO BANK NV

Domestic and Offshore Lending Office:
ABN AMRO Bank NV
200 S. Biscayne Blvd., 22nd Floor
Miami, Florida 33131
Attention:  Rita Saco
Telephone:  (305) 416-7789
Facsimile:  (305) 577-0825

BANK OF MONTREAL

Domestic and Offshore Lending Office:
Bank of Montreal
115 South LaSalle Street
Chicago, Illinois 60603
Attention:  Farid Ali
Telephone:  (312) 750-3727
Facsimile:  (312) 750-6061

THE INDUSTRIAL BANK OF JAPAN, LIMITED

Domestic and Offshore Lending Office:
The Industrial Bank of Japan, Limited, Atlanta Agency
One Ninety One Peachtree Tower, Suite 3600
191 Peachtree Street N.E.
Atlanta, Georgia 30303-1757
Attention:  Tracy Tull
Telephone:  (404) 420-3326
Facsimile:  (404) 577-6818

MORGAN GUARANTY AND TRUST COMPANY

Domestic and Offshore Lending Office:
Morgan Guaranty Trust Company of New York
c/o J.P. Morgan Services, Inc.
500 Stanton Christiana Road
Post Office Box 6070
Newark, Delaware 19713-2107
Attention:  Maureen Ludlam
Telephone:  (302) 634-1868
Facsimile:  (302) 634-4061

THE SANWA BANK, LIMITED, ATLANTA AGENCY

Domestic and Offshore Lending Office:
The Sanwa Bank, Limited, Atlanta Agency
133 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention:  Renko Hara
Telephone: (212) 339-6390
Facsimile:  (212) 754-2368

THE SUMITOMO BANK, LIMITED

Domestic and Offshore Lending Office:
The Sumitomo Bank, Limited
133 Peachtree Street
Atlanta, Georgia 30303
Attention:  Tom Savini
Telephone:  (404) 526-8514
Facsimile:  (404) 521-1187

THE BANK OF NEW YORK

Domestic and Offshore Lending Office:
The Bank of New York
One Wall Street
New York, New York 10286
Attention:  David Siegel
Telephone:  (212) 635-1489
Facsimile:  (212) 635-6434

COMERICA BANK

Domestic and Offshore Lending Office:
Comerica Bank
500 Woodward Avenue
Detroit, Michigan 48275-3280
Attention:  Venus Moses
Telephone: (313) 222-3319
Facsimile:  (313) 222-3330

HIBERNIA NATIONAL BANK

Domestic and Offshore Lending Office:
Hibernia National Bank
313 Carondelet Street
New Orleans, Louisiana 70130
Attention:  Sharon Dennis
Telephone: (504) 533-3293
Facsimile:  (504) 533-5344

THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH

Domestic and Offshore Lending Office:
Bank of Tokyo-Mitsubishi Trust Company
1251 Avenue of the Americas, 12th Floor
New York, New York 10020-1104
Attention:  Rolando Uy, Operations Officer
Telephone:  (212) 766-3157
Facsimile:  (212) 766-3127